Exhibit 10.45

PURCHASE AND SALE AGREEMENT

by and among

AVAGO TECHNOLOGIES LIMITED,

AVAGO TECHNOLOGIES IMAGING HOLDING (LABUAN) CORPORATION,

OTHER SELLERS

and

MARVELL TECHNOLOGY GROUP LTD.

MARVELL INTERNATIONAL TECHNOLOGY LTD.

Dated as of February 17, 2006

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4.22	Restrictions on Business Activities	27
4.23	Insurance	28
4.24	Customer Relationship	28
4.25	Suppliers	28
4.26	Products	28
4.27	No Other Representations or Warranties	28

ARTICLE V REPRESENTATIONS OF PURCHASER		29
5.1	Corporate Existence	29
5.2	Corporate Authority	29
5.3	Governmental Approvals and Consents	30
5.4	Financial Capacity	31
5.5	Finders; Brokers	31
5.6	Purchase for Investment	31
5.7	No Other Representations or Warranties	31

ARTICLE VI AGREEMENTS OF PURCHASER AND SELLER		31
6.1	Operation of the Business	31
6.2	Investigation of Business; Confidentiality	34
6.3	Necessary Efforts; No Inconsistent Action	35
6.4	Public Disclosures	36
6.5	Access to Records and Personnel	37
6.6	Employee Relations and Benefits	39
6.7	Non-U.S. Employees	43
6.8	Other Arrangements	44
6.9	Non-Competition	44
6.10	Non-Solicitation	46
6.11	Intellectual Property License Agreement	47
6.12	[Reserved]	47
6.13	Insurance Matters	47
6.14	Tax Matters	47
6.15	Mail Handling	51
6.16	[Reserved]	52
6.17	Shared Contracts	52
6.18	Licenses	52
6.19	NDAs	52
6.20	Patents Licensed Non-exclusively to the Purchaser	52

ARTICLE VII CONDITIONS TO CLOSING		53
7.1	Conditions Precedent to Obligations of Purchaser, Seller and the Other Sellers	53
7.2	Conditions Precedent to Obligation of Seller and the Other Sellers	53
7.3	Conditions Precedent to Obligation of Purchaser	54

ARTICLE VIII CLOSING		55
8.1	Closing Date	55
8.2	Purchaser Obligations	55
8.3	Seller Parent, the Other Sellers and Seller Obligations	56

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ARTICLE IX INDEMNIFICATION		56
9.1	Indemnification	56
9.2	Certain Limitations	57
9.3	Procedures for Third-Party Claims and Excluded Liabilities	58
9.4	Certain Procedures	60
9.5	Remedies Exclusive	61

ARTICLE X TERMINATION		61
10.1	Termination Events	61
10.2	Effect of Termination	62

ARTICLE XI MISCELLANEOUS AGREEMENTS OF THE PARTIES		62
11.1	Dispute Resolution	62
11.2	Notices	63
11.3	Bulk Transfers	64
11.4	Severability	64
11.5	Purchaser Parent Guarantee	65
11.6	Further Assurances; Further Cooperation	65
11.7	Counterparts	65
11.8	Expenses	65
11.9	Assignment	66
11.10	Amendment; Waiver	66
11.11	Specific Performance	66
11.12	Third Parties	66
11.13	Governing Law	67
11.14	Consent to Jurisdiction; Waiver of Jury Trial	67
11.15	Disclosure Letter	67
11.16	Entire Agreement	67
11.17	Time is of the Essence	67
11.18	Section Headings; Table of Contents	68

EXHIBIT A	Bill of Sale
EXHIBIT B	Assignment and Assumption Agreement
EXHIBIT C	Local Asset Transfer Agreement
EXHIBIT D	Master Separation Agreement
EXHIBIT E	Intellectual Property License Agreement
EXHIBIT F	Excluded Assets
EXHIBIT G	Trademark License Agreement
EXHIBIT H	Purchased Assets
EXHIBIT I	Joinder

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is dated as of February 17, 2006 (the “Agreement”), by and among Avago Technologies Limited, a company organized under the laws of Singapore (“Seller Parent”), Avago Technologies Imaging Holding (Labuan) Corporation, a company organized under the laws of Labuan (“Seller”), each Subsidiary or Affiliate of Seller (including the IPL Owners) that is transferring assets and will execute a joinder to this Agreement prior to the Closing (collectively, the “Other Sellers”), Marvell Technology Group Ltd., a Bermuda corporation (“Purchaser Parent”), and Marvell International Technology Ltd., a Bermuda corporation (“Purchaser”) (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller Parent, Seller and the Other Sellers and certain direct and indirect Subsidiaries of Seller Parent are engaged in, among other things, the Business (as defined below);

WHEREAS, Purchaser is a wholly-owned subsidiary of Purchaser Parent;

WHEREAS, the Other Sellers desire to sell, transfer and assign, and Purchaser desires to purchase and assume, the Purchased Assets and Assumed Liabilities of the Business upon the terms and subject to the conditions specified in this Agreement;

WHEREAS, Seller Parent, through certain indirect wholly owned subsidiaries (the “IPL Owners”), owns all of the issued and outstanding capital stock (the “IPL Capital Stock”) of Avago Technologies India Private Limited, a company organized under the laws of India (“IPL”);

WHEREAS, Seller owns all of the issued and outstanding capital stock (the “IPC Capital Stock”) of Avago Technologies Imaging IP (Singapore) Pte. Ltd., a company organized under the laws of Singapore (“IPC”);

WHEREAS, Seller owns all of the issued and outstanding capital stock (the “U.S. R&D Capital Stock”, and together with the IPL Capital Stock and the IPC Capital Stock, the “Purchased Subsidiary Interests”) of Avago Technologies Imaging (U.S.A.) Inc., a Delaware corporation (“U.S. R&D”, and together with IPL and IPC, the “Purchased Seller Subsidiaries”); and

WHEREAS, Purchaser wishes to purchase from Seller Parent and Seller, and Seller Parent and Seller wish to sell, or cause to be sold, to Purchaser, the Purchased Subsidiary Interests upon the terms and subject to the conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1	Definitions.

Unless otherwise provided herein, capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Annex A.

1.2	Rules of Construction.

(a)        This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b)        The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The words “include”, “including”, or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

PURCHASE, SALE AND ASSUMPTION

2.1	Purchase and Sale of Purchased Assets and Purchased Subsidiary Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)        Seller Parent, Seller and the Other Sellers shall, and shall cause their Subsidiaries to, sell, assign, transfer, convey and deliver to Purchaser or, if instructed by Purchaser in writing prior to the Closing Date, to one of Purchaser’s Affiliates, and Purchaser shall, or shall cause one of its Affiliates to, purchase, acquire and accept from the Seller Parties, all of the Seller Parties’ respective right, title and interest in and to the Purchased Assets.

(b)        Seller shall, and Seller Parent shall cause the IPL Owners to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the IPL Owners, all right, title and interest to the Purchased Subsidiary Interests. Prior to the Closing, Seller Parent, Seller and the Other Sellers shall, and shall cause their Subsidiaries to, transfer to the Purchased Seller Subsidiaries, all of the Transferred Business Intellectual Property and the Transferred Business Intellectual Property Rights, including the right to pursue past damages based on third-party infringement of the Transferred Business Intellectual Property and the Transferred Business Intellectual Property Rights, and also including the goodwill of the Business appurtenant to trademarks included in the Transferred Business Intellectual Property, subject to the terms of any licenses granted to third parties existing as of the date of this Agreement or any licenses granted after the date hereof not in violation of this Agreement with respect to such Transferred Business Intellectual Property and Transferred Business Intellectual Property Rights, and subject to the rights granted to Seller in the Intellectual Property License Agreement. The Parties agree and acknowledge that none of the assets of the Purchased Seller Subsidiaries or the Purchased Assets shall include any accounts receivable of the Business.

2.2	Assumption by Purchaser of Certain Liabilities; Retention by the Other Sellers of Remaining Liabilities.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge when due any and all liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, claims, demands, judgments or settlements of any nature or kind, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, (collectively, “Liabilities”) of Seller Parent, Seller and the Other Sellers to the extent (but only to the extent) arising out of or relating to the Business, the Purchased Assets, the Transferred Business Intellectual Property or the Transferred Business Intellectual Property Rights, whether arising on, prior to or after the Closing Date, other than the Excluded Liabilities (the “Assumed Liabilities”). Without in any way limiting the generality of the foregoing, except to the extent any such Liability is an Excluded Liability, the Assumed Liabilities shall include the following:

(i)        all Liabilities of Seller Parent, Seller and the Other Sellers arising on, prior to or after the Closing Date under the Transferred Contracts;

(ii)        all Liabilities arising on, prior to or after the Closing Date for any infringement or alleged infringement to the extent (but only to the extent) relating to the Business of (A) the rights of any other Person relating to Technology or Intellectual Property Rights, or (B) any right of any other Person pursuant to any license, sublicense or agreement relating to Technology or Intellectual Property Rights;

(iii)       all Liabilities of Seller Parent, Seller and the Other Sellers and their Subsidiaries to the extent (but only to the extent) relating to the Printer Products sold by the Business at any time, including Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims arising on, prior to or after the Closing Date;

(iv)        except as provided in Section 2.2(b)(v) or as otherwise provided herein, all Liabilities of the Seller and the Other Sellers relating to any Transferred Employee;

(v)         all Business Environmental Liabilities;

(vi)        all Liabilities of Seller Parent, Seller and the Other Sellers relating to or arising under or in connection with Proceedings to the extent (but only to the extent) relating to the Business, the Purchased Assets or the other Assumed Liabilities, whether such Proceeding is brought prior to, on or after the Closing Date;

(vii)        all other Liabilities to the extent (but only to the extent) arising out of or relating to or incurred primarily in connection with the Business, including (A) the operation of the Business after the Closing Date, (B) the use of any of the Business Intellectual Property Rights by Purchaser or permissible licensees and (C) any condition arising on or prior to or after the Closing Date with respect to the Purchased Assets; and

(viii)        all current Liabilities of the Business set forth on Schedule 2.2(a)(viii).

(b)        Any other provision of this Agreement notwithstanding, Purchaser shall not be obligated to assume, pay, perform, discharge or be responsible for any of the following Liabilities of Seller Parent, Seller, Other Sellers or any of their Subsidiaries or Affiliates (collectively, the “Excluded Liabilities”):

(i)             any and all Liabilities in respect of accounts payable due to third parties incurred in connection with the operation of the Business prior to the Closing Date;

(ii)           any Liability to the extent arising out of or relating to the operation or conduct by Seller Parent, Seller, the Other Sellers or any of their Affiliates of any Retained Business or of any business other than the Business;

(iii)          subject to the provisions of Sections 2.4, 2.5 and 2.6 hereof, any Liability to the extent arising out of or relating to any Excluded Asset;

(iv)          any Liability in respect of Taxes that are to be borne by Seller Parent, Seller or any of their Subsidiaries pursuant to Section 6.14, and any Liability in respect of deferred Taxes (from an accounting perspective);

(v)           except as provided for in Section 6.6 or 6.7, all Liabilities to or in respect of any current or former employees of Seller Parent, Seller or any of their Subsidiaries other than Transferred Employees;

(vi)          except as provided for in Section 6.6 and 6.7, (A) all Liabilities under any Seller Plans, including any pension or retirement plan, severance plan, retention plan, workers compensation, medical, life insurance, disability or other welfare plan, expenses and benefits incurred or claimed in respect of any Transferred Employee or other current or former employee of Seller Parent, Seller or any of their Subsidiaries, and any claims by such Transferred Employees, their covered dependents, or any other current or former employees of Seller Parent, Seller or any of their Subsidiaries, for benefits or claims arising on or prior to the Closing Date and (B) all Liabilities under any Seller Plans arising out of or relating to any period prior to the Closing Date that would be required to be reflected on a balance sheet of the Business as of Closing prepared in accordance with GAAP, excluding accrued flexible time off (“FTO”) for Transferred Employees, which shall be an Assumed Liability;

(vii)        any costs or expense or any Liability of Seller Parent or any of its Affiliates, incurred before, on or after the Closing Date to the extent arising out of the Restructuring (other than Liabilities which would otherwise have been Assumed Liabilities in the absence of the Restructuring);

(viii)        any Indebtedness;

(ix)           any Liability arising out of any Environmental Claim other than the Business Environmental Liabilities;

(x)             Leases other than the Assigned Leases and the Sublease;

(xi)           any Liability to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission and any other fees and expenses payable by Seller Parent or any of its Subsidiaries pursuant to Section 11.8 with respect to the transactions contemplated by this Agreement;

(xii)          any Liability to Seller Parent, Seller, the Other Sellers or any of their Subsidiaries other than pursuant to this Agreement or the other Transaction Documents;

(xiii)         any Liability that would be required to be reflected as a current liability on a balance sheet of the Business as of the Closing prepared in accordance with GAAP other than those set forth in Schedule 2.2(a)(viii); and

(xiv)        except as provided in Sections 2.4, 2.5, 2.6, 6.6 or 6.7 any Liabilities with respect to Contracts other than Transferred Contracts.

2.3	Transfer of Purchased Assets; Assumed Liabilities and Purchased Subsidiary Interests.

(a)        The Purchased Assets and the Purchased Subsidiary Interests shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Assets and the Purchased Subsidiary Interests and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. In addition, Intellectual Property Rights under certain computer assisted design (CAD) tool software licenses (“CAD Licenses”) will be assigned or sublicensed to Purchaser to the extent provided in Section 6.18 hereof. Such transfer and assumption agreements shall be jointly prepared by the Parties and shall include: (i) a bill of sale in substantially the form attached hereto as Exhibit A (the “Bill of Sale”), (ii) an assignment and assumption agreement in substantially the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), (iii) local asset transfer agreements for each jurisdiction other than the United States in which Purchased Assets, Transferred Business Intellectual Property, Transferred Intellectual Property Rights or Assumed Liabilities are located in substantially the form attached hereto as Exhibit C with only such deviations therefrom as are required by local Law (the “Local Asset Transfer Agreements”), (iv) the stock certificates evidencing the Purchased Subsidiary Interests and (v) such other agreements as may reasonably be required to effect the purchase and assignment of the Purchased Assets, the Transferred Business Intellectual Property, the Transferred Business Intellectual Property Rights, Assumed Liabilities and the Purchased Subsidiary Interests (collectively, clauses (i)–(v), the “Ancillary Agreements”) and shall be executed no later than at or as of the Closing by the Seller Parties, as appropriate and Purchaser.

(b)        Notwithstanding the foregoing and unless otherwise stated in the Master Separation Agreement, promptly following the Closing Date, Purchaser will: (i) at Purchaser’s cost and expense, prepare such Purchased Assets located at any facilities currently occupied by the Other Sellers which are not to be purchased, assigned, subleased, transferred to or otherwise occupied by Purchaser pursuant to this Agreement or the Master Separation Agreement (each such facility, a “Seller Facility”) for relocation and relocate such Purchased Assets from the relevant Seller Facility; (ii) be responsible for all data transfer, delivery, transmission and reformatting costs and expenses related to the acquisition of assets to the extent provided in the Master Separation Agreement, and (iii) indemnify, defend and reimburse the respective Other Seller all Seller Losses arising out of any damage to any Seller Facility or any injury suffered by any Person arising out of or related to Purchaser’s removal, detachment, disconnection, or transportation of the Purchased Assets. Subject to the terms of this Section 2.3(b), each of Seller Parent, Seller and the Other Seller agrees to, and shall use commercially reasonable efforts (as defined for purposes of this Agreement in Schedule 2.3(b)) to cause Angel to, cooperate with Purchaser and provide Purchaser all assistance reasonably requested by Purchaser in connection with the planning and implementation of the transfer of Purchased Assets or any portion of any of them to such location as Purchaser shall designate. Purchased Assets shall be transported by or on behalf of Purchaser, and until all of the Purchased Assets are removed from a Seller Facility, Seller Parent, Seller or the Other Sellers, respectively, will and will use commercially reasonable efforts to cause Angel to, permit Purchaser and its authorized agents or representatives, upon prior notice, to have reasonable access to the Seller Facility to the extent necessary to disconnect, detach, remove, package and crate the Purchased Assets for transport. Purchaser shall be responsible for disconnecting and detaching all fixtures and equipment that are Purchased Assets from the floor, ceiling and walls of a Seller Facility so as to be freely removed from a Seller Facility by Purchaser. Purchaser shall be responsible for packaging and loading the Purchased Assets for transporting to and reinstalling the Purchased Assets at such location(s) as Purchaser shall determine. All risk of loss as to the Purchased Assets shall be borne by, and shall pass to, the Purchaser as of the Effective Time.

(c)        Notwithstanding the foregoing, but subject to the Intellectual Property License Agreement, the Other Sellers and Seller and its Subsidiaries shall have no obligation to prosecute any Patents or Trademarks included in the Transferred Business Intellectual Property after the Closing Date, even if such Patents or Trademarks are the subject of any pending litigation relating to such Patents or Trademarks, and their obligations with respect to transfer of all such Patents or Trademarks shall be limited to the delivery of complete files relating thereto upon the reasonable request of Purchaser from time to time and the delivery of Transferred Business Intellectual Property Rights Assignments pursuant to Section 2.3(a).

2.4	Approvals and Consents.

(a)        Notwithstanding anything to the contrary contained in this Agreement, and subject to the provisions of Sections 2.5 and 2.6, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Purchaser of any Purchased Asset would result in a violation of any applicable Law, or would require any Consent or waiver of any Governmental Authority or third party and such Consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable Law, any Contract or the rights of any third party; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account of such required authorization. Following the Closing, the Parties shall use commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such Consent or waiver; provided, further, however, that neither Party nor any of its Subsidiaries shall be required to pay any consideration therefor.

(b)        Once such Consent or waiver is obtained, Seller Parent, Seller and the Other Sellers shall, and shall cause their Subsidiaries to, or if applicable, use their commercially reasonable efforts to cause Angel to, sell, assign, transfer, convey and license such Purchased Asset and the Purchased Subsidiary Interests, as applicable, to Purchaser for no additional consideration. Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.14.

(c)        To the extent that any Purchased Asset cannot be provided to Purchaser following the Closing pursuant to this Section 2.4, Purchaser and Seller Parent, Seller or any Other Seller, as applicable, shall or shall cause its Subsidiaries to, or shall use commercially reasonable efforts to cause Angel to, use commercially reasonable efforts to, enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties the economic (taking into account Tax costs and benefits) and, to the extent permitted under applicable Law, operational equivalent of obtaining such Consent or waiver and the performance by Purchaser of its obligations thereunder. To the extent permitted under applicable Law, Seller Parent, Seller or any Other Seller, as applicable, shall, or shall cause its Subsidiaries to, or shall use commercially reasonable efforts to cause Angel to, hold in trust for and pay to Purchaser promptly upon receipt thereof, such Purchased Assets and all income, proceeds and other monies received by such party to the extent related to any such Purchased Asset in connection with the arrangements under this Section 2.4. Such party shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding the foregoing, such party shall have no obligation whatsoever to retain any portion of the Business, other than any individual asset or Contract (but only until such time as the transfer thereof may be effected in accordance with this Agreement), in order to obtain any such Consent or waiver referred to in this Section 2.4 or elsewhere in this Agreement. Nothing in this Section 2.4 applies (i) to any Consent or waiver required under any Antitrust Regulations, which Consents and waivers shall be governed by Section 6.3 or (ii) to Consents or releases with respect to the Assigned Real Property and the Subleased Real Property, such Consents and releases to be obtained pursuant to the provisions of Section 2.6.

2.5	Novation and Assignment.

(a)        Each Party shall, and shall cause their respective Subsidiaries to, and Seller Parent shall use commercially reasonable efforts to cause Angel to, use commercially reasonable efforts to obtain or to cause to be obtained any Consent, substitution, or amendment required to novate (including with respect to any federal governmental contract) or assign all rights and obligations under Transferred Contracts and other obligations or liabilities of any nature whatsoever that constitute the Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser will be solely responsible for such rights and Assumed Liabilities from and after the Closing Date, provided, however, that neither Party nor any of its Subsidiaries shall be obligated to pay any consideration therefor to any third party from whom such Consents, substitutions and amendments are requested.

(b)        If either Party or any of its Subsidiaries is unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, (i) Seller Parent, Seller or any Other Seller, as applicable, shall, or shall cause its Subsidiary to, or shall use reasonable commercial efforts to cause Angel to, continue to be bound by such Transferred Contracts and other obligations and, (ii) unless not permitted by the terms thereof or applicable Law, Purchaser shall, as agent or subcontractor for the Other Seller or Seller or Seller Parent or their Subsidiaries, as applicable, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities such Party thereunder from and after the Closing Date (except to the extent expressly otherwise provided herein or in the other Transaction Documents). Such Party shall, without further consideration, pay and remit, or cause to be paid or remitted, to Purchaser promptly all money, rights and other consideration received by it in respect of such performance. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Seller Parent, Seller or any Other Seller, as applicable, shall, or shall cause its Subsidiaries to thereafter assign, or cause to be assigned, all its rights, obligations and other liabilities thereunder to Purchaser without receipt of further consideration and Purchaser shall, without the payment of any further consideration, assume such rights and obligations. Notwithstanding the foregoing, the provisions of this Section 2.5 shall not apply to Consents or releases with respect to the Assigned Real Property and the Subleased Real Property, such Consents and releases to be obtained pursuant to the provisions of Section 2.6.

(c)        To the extent reasonably required in order to perfect Purchaser’s or its Affiliates’ chain of title to the Transferred Business Intellectual Property as recorded at the United States Patent and Trademark Office (USPTO), or a corresponding office in a foreign country, upon Purchaser’s reasonable request Seller Parent or Seller shall, and shall cause its applicable Affiliates to, use commercially reasonable efforts (but not including payment or the transfer of other consideration to any third party) to provide, obtain, or cause to be obtained, documents sufficient to evidence the chain of title conferring ownership of such Transferred Business Intellectual Property in Purchaser in a form suitable for recordation with the USPTO, or a corresponding office in a foreign country, and to provide said documents to the Purchaser for filing and recordation by it, or, in the sole discretion of the Seller, to record, or to cause to be recorded, said documents.

2.6	Consent to Real Property Assignments and Sublease.

(a)        Promptly following the execution of this Agreement, with respect to each Assigned Real Property and the Subleased Real Property, Seller shall use its commercially reasonable efforts to obtain the consent of the relevant Landlord to the assignment (whether by direct assignment or in connection with the sale to Purchaser or one of its Affiliates of the Purchased Subsidiary Interests) or sublease, as the case may be, of each Assigned Real Property and the Subleased Real Property on terms reasonably acceptable to Purchaser and Seller

(collectively, the “Landlord Consents”), but shall not be required to commence judicial proceedings for a declaration that any Landlord Consent has been unreasonably withheld or delayed, pay any consent fees or agree to any change in the Assigned Leases or the Corvallis Lease (other than those conditioned upon the consummation of the transactions contemplated hereby), or provide or maintain any security or guaranty to any Landlord following the Closing.

(b)        Purchaser shall cooperate with Seller in attempting to obtain the Landlord Consents, including without limitation: (i) providing financial statements and references as may be reasonably requested by any Landlord, (ii) agreeing to any amendments to the Assigned Leases or the Sublease as may be reasonably requested by the relevant Landlord; provided such amendments could not reasonably be expected to increase the liability of Purchaser as tenant or subtenant, as the case may be, or decrease the Purchaser’s rights as tenant or subtenant, as the case may be, thereunder, (iii) executing and delivering (and agreeing to execute and deliver) a guarantee by the ultimate parent of Purchaser (or other subsidiary of the ultimate parent) of the obligations under the relevant Assigned Lease or the Sublease, as the case may be, and (iv) with respect to the Subleased Real Property, entering into a direct lease of the Subleased Real Property with the Landlord, if reasonably requested by the Landlord, on terms that are not materially more adverse to Purchaser in comparison to those of the existing Lease or otherwise acceptable to Purchaser in its reasonable discretion.

(c)        Purchaser shall not communicate directly with any Landlord without the prior written consent of Seller, such consent not to be unreasonably withheld.

2.7	Missing Consents.

Not less than three (3) Business Days prior to the Closing, Seller shall deliver a supplement to the Disclosure Letter, which supplement shall identify the Consents with respect to the Transferred Material Contracts, the Assigned Real Property or the Subleased Real Property that to Seller’s knowledge have not been obtained and are subject to the provisions of Sections 2.4, 2.5 and 2.6 hereof; provided, that such supplement will have no effect on any representation or warranty or the exceptions thereto.

ARTICLE III

PURCHASE PRICE AND ADJUSTMENTS

3.1	Purchase Price.

The purchase price in respect of the purchase and sale transactions hereunder (the “Purchase Price”) shall be (a) the sum of (i) an amount in cash equal to Two Hundred Forty Million Dollars and no cents ($240,000,000), as adjusted pursuant to Section 3.2, plus (ii) any payments required to be made by Purchaser pursuant to Section 3.3, and (b) the assumption of the Assumed Liabilities, which comprises the aggregate of the respective purchase prices to be paid for the Purchased Subsidiary Interests, the Purchased Assets and the covenant not to compete contained in Section 6.9 in each respective jurisdiction as provided in the Allocation Schedule.

3.2	Closing Date Payment.

(a)        On the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, pay to Seller (for its own account and as agent for any Other Seller unless otherwise provided in any Local Asset Transfer Agreement) an amount equal to (i) Two Hundred Forty Million Dollars and no cents ($240,000,000), and (ii) plus or minus, as applicable, the difference between the Estimated Inventory (as defined in section 3.2(b)) at the opening of business on the Closing Date (without giving effect to the Closing) and the Base Inventory. Such amount provided for in the immediately preceding sentence shall be payable in United States dollars in immediately available federal funds to such bank account or accounts as shall be designated in writing by Seller no later than the second Business Day prior to the Closing, and furthermore, shall be inclusive of any amounts paid or to be paid under any Local Asset Transfer Agreements.

(b)        For purposes of this Agreement, “Estimated Inventory” shall be an amount based on Seller’s estimate of projected Final Inventory (as defined in Section 3.2(c)) as of the opening of business on the Closing Date (without giving any effect to the Closing or any step up or step down in value for financial reporting purposes as a result of the closing of the transactions contemplated by the Semiconductor Business Purchase Agreement) prepared on a basis consistent with past accounting practice of the Business as estimated in good faith by Seller and set forth in a certificate delivered by Seller to Purchaser, together with reasonable supporting documentation for the calculation thereof, not less than three (3) Business Days prior to the Closing Date, it being agreed that at the time of the delivery of such certificate and continuing thereafter Seller shall provide a reasonable opportunity for Purchaser to review such supporting documentation and discuss it in good faith with responsible representatives of Seller.

(c)        Purchaser and Seller agree that to the extent that the Final Inventory exceeds the Estimated Inventory, Purchaser shall pay to Seller (on behalf of itself and as agent for any Other Seller) such excess (the “Inventory Excess Amount”), and to the extent that the Final Inventory is less than the Estimated Inventory , Seller (on behalf of itself and as agent for any Other Seller) shall pay to Purchaser such shortfall (the “Inventory Deficiency Amount”), in each case pursuant to the terms of this Section 3.2. For purposes of this Agreement, “Final Inventory” shall mean Inventory as of the opening of business on the Closing Date (without giving any effect to the Closing or any step up or step down in value for financial reporting purposes as a result of the closing of the transactions contemplated by the Semiconductor Business Purchase Agreement) prepared on a basis consistent with past accounting practice of the Business as determined pursuant to this Section 3.2. As used herein, “Inventory” means all inventory of the Business as calculated and prepared in accordance with the past accounting practices of the Business.

(d)        As promptly as practicable following the Closing, but in no event later than 45 days following the Closing Date, Seller shall: (i) prepare and deliver to Purchaser (A) a calculation of Final Inventory (the “Final Closing Statement of Inventory”) and (B) a calculation of the Inventory Excess Amount or the Inventory Deficiency Amount, if any, and (ii) make available to Purchaser all relevant books and records relating to the Final Closing Statement of Inventory. Purchaser shall cooperate with Seller in the preparation of the Final Closing Statement of Inventory and the calculation of the Inventory Excess Amount or the Inventory Deficiency Amount, if any, as the case may be. Without limiting the generality of the foregoing, Purchaser shall provide Seller and its representatives with reasonable access, during normal business hours, to the facilities, personnel and accounting records of the Business acquired by Purchaser, to the extent reasonably necessary to permit Seller to prepare the Final Closing Statement of Inventory.

(e)        During the 30-day period following Purchaser’s receipt of the Final Closing Statement of Inventory (the “Inventory Review Period”), Purchaser and its representatives, including its independent auditors, shall be afforded the opportunity to review the Final Closing Statement of Inventory and related supporting documentation.

(f)        If Purchaser does not agree with the Final Closing Statement of Inventory, Purchaser shall deliver to Seller, prior to the expiration of the Inventory Review Period, a proposed adjustment notice (“Inventory Proposed Adjustment Notice”) which shall contain, in reasonable detail, the alleged error and support for such belief and the adjustment thereof. If the Inventory Proposed Adjustment Notice is not delivered to Seller prior to the expiration of the Inventory Review Period, the Final Closing Statement of Inventory shall become final, binding and conclusive on all Parties.

(g)        If an Inventory Proposed Adjustment Notice is delivered within the period set forth in Section 3.2(e), Purchaser and Seller shall negotiate in good faith to resolve such dispute for a 30-day period (the “Inventory Discussion Period”), commencing on the date Seller receives the Inventory Proposed Adjustment Notice, to resolve such dispute. If Purchaser and Seller cannot resolve such dispute within such 30-day period, Purchaser and Seller shall retain a mutually acceptable accounting firm to act as the arbitrator (the “Inventory Arbitrator”) of such dispute. The Parties shall retain the Inventory Arbitrator no later than five (5) Business Days following the expiration of the Inventory Discussion Period. In the event of a failure to retain the Inventory Arbitrator during such time period, either Party, acting individually, shall have the right to retain the Inventory Arbitrator on behalf of both Parties. Any arbitration shall be conducted in San Mateo County, California, and such proceedings shall be in English. The Inventory Arbitrator shall act promptly to resolve any dispute in accordance with the terms of this Agreement, it being understood that the sole issues for the Inventory Arbitrator shall be whether the Final Closing Inventory Statement is correct. The Inventory Arbitrator shall issue its written decision as promptly as practicable and in any event within 30 days after the appointment of such Inventory Arbitrator, which decision shall be final, binding and conclusive on both Purchaser and Seller. Purchaser and Seller shall cooperate with the Inventory Arbitrator in connection with this Section 3.2(g). Without limiting the generality of the foregoing, Purchaser and Seller shall each promptly provide, or cause to be provided, to the Inventory Arbitrator all information, and to make available at the arbitration proceeding all personnel, as are reasonably necessary to permit the Inventory Arbitrator to resolve any disputes pursuant to this Section 3.2(g). The expenses of the Inventory Arbitrator in resolving any disputes under this Section 3.2(g) shall be borne equally by Purchaser and Seller.

(h)        If the Final Closing Statement of Inventory, as may be adjusted pursuant to this Section 3.2(g), results in a Inventory Deficiency Amount, then Seller shall pay to an account designated by Purchaser in immediately available funds an amount equal to the Inventory Deficiency Amount. If the Final Closing Statement of Inventory, as may be adjusted pursuant to Section 3.2(g), results in an Inventory Excess Amount, then Purchaser shall pay to an account designated by Seller in immediately available funds an amount equal to the Inventory Excess

Amount. All payments under this Section 3.2(g) shall be made within five (5) Business Days of the Final Closing Statement of Inventory becoming final and binding in accordance with this Section 3.2(g). The payment of any amounts pursuant to this Section 3.2(g) shall not be subject to any set-offs, hold-backs, escrows or other reductions or restrictions.

3.3	Earnout Amount.

(a)        For purposes of this Agreement:

(i)        “Applicable Revenues” shall mean all revenues from end customer sales of products, licenses and services to The Hewlett-Packard Company (including sales to contract manufacturers in connection with the manufacture of products on behalf of The Hewlett-Packard Company) and its worldwide subsidiaries, determined pursuant to the principles and methodologies set forth on Schedule 3.3(a)(i), earned (x) from the Business by Seller Parent and its Subsidiaries prior to the Closing during FY2006 (excluding revenues from sales among Seller Parent and its consolidated subsidiaries), (y) by Purchaser Parent and its Subsidiaries from the Business from and after the Closing during FY2006 (excluding revenues from sales among Purchaser Parent and its consolidated subsidiaries), and (z) by Purchaser Parent and its Subsidiaries from the Business during FY2007 (excluding revenues from sales among Purchaser Parent and its consolidated subsidiaries); and

(ii)        “Seller Fiscal Years” shall mean (A) the fiscal year of Seller ending October 31, 2006 (“FY2006”); and (B) the fiscal year of Seller ending October 31, 2007 (“FY2007”).

(b)        Subject to Section 3.3(d) below, Purchaser shall pay to Seller, in cash by wire transfer to the account number referred to in Section 3.2(a): (i) an amount equal to the excess (if any) of: (y) the Applicable Revenues for FY2006; over (z) the FY2006 Target Amount set forth on Schedule 3.3(b)(i) (it being understood that the maximum aggregate amount payable to Seller by the Purchaser pursuant to this Section 3.3(b)(i) shall be equal to the Maximum FY2006 Payout set forth on Schedule 3.3(b)(i)); and (ii) an amount equal to the excess (if any) of: (y) the Applicable Revenues for FY2007; over (z) the FY2007 Target Amount set forth on Schedule 3.3(b)(ii) (it being understood that the maximum aggregate amount payable to Seller by the Purchaser pursuant to this Section 3.3(b)(ii) shall be Maximum FY2007 Payout set forth on Schedule 3.3(b)(ii)).

(c)        Purchaser shall use commercially reasonable efforts to operate the Business in the ordinary course of business. Notwithstanding anything to the contrary contained in this Agreement, in the event that prior to the last day of (A) FY2006, Purchaser directly or indirectly sells or transfers in one or more transactions 10% or more of the value of the Business, other than the sale of inventory or work in process in the ordinary course of business or transfers to consolidated subsidiaries of Purchaser Parent, then prior to or contemporaneously with the consummation of such sale Purchaser shall pay to Seller the sum of the Maximum FY2006 Payout and the Maximum FY2007 Payout in cash by wire transfer to the account number referred to in Section 3.2(a), or (B) FY2007, Purchaser directly or indirectly sells or transfers in one or more transactions 10% or more of the value of the Business, other than the sale of inventory or work in process in the ordinary course of business or transfers to consolidated subsidiaries of Purchaser Parent, then prior to or contemporaneously with the consummation of such sale Purchaser shall pay to Seller, in cash by wire transfer to the account number referred to in Section 3.2(a), an amount equal to the sum of: (i) the Maximum FY2007 Payout; plus (ii) the aggregate amounts, if any, owed and not yet paid under Section 3.3(b)(i).

(d)        Dispute Resolution.

    (i)        As promptly as practicable following the last day of each Seller Fiscal Year, but in no event later than 45 days following the last day of each Purchaser Fiscal year, Purchaser shall: (i) prepare and deliver to Seller a statement (the “Applicable Revenues Statement”) setting forth the Applicable Revenues for such Seller Fiscal Year through the last day of such Seller Fiscal Year (and its method of calculating such Applicable Revenues), and (ii) make available to Seller all relevant books and records relating to such Applicable Revenues Statement as well as the personnel of Purchaser involved in the preparation of the Applicable Revenues Statement. Seller shall cooperate with Purchaser in the preparation of the Applicable Revenues Statement and the calculation of Applicable Revenues earned by the Seller Parties prior to the Closing Date. Without limiting the generality of the foregoing, Seller shall provide Purchaser and its representatives with reasonable access, during normal business hours, to the personnel and accounting records of the Business, to the extent reasonably necessary to permit Purchaser to prepare the Applicable Revenues Statement.

    (ii)        During the 30-day period following Seller’s receipt of the Applicable Revenues Statement (the “Earnout Review Period”), Seller and its representatives, including its independent auditors, shall be afforded the opportunity to review such Applicable Revenues Statement and related supporting documentation and to discuss such materials with Purchaser and its representatives.

    (iii)        If Seller does not agree with the Applicable Revenues Statement for a given Seller Fiscal Year, Seller shall deliver to Purchaser, prior to the expiration of the applicable Earnout Review Period, a proposed adjustment notice (“Earnout Proposed Adjustment Notice”) which shall contain, in reasonable detail, the alleged error and support for such belief and the adjustment thereof. If an Earnout Proposed Adjustment Notice is not delivered to Seller prior to the expiration of applicable Earnout Review Period, the Applicable Revenues Statement for such Seller Fiscal Year shall become final, binding and conclusive on all Parties.

    (iv)        If an Earnout Proposed Adjustment Notice is delivered within the period set forth in Section 3.3(d)(ii), Purchaser and Seller shall negotiate in good faith to resolve such dispute for a 30-day period (the “Earnout Discussion Period”), commencing on the date Purchaser receives the Earnout Proposed Adjustment Notice, to resolve such dispute. If Purchaser and Seller cannot resolve such dispute within such 30-day period, Purchaser and Seller shall retain a mutually acceptable accounting firm to act as the arbitrator (the “Earnout Arbitrator”) of such dispute. The Parties shall retain the Earnout Arbitrator no later than five (5) Business Days following the expiration of the Earnout Discussion Period. In the event of a failure to retain the Earnout Arbitrator during such time period, either Party, acting individually, shall have the right to retain the Earnout Arbitrator on behalf of both Parties. Any arbitration shall be conducted in San Mateo County, California, and such proceedings shall be in English. The Earnout Arbitrator shall act promptly to resolve any dispute in accordance with the terms of this Agreement, it being understood that the sole issues for the Earnout Arbitrator shall be whether the Applicable Revenues Statement for the relevant Seller Fiscal Year is correct. The Earnout Arbitrator shall issue its written decision as promptly as practicable and in any event within 30 days after the appointment of such Earnout Arbitrator, which decision shall be final, binding and conclusive on both Purchaser and Seller. Purchaser and Seller shall cooperate with the Applicable Revenues Arbitrator in connection with this Section 3.3(d)(iv). Without limiting the generality of the foregoing, Purchaser and Seller shall each promptly provide, or cause to be provided, to the Earnout Arbitrator all information, and to make available at the arbitration proceeding all personnel, as are reasonably necessary to permit the Earnout Arbitrator to resolve any disputes pursuant to this 3.3(d)(iv). The expenses of the Earnout Arbitrator in resolving any disputes under this Section 3.3(d)(iv) shall be borne equally by Purchaser and Seller.

    (v)        Upon the final determination of the Applicable Revenues for a given Seller Fiscal Year in accordance with this Section 3.3(d), Purchaser shall make any payment required to be made for such Seller Fiscal Year pursuant to Section 3.3(b) no later than five Business Days after such final determination. The payment of any amounts pursuant to this Section 3.3 shall not be subject to any set-offs, hold-backs, escrows or other reductions or restrictions.

3.4	Allocation of Purchase Price.

(a)        Seller, the Other Sellers and Purchaser agree to allocate the Purchase Price (and all other capitalizable costs) among the Purchased Assets, the Purchased Subsidiary Interests, Transferred Business Intellectual Property (not held by the Purchased Seller Subsidiaries), the Transferred Business Intellectual Property Rights (not held by the Purchased Seller Subsidiaries) the covenant not to compete contained in Section 6.9, and the rights granted under the Intellectual Property License Agreement and the Trademark License Agreement for all purposes (including financial accounting and Tax purposes (except as otherwise required by generally accepted accounting principles)) in accordance with an allocation schedule (the “Allocation Schedule”) prepared jointly by Seller on behalf of itself and as agent to the Other Sellers and Purchaser. Seller and Purchaser agree to revise the Allocation Schedule to reflect any adjustment to the Purchase Price pursuant to Section 3.2(h) or Section 3.3. Seller and Purchaser agree to cooperate with each other in the preparation of, and to negotiate in good faith to resolve any dispute with respect to, the Allocation Schedule and revisions thereto; provided, however, that in the event that Seller and Purchaser cannot reach agreement with respect to the Allocation Schedule within thirty (30) days after the Closing Date (it being understood that the Parties will use commercially reasonable efforts to agree to reach agreement on the Allocation Schedule prior to the Closing Date) or any revisions to the Allocation Schedule as a result of an adjustment to the Purchase Price pursuant to Section 3.2(h) or Section 3.3 within 10 days after payment is made pursuant to such section, an internationally recognized accounting firm mutually agreed upon by Purchaser and Seller shall prepare the Allocation Schedule. If an accounting firm prepares the initial Allocation Schedule or the revised Allocation Schedule in accordance with the previous sentence, such schedule shall be prepared prior to the Closing Date, in the case of the initial Allocation Schedule, or within 30 days after payment is made pursuant to Section 3.2(h) or Section 3.3, in the case of the revised Allocation Schedule. The costs related to having the accounting firm prepare the Allocation Schedule shall be borne equally by Purchaser and Seller.

(b)        Purchaser, Seller Parent, Seller and the Other Sellers shall be bound by such Allocation Schedule and shall file all Tax Returns and reports with respect to the transactions contemplated by this Agreement (including, without limitation, all federal, state and local Tax Returns) on the basis of such allocation. In addition, Purchaser, Seller Parent, Seller and the Other Sellers shall act in accordance with the Allocation Schedule in the course of any Tax audit, Tax review or Tax litigation relating thereto, and take no position and cause their affiliates to take no position inconsistent with the Allocation Schedule for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE OTHER SELLERS

Seller Parent, Seller and the Other Sellers represent and warrant to Purchaser, subject to the principles, disclosures and exceptions set forth in the disclosure letter delivered by Seller Parent, Seller and the Other Sellers to Purchaser on the date hereof and attached hereto (the “Disclosure Letter”), as follows:

4.1	Corporate Existence.

Seller Parent, Seller and each of the Other Sellers is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller Parent, Seller and each Other Seller has the requisite corporate, partnership or similar power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to carry on the Business as the same is now being conducted.

4.2	Corporate Authority.

(a)        This Agreement, the Ancillary Agreements and the other agreements, instruments and documents to be executed and delivered in connection herewith, including the Master Separation Agreement, (collectively with this Agreement, the “Transaction Documents”) to which any Seller Party is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by such Seller Parties, as applicable, and will be duly authorized by each such Seller Party by all requisite corporate, partnership or other action prior to Closing and no other proceedings on the part of such Seller Party or their stockholders are (and no other proceedings on the part of any Purchased Seller Subsidiary or any of its equity holders will be) necessary for any Seller Party to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder. Each Seller Party that is a party to the Transaction Documents has, and each Seller Party will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Seller Parent, the Other Sellers and Seller, and the other Transaction Documents will be duly executed and delivered by the Seller Parties party thereto and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of the Seller Parties party thereto, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(b)        Except (i) for required filings under the HSR Act, and any other applicable Laws or regulations relating to antitrust or competition (collectively, “Antitrust Regulations”) and (ii) if determined to be necessary by Seller, the filing of this Agreement with the Securities and Exchange Commission (the “SEC”), the execution and delivery of this Agreement and the other Transaction Documents by the applicable Seller Parties, the performance by the applicable Seller Parties of their respective obligations hereunder and thereunder and the consummation by the Seller Parties of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the respective certificates of incorporation or by-laws or similar organizational documents of any Seller Party, (B) result in any material violation or material breach of, or constitute any material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or a loss of a material benefit under, require that any Consent be obtained or result in the creation of any Lien under, any material Contract, including material Transferred Contracts, to which any Seller Party is a party or to which any assets of any Seller Party is subject, or (C) materially violate, conflict with or result in any breach under any provision of any material Law applicable to any Seller Party or any of its respective properties or assets.

4.3	Capitalization.

(a)        All of the assets and liabilities related to the Business, including those acquired by Seller Parent and its Subsidiaries from Angel, are held by Seller Parent directly and/or by its direct and indirect Subsidiaries.

(b)        Section 4.3(b) of the Disclosure Letter sets forth with respect to each of the Purchased Seller Subsidiaries, its jurisdiction of organization, the amount of its authorized and outstanding equity interests and the record owners of such outstanding equity interests. Each of the Purchased Seller Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Purchased Seller Subsidiary has the requisite corporate or similar power and authority to carry on the Business as the same is now being conducted by such Purchased Seller Subsidiary. All the issued and outstanding equity interests of the Purchased Seller Subsidiaries, are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. There are no outstanding (i) securities convertible into or exchangeable for the equity interests of the Purchased Seller Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe for equity interests in the Purchased Seller Subsidiaries, or (iii) Contracts or understandings of any kind relating to the issuance, transfer, repurchase, redemption, reacquisition or voting of any equity interests in the Purchased Seller Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Purchased Seller Subsidiaries, is subject or bound.

(c)        Upon consummation of the Closing, Purchaser will own the Purchased Subsidiary Interests, in each case free and clear of any Liens, other than Liens created by Purchaser or its Affiliates.

(d)        No Purchased Seller Subsidiary has conducted any business following its formation, other than the Business. No Purchased Seller Subsidiary will at the Closing (i) have any Liabilities that do not constitute Assumed Liabilities or (ii) have any assets other than Purchased Assets, Transferred Business Intellectual Property or Transferred Business Intellectual Property Rights.

4.4	Governmental Approvals and Consents.

Except as set forth in Section 4.4 of the Disclosure Letter, no material Consent, order, or license from, material notice to or material registration, declaration or filing with, any United States, supranational or foreign, federal, state, provincial, municipal or local government, government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Authority”), is required on the part of any Seller Party in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than requirements under any Antitrust Regulations. Each of the Seller Parties is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.5	Title to Purchased Assets.

(a)        Seller or one or more of the Other Sellers has, or at the Closing will have, and Purchaser will at the Closing acquire, good and valid title to the Purchased Assets, free and clear of all Liens, except Permitted Liens and Liens arising out of any actions of Purchaser and its Subsidiaries.

(b)        The only real property interests to be transferred to Purchaser (whether by assignment of the relevant Lease, sublease or sale to Purchaser or one of its Affiliates of the Purchased Seller Subsidiary that possesses such real property interest) are as follows: (i) U.S. R&D’s leasehold estate in certain real property located at 6074 N. Discovery Way, Boise, ID 83713 pursuant to that certain Office Lease dated April 15, 2000 by and between Brighton Investments, LLC, as landlord, and Angel, as predecessor in interest to Seller, as tenant (the “Boise Lease”), (ii) IPL’s leasehold estate in certain real property located at 77A, IFFCO Road, Sector 18, Gurgaon, India pursuant to that certain Lease Deed dated December 16, 2005 by and between Mr. Raj Singh Yadov, as landlord, and Seller, as tenant (the “India Lease”), (iii) Seller Parent’s leasehold estate in certain real property located at No. 18, Jiafeng Road, Xin

Development Bank Building, Shanghai, People’s Republic of China pursuant to that certain Lease Contract dated November      , 2005 by and between Shanghai Waigoaqiao Free Trade Zone Xin Development Co., Ltd., as landlord, and Seller, as tenant (the “China Lease,” and collectively with the Boise Lease and the India Lease sometimes referred to herein as the “Assigned Leases”), and (iv) a subleasehold interest (the “Sublease”) in certain real property located at 4238 SW Research Way, Corvallis, OR 97333 pursuant to that certain Lease Agreement dated April 21, 2000 by and between Owyhee River LLC, as landlord, and Angel, as predecessor in interest to U.S. R&D, as tenant (the “Corvallis Lease”). A true and complete copy of each of the Assigned Leases and the Corvallis Lease has been delivered, or made available, to Purchaser or its counsel. For purposes of this Agreement, the premises subject to each of the Assigned Leases is herein referred to as the “Assigned Real Property,” and the premises subject to the Sublease is herein referred to as the “Subleased Real Property.” No Seller Party has received a written notice from the Landlord of any default (or condition or event which, after the notice or lapse of time or both, would constitute a default) under any such Lease relating to the Assigned Real Property or the Subleased Real Property.

(c)        The China Lease and the India Lease each are, and to Seller’s knowledge the Boise Lease and the Corvallis Lease each are, in full force and effect without modification or amendment from the form delivered, or made available, to Purchaser or its counsel and is valid, binding and enforceable in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Seller Parties party to each Assigned Lease and the Corvallis Lease have performed all material obligations required to be performed by them to date under such Leases, and are not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder and, to the knowledge of Seller, no other party to such Leases is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder. Except pursuant to documentation delivered, or made available, to Purchaser or its counsel, no Seller Party party to any Assigned Lease or the Corvallis Lease has assigned its interest under such Lease, or entered into any subleases for all or a part of the space demised thereby, to any third party.

(d)        The Assigned Real Property and the Subleased Real Property together with other arrangements between the Parties constitute all of the real property necessary to enable Purchaser to conduct the Business in all material respects.

4.6	Contracts.

(a)        Except as set forth on Section 4.6(a) of the Disclosure Letter, no Transferred Contract with respect to the Business in effect as of the date of this Agreement constitutes (any Contract specified in Section 4.6(a) of the Disclosure Letter is referred to as a “Transferred Material Contract”):

    (i)        any Contract to which Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries is a party limiting in any material respect the right of Seller Parent, the Other Sellers, Seller, the Purchased Seller Subsidiaries to engage in any material line of business or to compete with any Person, in each case which would apply to the activities of Purchaser after the Closing with respect to the Business;

    (ii)        a lease, sublease or similar Contract with any Person under which (A) Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Seller Parent, the Other Sellers, Seller, or Purchased Seller Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any machinery, equipment, vehicle or other tangible personal property owned or leased by Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries in any such case that has an aggregate future liability or receivable, as the case may be, in any fiscal year in excess of $1,000,000 and is not terminable by Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries by notice of not more than 60 days for a cost of less than $1,000,000;

    (iii)        (A) a continuing Contract for the future purchase by Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries of materials, supplies, equipment or services (other than purchase orders for inventory (i.e., raw materials, work in process and finished goods) in the ordinary course of business), (B) a management, consulting or other similar Contract for services to be provided to Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability in any fiscal year to any Person in excess of $1,000,000 and is not terminable by Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries by notice of not more than 60 days for a cost of less than $1,000,000;

    (iv)        a Contract (including any take-or-pay or keepwell agreement) under which (A) any Person has guaranteed indebtedness, liabilities or obligations of Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries or (B) Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries has guaranteed indebtedness, liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in each case in excess of $1,000,000 individually or $5,000,000 in the aggregate;

    (v)         a Contract under which Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit in the ordinary course of business and loans to employees in the ordinary course of business consistent with past practice not in excess of $100,000 per employee) in excess of $1,000,000 individually or $5,000,000 in the aggregate;

    (vi)         a Contract granting a Lien upon any property (tangible or intangible) used in connection with the Business or any other Purchased Asset which Lien secures an obligation in excess of $1,000,000, other than Permitted Liens;

    (vii)        a Contract with (A) any Seller Party or (B) any shareholder, officer, director, employee or Affiliate of any Seller Party;

    (viii)     a Contract providing for the services of any dealer, distributor, sales representative, franchise or similar representative that involved the payment or receipt in the fiscal year ended October 31, 2005 in excess of $1,000,000 by the Other Sellers, Seller or the Purchased Seller Subsidiaries, other than such contracts (including with original equipment manufacturers) entered into in the ordinary course of business; or

    (ix)        a Contract to which Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries is a party pertaining to the Business that is material to the Business and not made in the ordinary course of business.

(b)        All Transferred Material Contracts are valid, binding and in full force and effect with respect to Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries party thereto, and have not been amended or modified in any material respect except as set forth therein. Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries, as applicable, have made available to Purchaser or its counsel true and correct copies of all Transferred Material Contracts as in effect on the date hereof. Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries party thereto has performed all material obligations required to be performed by it under the Transferred Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder and, to the knowledge of Seller, no other party to any Transferred Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder.

(c)        Notwithstanding the foregoing, the provisions of this Section 4.6 shall not apply to Business Intellectual Property Rights (which are addressed in Section 4.8), Seller Plans (which are addressed in Section 4.11), and Non-U.S. Benefit Plans (which are addressed in Section 4.12).

4.7	Litigation.

None of Seller Parent, the Other Sellers, Seller, the Purchased Seller Subsidiaries or any Seller Party is subject to any order, judgment, stipulation, injunction, decree or agreement with any Governmental Authority, which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by the Transaction Documents or would reasonably be expected to have a Seller Material Adverse Effect. No Proceeding is pending or, to the knowledge of Seller, threatened against Seller Parent, the Other Sellers, Seller, the Purchased Seller Subsidiaries or any Seller Party which would reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby or by any of the other Transaction Documents. Except as set forth on Section 4.7 of the Disclosure Letter, there are no Proceedings pending or, to the knowledge of Seller, threatened against Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries or any of their Affiliates in respect of the Purchased Subsidiary Interests, the Business, the Purchased Assets, the Business Intellectual Property Rights or the Seller Plans, except for (a) any pending or threatened Proceeding that (i) seeks less than $500,000 in damages (excluding any class or similar representative actions or any instance in which a Proceeding involving the same or similar allegations represent aggregate damages in excess of such amount) and (ii) does not seek injunctive or other similar relief, or (b) Proceedings commenced following the date hereof which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

4.8	Business Intellectual Property Rights.

(a)        Section 4.8(a) of the Disclosure Letter sets forth a list of all material Business Intellectual Property Licenses entered into by any Seller Party or identified to Seller by Angel as of the date hereof. Seller and Purchaser shall reasonably cooperate to prepare a revised list of Business Intellectual Property Licenses prior to the Closing Date, with the intention that such list shall be as complete and accurate as is practicable under the circumstances. To the knowledge of Seller, (i) the Business Intellectual Property Licenses set forth in Section 4.8(a) of the Disclosure Letter are valid and in full force and effect and (ii) no Seller Party is in material default or material breach thereunder, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) or by the implied covenant of good faith and fair dealing.

(b)        Seller Parent, Seller or the Purchased Seller Subsidiaries owns the Transferred Business Intellectual Property free and clear of any Liens.

(c)        No Proceedings have been instituted, pending or threatened against any Seller Party or, to the knowledge of Seller, against Angel, which challenge the rights of any Seller Party with respect to use or ownership of the Transferred Business Technology, Transferred Business Intellectual Property or Transferred Business Intellectual Property Rights.

(d)        None of the Transferred Business Technology, Transferred Business Intellectual Property, or Transferred Business Intellectual Property Rights is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority affecting the rights of Seller Parent, any Seller Party or the Purchased Seller Subsidiaries with respect thereto.

(e)        To the knowledge of Seller, neither Seller nor any Seller Party, nor the use by Seller Parent, the Seller Parties and Angel of the Transferred Business Technology, Transferred Business Intellectual Property or Transferred Business Intellectual Property Rights, has not, in connection with the Business, infringed or violated in any material respects the valid Intellectual Property Rights of any third party, and no other term of this Agreement shall be interpreted to be inconsistent with the foregoing.

(f)        As of the date hereof, none of Seller Parent or the Seller Parties has received any notice of, and there is no pending litigation, to which Seller Parent, the Purchased Seller Subsidiaries, the Other Sellers, Seller or any Seller Party is a party, alleging (i) that Seller Parent’s, the Seller Parties’ or the Purchased Seller Subsidiaries’ use of the Transferred Business Technology, Transferred Business Intellectual Property or Transferred Business Intellectual Property Rights violates any valid Intellectual Property Right of any third party material to the Business, (ii) invalidity of the Transferred Business Intellectual Property, or (iii) ownership of the Transferred Business Intellectual Property or Transferred Business Intellectual Property Rights by a third party.

(g)        To the knowledge of Seller, there is no material unauthorized use, misappropriation or infringement of any material Transferred Business Intellectual Property by any third party, including by any employee or former employee of any Seller Party.

(h)        The Seller Parties and the Purchased Seller Subsidiaries have taken commercially reasonable steps to preserve the confidentiality of their Trade Secrets that relate to the Business. The Seller Parties or any of the Purchased Seller Subsidiaries are not under any obligation to disclose its material proprietary software of the Business in source code form, except to parties that have agreed to preserve the confidentiality of such source code. The Seller Parties have not intentionally incorporated any disabling device or mechanism in the Printer Products.

(i)          None of the Seller Parties or any of the Purchased Seller Subsidiaries has received any notice nor is there any pending litigation alleging that any Seller Party or any of the Purchased Seller Subsidiaries is obligated to indemnify a third party for alleged infringements or violations of Intellectual Property Rights of any other third party, except for any such infringements or violations which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

4.9	Finders; Brokers.

None of the Seller Parties has employed any finder or broker in connection with the Purchase who would have a valid claim for a fee or commission from Purchaser in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

4.10	Tax Matters.

(a)        Each Purchased Seller Subsidiary has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof, and each such Tax Return is complete and accurate in all material respects. Neither Purchased Seller Subsidiary is the beneficiary of any extension of time within which to file any material Tax Return.

(b)        (i) None of the Seller Parties is currently engaged or has been engaged during the three year period ending on the Closing Date, in any material disputes with any Governmental Authority with respect to Taxes attributable to the Purchased Assets or the Purchased Seller Subsidiaries, and (ii) no Governmental Authority has proposed to make or has made any material adjustment with respect to Taxes attributable to the Purchased Assets or the Purchased Seller Subsidiaries.

(c)        There is no material liability for any unpaid Taxes of the Purchased Seller Subsidiaries or in respect of the Purchased Assets.

(d)        None of the Purchased Assets or assets of the Purchased Seller Subsidiaries (i) is property that is required to be treated for Tax purposes as being owned by any other Person; (ii)

is “tax-exempt bond financed property” or “tax-exempt use property,” each within the meaning of Section 168 of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e)        After the Closing Date, neither Purchased Seller Subsidiary will be bound by any Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f)        Each of the Purchased Seller Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(g)        Neither Purchased Seller Subsidiary is or has, during any year for which the applicable statute of limitations with respect to the payment of federal income taxes has not yet expired, been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined consolidated or unitary state or local return.

(h)        After the Closing Date, neither Purchased Seller Subsidiary will have any actual or contingent Liability for Transfer Taxes arising out of or attributable to the acquisition of the Business by Seller Parent, Seller or the Other Sellers from Angel.

4.11	Employment and Benefits.

(a)        Section 4.11(a) of the Disclosure Letter sets forth a correct and complete list of each material Angel Plan and each material Seller Plan.

(b)        With respect to each material Angel Plan or material Seller Plan, Seller has provided or made available to Purchaser or its counsel (i) a current summary plan description with respect to any such plan subject to ERISA and (ii) a current summary description or plan document with respect to any such plans not subject to ERISA.

(c)        The Seller Plans are in compliance in all respects with all applicable requirements of ERISA, the Code, and other applicable Laws of the United States and have been administered in material accordance with their terms and such Laws, except where the failure to so comply has not had and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(d)        There are no pending or, to the knowledge of Seller, threatened claims or litigation with respect to any Seller Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(e)        None of Seller, any Subsidiary of Seller, or any ERISA Affiliate of Seller contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(f)        No unsatisfied liability or withdrawal liability under Title IV of ERISA has been or is expected to be incurred by Seller with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by either Seller or any of its Subsidiaries or any entity which is considered one employer with Seller under Section 414 of the Code (an “ERISA Affiliate”) that would reasonably be expected to have a Seller Material Adverse Effect.

(g)        The consummation of the transactions described in this Agreement, in and of themselves, will not (A) other than as provided in Section 6.6, accelerate the time of payment or vesting or trigger any payment or funding (through a trust or otherwise) of compensation or benefits under, or materially increase the amount payable or create any other material obligation pursuant to, any of the Seller Plans or (B) result in payments under any of the Seller Plans which would not be deductible under Section 280G of the Code.

(h)        Each individual falling within the definition of Business Employee performs all or substantially all of his or her services for Seller and its Subsidiaries for or on behalf of the Business.

4.12	Non-U.S. Benefit Plans.

This Section 4.12 shall apply to Non-U.S. Benefit Plans and Non-U.S. Angel Plans.

(a)        With respect to each material Non-U.S. Benefit Plan, Seller has provided or made available to Purchaser or its counsel a current summary description thereof. As soon as practicable following the date hereof, Seller will deliver to Purchaser copies of all documents governing the material Non-U.S. Benefit Plans with respect to which Purchaser shall incur or have a reasonable likelihood of incurring any Liability after the Closing and copies of all material documents governing the other Non-U.S. Benefit Plans with respect to which Purchaser shall incur or have a reasonable likelihood of incurring any Liability after the Closing, including any financing vehicles underlying the Non-U.S. Benefit Plans, and a list of each material insurance policy with respect to any of such Non-U.S. Benefit Plans with respect to which Purchaser shall incur or have a reasonable likelihood of incurring any Liability after the Closing.

(b)        Each of the Non-U.S. Benefit Plans has been maintained, operated and administered in material compliance with its terms and the provisions of applicable Law.

(c)        Each Non-U.S. Benefit Plan which must be registered or qualified in the country in which it is maintained has received or timely applied for such registration or qualification, and, to Seller’s knowledge, such Non-U.S. Benefit Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification, except where the failure to so comply has not had and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(d)        There are no pending or, to the knowledge of Seller, threatened claims, litigation or arbitration proceedings with respect to any Non-U.S. Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, that have not had and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

All contributions, premiums, expenses and other payments required to be made by Seller or its Affiliates in connection with the Non-U.S. Benefit Plans by the Closing Date have been made, except where the failure to make such payment would not reasonably be expected to have a Seller Material Adverse Effect.

(e)        The consummation of the transactions described in this Agreement, in and of themselves, will not, other than as provided by Law, accelerate the time of payment or vesting or trigger any payment or funding (through a trust or otherwise) of compensation or benefits under, or materially increase the amount payable or create any other material obligation pursuant to, any of the Non-U.S. Benefit Plans or any other of Seller’s employee benefit plans that provide benefits to the Non-U.S. Employees other than Retirement Benefits.

4.13	Compliance with Laws.

The Business is being and has been conducted by the Seller Parties and the Purchased Seller Subsidiaries in material compliance with the Laws applicable thereto. The Other Sellers, Seller and the Purchased Seller Subsidiaries each have all material permits, licenses, registrations, certificates, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, “Permits”) necessary to conduct the Business as presently conducted.

4.14	Labor Matters.

Except as set forth in Section 4.14 of the Disclosure Letter, as of the date of this Agreement, none of the Seller Parties or the Purchased Seller Subsidiaries is (a) a party to any collective bargaining agreement in respect of the Business in the United States, Singapore, Malaysia, India or China, (b) subject to a legal duty to bargain (exclusive of any notification and consultation obligations) with any trade union on behalf of the Business Employees in the United States, Singapore, Malaysia, India or China, or (c) to the knowledge of Seller, the object of any attempt to organize the Business Employees for collective bargaining purposes or presently operating under an expired collective bargaining agreement in the United States, Singapore, Malaysia, India or China. As of the current time and within the last 24 months, none of Seller Parent, Seller or any Other Seller in respect of the Business is not or has not been a party to or subject to any material strike, work stoppage, organizing attempt, picketing, boycott or similar activity.

4.15	Environmental Matters.

The Seller Parties, the Purchased Seller Subsidiaries and their Affiliates in respect of the Business, Assigned Real Property, the Purchased Assets and the Hazardous Materials Activities relating to the Assigned Real Property (a) are and have been in material compliance with all Environmental Laws, including the possession of, and the compliance with, all material Permits required under Environmental Laws; (b) to the knowledge of Seller, there has not been any Release of Hazardous Materials at or from the Assigned Real Property in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a material liability under any Environmental Laws; (c) none of the Seller Parent, Other Sellers, Seller and the Purchased Seller Subsidiaries has received any Environmental Claim relating to the Business or the Assigned Real Property, and to the knowledge of Seller Parent, the Other Sellers and Seller, there are no Environmental Claims threatened against the Business; (d) each of the Seller Parent, Other Sellers, Seller and the Purchased Seller Subsidiaries has, to its knowledge, delivered to Purchaser, or has otherwise made available to Purchaser or its counsel, true, complete and correct copies of all material environmental reports, studies, assessments, audits, sampling data, correspondence alleging any violation of Environmental Laws and other Environmental Claims in their possession relating to the Purchased Assets, the Assigned Real Property and the Business; and (e) no Person with an indemnity or contribution obligation to Seller Parent, the Other Sellers, Seller or the Purchased Seller Subsidiaries relating to compliance with or liability under Environmental Law is in material default with respect to any such material obligation relating to the Business or the Assigned Real Property.

4.16	Financial Information; Undisclosed Liabilities.

(a)        Section 4.16 of the Disclosure Letter contains a statement setting forth specified purchased net assets as of October 31, 2005 (the “Statement of Purchased Net Assets”) and a statement of operating revenues and expenses for the twelve-month period ended October 31, 2005 (the “Statement of Operating Revenue and Expenses” and, together with the Statement of Purchased Net Assets, the “Business Financial Statements”). Neither of the Business Financial Statements has been audited. The Business Financial Statements (i) have been prepared in accordance with the accounting principles and procedures set forth in the notes to the Business Financial Statements, (ii) are derived from the Audited Semiconductor Business Financial Statements, and (iii) fairly present in all material respects the Purchased Seller Subsidiaries, Purchased Assets and Assumed Liabilities as of the date of such Business Financial Statements and the results of operations of the Business for the period covered by the Business Financial Statements in accordance with the accounting principles and procedures set forth in the notes to the Business Financial Statements.

(b)        The Assumed Liabilities do not include any Liabilities of a nature required by GAAP to be reflected in a consolidated corporate balance sheet or the notes thereto, except Liabilities that (i) are reflected in the Statement of Purchased Net Assets or the Statement of Operating Revenues and Expenses, (ii) were incurred in the ordinary course of business since October 31, 2005, or (iii) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.17	Equity Interests.

The Purchased Assets do not include, and the Purchased Seller Subsidiaries do not own, any capital stock or other equity interests or convertible notes in any corporation, partnership or other entity.

4.18	Absence of Changes.

Except as otherwise disclosed in this Agreement or the exhibits or schedules hereto, since October 31, 2005, Seller, the Other Sellers and the Purchased Seller Subsidiaries have conducted the Business in all material respects in the ordinary course of business, and other than in the ordinary course of business have not: (a) sold, assigned, pledged, hypothecated or otherwise transferred any of the Purchased Assets, other than such sales, assignments, pledges, hypothecations or other transfers in the ordinary course of business; (b) suffered any material damage, destruction or other casualty loss (not covered by insurance) on or prior to the date of this Agreement; (c) increased the compensation payable or to become payable by the Other Sellers, the Purchased Seller Subsidiaries and Seller to any Business Employee, (d) increased the level of benefits under any employee benefit plan, payment or arrangement for any Business Employee; (e) cancelled, compromised, released or assigned any material indebtedness owed to the Business or any material claims held by the Business, (f) sold, transferred, licensed or otherwise conveyed or disposed of any Purchased Seller Subsidiary, (g) changed any method of accounting or accounting practice with respect to the Business except for any such change after the date hereof required by reason of a concurrent change in GAAP, (h) granted any allowances or discounts outside the ordinary course of business or sold inventory materially in excess of reasonably anticipated consumption for the near term outside the ordinary course of business, or (i) entered into an agreement to do any of the foregoing. Since October 31, 2005 through the date hereof, the Business has not suffered any Material Adverse Effect.

4.19	Related Party Transactions.

Section 4.19 of the Disclosure Letter lists all material agreements, contracts, or other arrangements between the Business and any of the Seller Parties or any other subsidiary of Seller Parent.

4.20	Sufficiency of Assets.

The transfer of the Purchased Assets and the Purchased Subsidiary Interests together with the Licensed Business Intellectual Property Rights, Licensed Business Technology, the Transferred Business Intellectual Property, the Transferred Intellectual Property Rights, the Assigned Real Property and the Subleased Real Property and the other rights, licenses, services and benefits to be provided pursuant to this Agreement and the other Transaction Documents, constitute all of the assets, properties and rights owned, leased or licensed by the Other Sellers and Seller necessary to conduct the Business in all material respects as currently conducted other than (A) the Excluded Assets described in Exhibit F, (B) any Contracts or other assets or rights that pursuant to Section 2.4, 2.5 or 2.6 are not transferred to Purchaser, (C) the assets, properties and rights used to perform the services that are the subject of the Master Separation Agreement and (D) as provided in Section 4.20 of the Disclosure Letter.

4.21	Location of Assets.

Section 4.21(a) of the Disclosure Letter lists all of the material tangible assets in the possession of the Seller Parties that are included in the Purchased Assets or are in the possession of the Purchased Seller Subsidiaries. Prior to the Closing, the Seller Parties will deliver a list of the locations of the Purchased Assets in the possession of the Seller Parties and the locations of any material tangible assets in the possession of any third party that are included in the Purchased Assets or are owned by the Purchased Seller Subsidiaries.

4.22	Restrictions on Business Activities.

There is no Contract to which the Purchased Seller Subsidiaries or the Seller Parties or any of their Subsidiaries is a party or is otherwise subject limiting in any material respect the right of the Purchased Seller Subsidiaries or the Seller Parties or any of their Subsidiaries to engage in any line of business or to compete with any Person, in each case which would apply to the activities of Purchaser after the Closing with respect to the Business.

4.23	Insurance.

Section 4.23 of the Disclosure Letter lists all insurance policies of the Seller Parties covering the Business as of the date hereof. All such policies are in full force and effect and Seller as of the date hereof, being provided insurance benefits thereunder, has complied in all material respects with the provisions of such policies and as of the date hereof no Seller Party has received any written notice from any of its insurance brokers or carriers for such policies that such broker or carrier will not be willing or able to renew its existing coverage.

4.24	Customer Relationship.

As of the date hereof, none of Seller Parent, Seller or any of their Subsidiaries has received written notification that The Hewlett-Packard Company intends to terminate or materially adversely change its relationship with the Business.

4.25	Suppliers.

Section 4.25 of the Disclosure Letter sets forth the ten (10) largest suppliers of goods and services to the Business for the fiscal year ended October 31, 2005. As of the date hereof, none of Seller Parent, Seller or any of their Subsidiaries has received written notification that any such supplier intends to terminate or materially adversely change its relationship with the Business.

4.26	Products.

The Printer Products constitute all of the products currently manufactured, sold or being developed by the Business and such changes in products as have occurred in the ordinary course of business after December 31, 2004.

4.27	No Other Representations or Warranties.

Except for the representations and warranties contained in this Article IV or in the other Transaction Documents (or any certificates delivered by Seller Parent, Seller or any of the Other Sellers to Purchaser at the Closing), Purchaser acknowledges and agrees that none of the Other Sellers, Seller, any Subsidiaries or Affiliates of the Other Sellers or Seller nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Purchased Subsidiary Interests, the Business, the Purchased Assets, Purchased Seller Subsidiaries, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement, including as to (a) the physical condition or usefulness for a particular purpose of the real or tangible personal property included in the Purchased Assets, (b) the use of the Purchased Assets and Purchased Seller Subsidiaries, and the operation of the Business by Purchaser after the Closing in any manner other than as used and operated by the Other Sellers, Seller or the Purchased Seller Subsidiaries, or (c) the probable success or profitability of the ownership, use or operation of the Business by Purchaser after the Closing. Except for the representations and warranties contained in this Article IV or in the other Transaction Documents, all Purchased Assets are conveyed on an “AS IS” and “WHERE IS” basis. Except for the representations and warranties contained in this Article IV or in the other Transaction Documents (or any certificates delivered by Seller Parent, Seller or any of the Other Sellers to Purchaser at the Closing), and the indemnification obligations set forth in Article IX hereof, the Other Sellers, Seller or any other Person will not have or be subject to any liability or indemnification obligation to Purchaser or any other Person for any information provided to the Purchaser or its representatives relating to the Business or otherwise in expectation of the transactions contemplated by this Agreement and any information, document, or material made available to Purchaser or its counsel or other representatives in Purchaser’s due diligence review, including in certain “data rooms” (electronic or otherwise) or management presentations. The representations, warranties, covenants and obligations of Purchaser, and the rights and remedies that may be exercised by Purchaser shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Purchaser or any of its representatives.

ARTICLE V

REPRESENTATIONS OF PURCHASER

Purchaser Parent and Parent represent and warrant to Seller Parent, the Other Sellers and Seller, subject to the disclosures and exceptions set forth in the disclosure letter delivered by Purchaser to the Seller Parent, Other Sellers and Seller on the date hereof and attached hereto (the “Purchaser Disclosure Letter”), as follows:

5.1	Corporate Existence.

Each of Purchaser Parent and Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Parent and Purchaser has the requisite corporate power and authority to own, lease and operate the Purchased Assets and the Business Intellectual Property Rights and to assume the Assumed Liabilities, and to carry on the Business in substantially the same manner as the same is now being conducted by the Other Sellers, Seller and the Purchased Seller Subsidiaries.

5.2	Corporate Authority.

(a)        This Agreement, the Ancillary Agreements and the other Transaction Documents to which Purchaser Parent and/or Purchaser are parties, and the consummation of the transactions contemplated hereby and thereby involving Purchaser Parent or Purchaser have been duly authorized by Purchaser Parent or Purchaser, as applicable, by all requisite corporate, partnership or other action. Each of Purchaser Parent and Purchaser has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by each of Purchaser Parent and Purchaser, and the other Transaction Documents will be duly executed and delivered by Purchaser Parent or Purchaser, as applicable. This Agreement constitutes, and the other

Transaction Documents when so executed and delivered will constitute, valid and legally binding obligations of Purchaser Parent and Purchaser, enforceable against each of them in accordance with their terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and the implied covenant of good faith and fair dealing.

(b)        Except for the required filings under the applicable Antitrust Regulations, the execution and delivery of this Agreement and the other Transaction Documents by Purchaser Parent and Purchaser, the performance by each of Purchaser Parent and Purchaser of their respective obligations hereunder and thereunder and the consummation by Purchaser Parent and Purchaser of the transactions contemplated hereby and thereby, do not and will not (A) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Purchaser Parent or Purchaser, (B) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Purchaser Parent or Purchaser is subject or is a party, or (C) violate, conflict with or result in any breach under any provision of any Law applicable to Purchaser Parent or Purchaser or any of its properties or assets, except, in the case of clauses (B) and (C), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.3	Governmental Approvals and Consents.

Purchaser Parent or Purchaser is not subject to any order, judgment, decree, stipulation, injunction or agreement with any Governmental Authority which would prevent or materially interfere with or delay the consummation of this Agreement or would be reasonably likely to have a Purchaser Material Adverse Effect. No claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding is pending or, to the knowledge of Purchaser Parent or Purchaser, threatened against Purchaser Parent or Purchaser which would prevent or materially interfere with or delay the consummation of this Agreement. Except for any requirements under any Antitrust Regulations, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Purchaser Parent or Purchaser in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have a Purchaser Material Adverse Effect. To the knowledge of Purchaser Parent and Purchaser, there are no filings of the nature contemplated by Section 4.2(b) required to be made by Purchaser Parent or Purchaser in connection with this Agreement or the other transactions contemplated hereby on account of the business or operations of Purchaser Parent or Purchaser, other than the filings expressly contemplated by Section 4.2 read together with the Disclosure Letter and, if determined to be necessary by Purchaser, applicable filings with the SEC.

5.4	Financial Capacity.

Purchaser has possession of sufficient funds to consummate the transactions contemplated by this Agreement and each Ancillary Agreement.

5.5	Finders; Brokers.

With the exception of fees and expenses payable to Credit Suisse Securities (USA) LLC, for which Purchaser shall be solely responsible, none of Purchaser nor any of its Affiliates has employed any finder or broker in connection with this Agreement who would have a valid claim for a fee or commission from any Other Seller, Seller or an of their respective Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

5.6	Purchase for Investment.

With respect to the Purchased Subsidiary Interests, Purchaser Parent and Purchaser are aware that such Purchased Subsidiary Interests were not registered under the Securities Act, or any other applicable securities Laws, and were issued pursuant to exemptions therefrom. Purchaser is purchasing the Purchased Subsidiary Interests solely for investment, with no present intention to distribute any such Purchased Subsidiary Interests to any Person, and Purchaser will not sell or otherwise dispose of such Purchased Subsidiary Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws.

5.7	No Other Representations or Warranties.

Except for the representations and warranties contained in this Article V, none of Purchaser Parent, Purchaser or any other Person makes any other express or implied representation or warranty on behalf of Purchaser Parent or Purchaser.

ARTICLE VI

AGREEMENTS OF PURCHASER AND SELLER

6.1	Operation of the Business.

Except as otherwise contemplated by this Agreement or as disclosed in Section 6.1 of the Disclosure Letter, Seller Parent, each Other Seller and Seller covenants that, in respect of the Business (it being understood that nothing in this Section 6.1 shall in any way limit Seller Parent, any Other Seller or Seller or any of their Subsidiaries’ operation of the Retained Business), from the date of this Agreement until the Closing they will, and will cause their Affiliates to, use commercially reasonable efforts to maintain and preserve intact the Business in all material respects and to maintain in all material respects the ordinary and customary relationships of the Business with their suppliers, customers and others having business relationships with them with a view toward preserving for Purchaser after the Closing Date the Business, the Purchased Assets, Transferred Business Intellectual Property, Transferred Business Intellectual Property

Rights, the Purchased Seller Subsidiaries and the goodwill associated therewith. Except as otherwise provided in this Agreement or as disclosed in Section 6.1 of the Disclosure Letter, from the date of this Agreement until the Closing, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), Seller Parent, each Other Seller and Seller shall, and shall cause their Subsidiaries in respect of the Business to, continue to operate and conduct the Business in the ordinary course of business consistent with past practice. Except as otherwise contemplated by this Agreement or as disclosed in Section 6.1 of the Disclosure Letter, without limiting the generality of the foregoing, each Seller Parent, each Other Seller and Seller, from the date of this Agreement until the Closing, shall not and shall cause their Affiliates not to, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), take any of the following actions with respect to the Purchased Assets, Transferred Business Intellectual Property, Transferred Business Intellectual Property Rights, the Purchased Seller Subsidiaries or the Business:

(a)        transfer, sell, lease, license or otherwise convey or dispose of, or subject to any Lien (other than Permitted Liens) on, any of the Purchased Assets, Transferred Business Intellectual Property, Transferred Business Intellectual Property Rights, or any assets of the Purchased Seller Subsidiaries, the Assigned Real Property or the Subleased Real Property, other than (i) sales of inventory in the ordinary course of business, (ii) other transfers, leases, licenses and dispositions made in the ordinary course of business, or (iii) Permitted Liens or in the case of the Assigned Real Property or the Subleased Real Property, leases or licenses which will not interfere with the performance of Seller Parent and its Subsidiaries of their obligations to Purchaser with respect thereto under the Transaction Documents;

(b)        issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, the capital stock of any Purchased Seller Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities to any Person other than Seller;

(c)        grant any increase in the compensation or benefits arrangements of a Business Employee or under any Seller Plan, except for increases in the compensation or benefits of such employees: (A) in the ordinary course of business consistent with past practices (excluding severance or bonuses, in either case payable by any Other Seller or Seller upon consummation of the transactions contemplated by this Agreement, for Business Employees covered by parts (i) and (iii), but not part (ii) of such definition), (B) as a result of collective bargaining or other agreements with such employees as in effect on the date hereof, or (C) as required by applicable Law from time to time in effect or by any employee benefit plan, program or arrangement sponsored by Seller Parent, any Other Seller or Seller or one of their Subsidiaries as in effect on the date hereof or hire new Business Employees other than in the ordinary course of business;

(d)        cancel, compromise, release or assign any Indebtedness owed to the Business or any claims held by the Business, other than in the ordinary course of business consistent with past practice and in any event not in excess of $250,000;

(e)        enter into, terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) in any material respect the terms of any Transferred Material Contract or the Assigned Real Property or the Subleased Real Property other than in the ordinary course of business consistent with past practice;

(f)        enter into any Contract containing a covenant not to compete or any other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Business or amend or extend in a manner adverse to the Business any such covenant in any existing Contract of the Business;

(g)        acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than Inventory) that are material, individually or in the aggregate, to the Business;

(h)        institute, settle or agree to settle any Proceeding relating to or affecting the Business or the Purchased Assets before any court of other Governmental Authority (other than settlements of Proceedings (1) not involving Intellectual Property matters, (2) involving solely the payment of money damages and (3) not involving an admission of liability) or (ii) waive or surrender any rights related to any pending or threatened litigation to the extent relating to or affecting the Business or the Purchased Assets;

(i)        sell, transfer, license or otherwise convey or dispose of, or incur or suffer the imposition of any Lien (other than Permitted Liens) on, any Purchased Seller Subsidiary Interests, Purchased Assets, Transferred Business Intellectual Property or Transferred Business Intellectual Property Rights, other than non-exclusive licenses in connection with sales or licenses of products in the ordinary course of business consistent with past practice;

(j)        enter into any material financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse to Purchaser or any of its Subsidiaries which would constitute an Assumed Liability;

(k)        grant any allowances or discounts outside the ordinary course of business or sell inventory materially in excess of reasonably anticipated consumption for the near term outside the ordinary course of business; or

(l)        agree or commit to do any of the foregoing.

Not less than five (5) Business Days prior to the Closing, Seller shall deliver to Purchaser a supplement to Section 4.6 of the Disclosure Letter, which shall identify those Contracts with respect the Business entered into by the Seller Parties or their Subsidiaries after the date of this Agreement not in violation of the terms hereof which would have constituted “Transferred Material Contracts” if such Contracts had been in effect as of the date hereof, and such Contracts identified on such supplement to Section 4.6 of the Disclosure Letter shall be deemed “Transferred Material Contracts” for all purposes hereof so long as such Contracts were entered into in accordance with the terms hereof.

6.2	Investigation of Business; Confidentiality.

(a)        From the date of this Agreement until the Closing, Seller Parent, the Other Sellers and Seller shall, and shall cause their Affiliates to, permit Purchaser and its authorized agents or representatives and financing sources to have reasonable access to the properties, books, records, Contracts and such financial (including working papers) and operating data of the Business and the Business Employees as Purchaser may reasonably request, at reasonable hours to review information and documentation and ask questions relative to the properties, books, contracts, commitments and other records of the Business and to conduct any other reasonable investigations; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller Parent, the Other Sellers and Seller, shall comply with the reasonable security and insurance requirements of Seller Parent, the Other Sellers and Seller and shall be at Purchaser’s sole risk and expense. Notwithstanding the foregoing, Seller Parent, the Other Sellers and Seller shall have no obligation to disclose any information the disclosure of which is subject to a confidentiality obligation in favor of any third party; provided that Seller Parent, the Other Sellers and Seller shall use their reasonable commercial efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access to such information without violating such obligations. All requests for access to the offices, properties, books and records of the Business shall be made to such representatives of Seller Parent, the Other Sellers and Seller as such party shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Purchaser nor any of its Affiliates, agents or representatives shall contact any of the employees, customers (including dealers and distributors), suppliers, joint venture partners or other Subsidiaries or Affiliates of Seller Parent, the Other Sellers or Seller in connection with the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such representatives of Seller Parent, the Other Sellers or Seller, which shall not be unreasonably withheld. Notwithstanding the foregoing, none of Seller Parent, the Other Sellers or Seller shall be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of Seller Parent, the Other Sellers and Seller or contravene any Law or binding agreement entered into prior to the date of this Agreement. The relevant parties shall make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)        The Parties expressly acknowledge and agree that this Agreement and its terms and all information, whether written or oral, furnished by either Party to the other Party or any Affiliate of such other Party in connection with the negotiation of this Agreement or pursuant to Section 6.5 (“Confidential Information”) shall be treated as “confidential information” under that certain Confidential Disclosure Agreement, as amended, between the Parties.

(c)        Upon reasonable request and during normal business hours, Purchaser Parent, Purchaser, Seller Parent, Seller and Other Sellers shall cooperate with each other, and shall cause their respective representatives and Subsidiaries to cooperate with each other, after the Closing to ensure the orderly transition of the Business from Seller Parent, Seller and Other Sellers to Purchaser and its Affiliates and to minimize any disruption to the Business and the other respective businesses of Seller Parent and its Affiliates and Purchaser and its Affiliates that might result from the transactions contemplated hereby.

6.3	Necessary Efforts; No Inconsistent Action.

(a)        Subject to Section 6.3(b) and the other terms and conditions of this Agreement, Seller Parent, the Other Sellers, Seller and Purchaser agree, and each of Seller Parent, the Other Sellers and Seller agree to cause their Subsidiaries, to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by the Transaction Documents and to use its reasonable commercial efforts to cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in Article VII to be satisfied, including all actions necessary to obtain (i) all licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders (each a “Consent”) of any Governmental Authority required for the satisfaction of the conditions set forth in Section 7.1(b), and (ii) all other Consents (it being understood that the failure to obtain any such Consents contemplated by this clause (ii) shall not, by itself, cause the condition set forth in Section 7.3(a) to be deemed not to be satisfied and it being further understood that neither Party nor any of their respective Subsidiaries shall be required to expend any money other than for filing fees or expenses or de minimus costs or expenses or agree to any restrictions in order to obtain any Consents) necessary in connection with the consummation of the transactions contemplated by the Transaction Documents; provided, however, that in no event shall Seller or any of its Subsidiaries be required or expected to retain any of the Purchased Assets or any assets of the Purchased Seller Subsidiaries (including assets that would be Purchased Assets but for the inability to obtain a Consent). Each of Seller and Purchaser agree that each Party will be given prior notice of and a reasonable opportunity to consult with the other Party regarding contacts with Governmental Authorities regarding Antitrust Regulations or related matters. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.

(b)        In connection with the efforts referenced in Section 6.3(a), Purchaser and the Seller Parties shall timely and promptly make all filings which may be required for the satisfaction of the condition set forth in Section 7.1(b) by each of them in connection with the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of Seller and Purchaser shall file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other similar filings under Antitrust Regulations in the United States, any state thereof, any foreign country or the European Union as promptly as practicable following the date of this Agreement and in any event no later than (i) fifteen (15) Business Days following the date of this Agreement, in the case of Notification and Report Forms under the HSR Act, and (ii) the time prescribed by applicable law in the case of requirements under other applicable Antitrust Regulations to the extent a time is prescribed and, if no time is prescribed, as promptly as reasonably practicable. In addition, Purchaser, Seller Parent and Seller agree, and each of Seller Parent and Seller shall cause its Subsidiaries, to cooperate and to use their reasonable best commercial efforts and take all actions necessary to: obtain any Consents from Governmental Authorities required for the Closing contemplated by Section 6.3(a)(i) above (including through compliance with the HSR Act and any applicable foreign governmental reports, applications or notifications required by the Antitrust Regulations), to respond as promptly as practicable to any requests for information from any Governmental Authority, and to avoid and/or overcome any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits, or could restrict, prevent or prohibit, the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall Seller or any of its Subsidiaries be required or expected to retain any of the Purchased Assets or any assets of the Purchased Seller Subsidiaries (including assets that would be Purchased Assets but for the inability to obtain a Consent) in order to comply with its obligations in respect of the foregoing; and provided, further, that in no event shall Purchaser or any of its Subsidiaries be required to take any actions which would, individually or in the aggregate, have a material adverse effect on the Business following the Closing in order to comply with its obligations in respect of the foregoing. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority. Except as prohibited or restricted by Law or any Antitrust Regulations, each Party or its attorneys shall provide the other Party or its attorneys the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. Without in any way limiting the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other Antitrust Regulation.

(c)        Each of Purchaser, Seller Parent and Seller shall notify and keep the other advised as to (i) any material communication from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) or any other Governmental Authority regarding any of the transactions contemplated hereby, (ii) any litigation or administrative proceeding pending and known to such Party, or to its knowledge threatened, which challenges, or would challenge, the transactions contemplated hereby and (iii) any event or circumstance which, to its knowledge, would constitute a breach of its respective representations and warranties in this Agreement or, with respect to Seller Parent, in the Semiconductor Business Purchase Agreement; provided, however, that the failure of Seller, Seller Parent or Purchaser to comply with this Section 6.3(c) shall not subject Seller, Seller Parent or Purchaser to any liability hereunder in respect of any claim asserted after the relevant expiration date for the relevant representation or warranty; and provided further, that Purchaser may not separately recover pursuant to Article IX or otherwise for both a breach of this Section 6.3(c) and any related breach of the relevant representation or warranty. Subject to the provisions of Article X hereof, Seller, Seller Parent, the Other Seller Parties and Purchaser shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to Purchaser’s rights under this Agreement, which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

6.4	Public Disclosures.

Unless otherwise required by Law or the rules and regulations of any stock exchange or quotation services on which such Party’s stock is traded or quoted, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party or its Affiliates without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed). If in the judgment of either Party such a news release or public announcement is required by Law or the rules or regulations of any stock exchange on which such Party’s stock is traded, the Party intending to make such release or announcement shall to the extent practicable use reasonable commercial efforts to provide prior written notice to the other Party of the contents of such release or announcement and to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

6.5	Access to Records and Personnel.

(a)        Exchange of Information. After the execution of this Agreement, to the extent permissible under applicable Law, Seller and Seller Parent agree to provide, or cause to be provided, to Purchaser, as soon as reasonably practicable after written request therefor and at Purchaser’s sole expense, (x) reasonable access (including using reasonable commercial efforts to give access to third parties possessing information), during normal business hours, to Seller’s and Seller Parent’s employees and (y) such information that Purchaser reasonably needs to comply with its obligations under Section 6.6(a)(ii) of this Agreement. After the Closing, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access (including using reasonable commercial efforts to give access to third parties possessing information), during normal business hours, to the other Party’s employees and to any books, records, documents, files and correspondence in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement; provided, however, that no Party shall be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Subsidiaries or otherwise not relating to the other Party and its Subsidiaries, and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney-client or other similar privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)        Financial and Other Information. After the Closing, each Party shall provide, or cause to be provided, as soon as reasonably practicable after written request therefor, to the other Party such financial and other data and information reasonably available and in its possession (in such form as is reasonably available to it) as is reasonably requested by the other Party and reasonably necessary in order for such other Party to prepare required financial statements and reports or filings, including Tax Returns, to be provided to any third party or filed with any Governmental Authority; provided that the out-of-pocket cost to prepare any financial statements after the Closing except those specifically provided for in Section 6.16 shall be borne solely by Purchaser.

(c)        Ownership of Information. Any information owned by a party that is provided to a requesting party pursuant to this Section 6.5 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(d)        Record Retention. Except as otherwise provided herein, each Party agrees to use its commercially reasonable efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business, the Purchased Assets, the Transferred Business Intellectual Property and the Transferred Business Intellectual Property Rights and the Purchased Seller Subsidiaries (the “Books and Records”) in their respective possession or control for a commercially reasonable period of time, as set forth in their regular document retention policies, following the Closing Date or for such longer period as may be required by Law or as may be reasonably requested in writing by any Party, or until the expiration of the relevant representation or warranty under any of the Transaction Documents and any related claim of indemnification related thereto. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records not in accordance with its retention policy, provided that, prior to such destruction or disposal (i) such Party shall provide no less than 90 nor more than 120 days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out of pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).

(e)        Limitation of Liability. No Party shall have any liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate. No Party shall have any liability to any other Party if any information is destroyed or lost after reasonable commercial efforts by such Party to comply with the provisions of Section 6.5(d).

(f)        Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.

(g)        Production of Witnesses; Records; Cooperation. In the case of a legal or other proceeding between one Party and a third party relating to the Business, Purchased Assets, the Transferred Business Intellectual Property, the Transferred Business Intellectual Property Rights, the Purchased Seller Subsidiaries, Licensed Business Intellectual Property Rights, Licensed Business Technology, Assumed Liabilities, Excluded Liabilities, this Agreement (including any matters subject to indemnification hereunder) or the transactions contemplated hereby, or any other Transaction Documents, each Party shall use its reasonable commercial efforts to make available to the other Party (and Seller Parties shall use their commercially reasonable efforts to cause Angel to make available to Purchaser), upon written request, the former (to the extent practicable), current (to the extent practicable) and future officers, employees, other personnel and agents of such Party (or Angel) as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available (other than materials covered by the attorney-client privilege), to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all out-of-pocket costs and expenses in connection with the foregoing. The foregoing shall not limit any of rights of the Parties in respect of the foregoing under Section 9.4.

(h)        Confidential Information. Nothing in this Section 6.5 shall require either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either Party is required under this Section 6.5 to disclose any such information, that Party shall use all commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.

6.6	Employee Relations and Benefits.

(a)        The Parties intend that there shall be continuity of employment with respect to all Business Employees as follows:

(i)        Automatic Transferred Employees shall not be terminated upon Closing and the rights, powers, duties, liabilities and obligations of Seller (or the relevant Subsidiary of Seller) to the employees in respect of the material terms of employment with the employees in force immediately before Closing shall be transferred to Purchaser in accordance with local employment Laws.

(ii)        For non-Automatic Transferred Employees, Purchaser shall offer employment to each Business Employee effective on the Closing Date, each such offer to be at the same general location and substantially the same terms and conditions of employment, including (A) the same or superior base salary or base wage rate, (B) substantially the same position, and (C) cash bonus and other non-equity based incentive compensation opportunities substantially similar in the aggregate as those provided to such employees by Seller or its Subsidiaries immediately prior to the Closing Date (unless otherwise required by local Law, in which case such offer shall comply with local law) (the “Current Employment Terms”). Notwithstanding anything to the contrary, all offers pursuant to this Section 6.6(a)(ii) to employees in jurisdictions outside the United States will be on such terms as are necessary to avoid giving rise to any severance or similar Liabilities of Seller and its Subsidiaries as a result of any requirements of applicable local Law.

(iii)        Seller Parent shall not, and shall cause its Subsidiaries not to (and shall not encourage or assist its Affiliates to), engage in any activity intended to discourage any Business Employee from accepting an offer of employment from Purchaser and/or one of its Subsidiaries, and Seller Parent shall not, and shall cause its Subsidiaries not to (and shall not encourage or assist its Affiliates to), offer employment with any business of Seller Parent or any of its Subsidiaries or Affiliates (other than the Business) after the date hereof and prior to the Closing Date (other than Business Employees who have applied for a position with Seller Parent or one of its Subsidiaries or Affiliates outside the Business prior to the date hereof; provided, however, that Seller Parent and its Subsidiaries shall be permitted to take any action they are legally required to take in order to comply with local employment Laws.

(iv)        Those employees who are transferred to Purchaser and/or one of its Subsidiaries in accordance with clause (i) above and those who accept the offer of employment from Purchaser and/or one of its Subsidiaries in accordance with clause (ii) above and, in each case, who commence employment with Purchaser and/or one of its Subsidiaries shall be referred to herein as “Transferred Employees.” For purposes hereof, the date on which any Transferred Employee is deemed to “commence employment” shall be the Closing Date.

(v)        Except as set forth in Section 6.6(a)(v) of the Disclosure Letter, starting on the Closing Date and ending on the date one (1) year after the Closing Date or any longer period as required under local employment Laws, each Transferred Employee who remains employed by Purchaser and/or one of its Subsidiaries shall be employed by Purchaser and/or one of its Subsidiaries on terms no less favorable than the Current Employment Terms and participate in employee benefit plans, agreements, programs, policies and arrangements of Purchaser and/or one of its Subsidiaries (the “Purchaser Plans”) that are substantially similar in the aggregate to the employee benefit plans, programs, policies and arrangements in effect immediately prior to the Closing Date with respect to such Transferred Employee and not inconsistent with the Current Employment Terms, and shall be offered any other additional terms and conditions of employment by Purchaser and/or one of its Subsidiaries required by local employment Laws; provided, however, that nothing herein shall obligate Purchaser or one of its Subsidiaries to provide the Transferred Employees with any defined benefit pension plans; and provided, further, that Purchaser shall provide U.S. Transferred Employees with the retiree medical benefits described in Section 6.6(a)(v) of the Disclosure Letter.

(vi)        Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Purchaser shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each Transferred Employee that is no less favorable than the severance pay practice provided in Section 6.6(a)(vi) of the Disclosure Letter. Purchaser shall assume and shall indemnify Seller and its Subsidiaries against all liabilities and obligations to provide any severance or similar payments to (A) any Automatic Transferred Employees, (B) any Non-U.S. Employees who are entitled to severance or similar payments under applicable local Laws due to Purchaser’s noncompliance with Sections 6.6 or 6.7, and (C) except as otherwise provided in Section 6.6(k) or with respect to any payments under a Seller Plan, any Transferred Employee whose employment is terminated by Purchaser or its Subsidiaries following the Closing Date.

(b)        Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser. For purposes of this paragraph, a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of disability benefits, when the disability occurs; in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(c)        With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Purchaser, Purchaser shall (i) cause there to be waived any pre-existing condition and waiting periods and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees during the plan year of the applicable plan sponsored by Seller or one of its Subsidiaries during which the Closing occurs with respect to similar plans maintained by Seller and its Affiliates immediately prior to the Closing Date.

(d)        Transferred Employees shall be given credit for all service with Seller, any of its Subsidiaries, and any predecessor employer for which Seller credited service, including without limitation, Angel, Hewlett Packard or their Subsidiaries, to the same extent as such service was credited for such purpose by Seller, under each Purchaser Plan in which such Transferred Employees are eligible to participate for purposes of eligibility, vesting and benefits accrual (other than under any equity or quasi-equity compensation plan or under a defined benefit pension plan either (A) in which no assets are transferred or for which no other compensation, including an adjustment to the Purchase Price, is received by Purchaser pursuant to this Agreement or (B) which would result in the duplication of benefits accrual for the same period of service).

(e)        Except as required by applicable Law or as may be agreed to by Seller and Purchaser, as of the Closing Date the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by Seller and its Subsidiaries and shall commence participation in the Purchaser Plans. Seller and Seller Parent shall take all necessary actions to allow such Transferred Employees to rollover any associated loan notes to the extent permitted under the Seller 401(k) plan. Purchaser shall take all steps necessary to permit each such Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Seller 401(k) Plan, if any, to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution to the extent permitted by the Seller 401(k) Plan into an account under a 401(k) plan maintained by Purchaser (the “Purchaser’s 401(k) Plan”). Notwithstanding the foregoing, Seller and Purchaser may mutually agree following the date hereof, but prior to the Closing Date, to provide for a trust to trust transfer of the account balances of Transferred Employees under the Seller 401(k) Plan to the Purchaser’s 401(k) Plan.

(f)        Promptly after the Closing, Seller shall transfer and Purchaser shall accept the flexible spending account elections and accounts (maintained pursuant to Code Sections 105 and 129) of the Transferred Employees under Seller’s Section 125 plan flexible spending arrangement. Promptly after the Closing, Seller and Seller Parent shall cause to be transferred to Purchaser the aggregate net cash amount (determined immediately prior to the Closing) for contributions paid (but not yet reimbursed or subject to a pending claim for reimbursement) by or on behalf of the Transferred Employees under Seller’s Section 125 plan flexible spending arrangement.

(g)        With respect to any accrued but unused vacation time (including flexible time off and sick pay) as of the Closing Date to which any Transferred Employee is entitled pursuant to the vacation policy immediately prior to the Closing Date (the “Vacation Policy”), to the extent permitted by law, Purchaser shall assume the liability for such accrued but unused vacation time and allow such Transferred Employee to use such accrued vacation; provided, however, that Purchaser shall be liable for and pay in cash an amount equal to such accrued but unused vacation time to any Transferred Employee whose employment terminates for any reason subsequent to the Closing Date and Purchaser shall indemnify Seller for an amount equal to such accrued but unused vacation time paid by Seller to any Transferred Employee who is, or was, entitled to an accrued but unused vacation time payout on termination from Angel or Seller under local Law and who elects, or elected, not to transfer such accrued but unused vacation time from Angel or Seller Parent.

(h)        Purchaser or its Affiliates shall pay or otherwise make arrangements for the payment of each of the obligations described in Section 6.6(h) of the Disclosure Letter.

(i)        Seller shall retain full responsibility for compliance with those provisions of the Worker’s Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) or any comparable provision of state or local law that are binding upon Seller under any such law and shall indemnify Purchaser for any Liabilities and Losses related thereto.

(j)        Purchaser shall indemnify and hold harmless Seller and its Subsidiaries with respect to any liability under COBRA or similar applicable Laws in the United States arising from the actions (or inactions) of Purchaser or its Subsidiaries after the Closing Date. Seller shall retain all liabilities, including with respect to any “qualifying event,” (as defined under COBRA) and liabilities under similar applicable Laws incurred on or prior to the Closing Date or arising as a result of the transactions described herein.

(k)        Purchaser shall have no liabilities associated with any retention or severance plans entered into by Seller or its Subsidiaries with regard to any Designated Employee. “Designated Employees” are Business Employees who have been chosen by Seller Parent, Seller and/or its Subsidiaries for retention or dismissal under any current retention or severance plan of Seller prior to the Closing Date, but either whose period of retention has not been completed prior to the Closing Date or whose dismissal has not been carried out prior to the Closing Date; provided, however, that Designated Employees shall not include any employee chosen by Seller, after consultation with Purchaser, as a result of the transactions contemplated by this Agreement. Seller Parent’s and Seller’s liability with regard to Designated Employees is subject to the rules of the retention and severance plans of Seller as in force prior to or on the Closing Date.

(l)        The Parties acknowledge and agree that all provisions contained in this Section 6.6 with respect to employees are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Seller Plan or Angel Plan or any beneficiary thereof or (ii) to continued employment with Seller or Purchaser.

6.7	Non-U.S. Employees.

In addition to Section 6.6 as applicable to Non-U.S. Employees, this Section 6.7 applies only to Non-U.S. Employees and certain former non-U.S. Employees (“Non-U.S. Former Employees”).

(a)        This Section 6.7 shall contain covenants and agreements of the Parties on and as of the Closing Date with respect to:

(i)        the Non-U.S. Employees; and

(ii)        Non-U.S. Benefit Plans listed in Section 6.7(a)(ii) of the Disclosure Letter, which shall be provided to Purchaser within thirty (30) days following the date of this Agreement, provided or covering such Non-U.S. Employees and Non-U.S. Former Employees.

(b)        Seller Parent, Seller and Purchaser and their respective Subsidiaries shall comply with all obligations either under the Transfer Regulations or other applicable Laws to notify and/or consult with Non-U.S. Employees or employee representatives, unions, works councils or other employee representative bodies, if any, and shall provide such information to the other Party as is required by that Party to comply with its notification and/or consultation obligations. Seller Parent, Seller and Purchaser shall indemnify each other against all Losses resulting from any failure of the other to notify and/or consult or to provide such information in a timely manner.

(c)        Seller and its Subsidiaries will not, without Purchaser’s consent, make any material changes to the working conditions of the Non-U.S. Employees that have not either been announced or agreed to under a collectively bargained agreement between the signing of this Agreement and the Closing Date.

(d)        Seller shall provide Purchaser with a supplemental schedule of collective bargaining agreements in those countries that are not covered by Section 4.14 of the Disclosure Letter no later than 30 days prior to the Closing Date.

(e)        The Parties acknowledge and agree that all provisions contained in this Section 6.7 with respect to employees are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Seller Plan or any beneficiary thereof or (ii) to continued employment with Seller or Purchaser.

(f)        Seller Parent, Seller and Purchaser agree that to the extent the transactions contemplated by this Agreement would result in an acceleration of maturity of amounts payable under obligations described in Section 6.7(f) of the Disclosure Letter (the “Section 6.7(f) Obligations”), unless otherwise required by Law, Seller Parent, Seller and their Subsidiaries and Purchaser will waive any such acceleration and to the extent necessary will amend or modify such Section 6.7(f) Obligations to provide for such Section 6.7(f) Obligations when held by Purchaser after the Closing to mature on the same terms as would have applied to such Section 6.7(f) Obligations if the transactions contemplated hereby did not occur.

6.8	Other Arrangements.

(a)        At the Closing, Seller or an Affiliate of Seller and Purchaser shall execute and deliver a transition services agreement (the “Master Separation Agreement”) in substantially the form attached hereto as Exhibit D.

(b)        At the Closing, Purchaser and Seller shall execute and deliver a trademark license agreement with Angel in substantially the form attached hereto as Exhibit G (the “Trademark License Agreement”) with respect to the licensing of certain Angel trademarks on inventory.

(c)        The Seller Parties shall use their commercially reasonable efforts to cause Angel to execute and deliver the Angel Intellectual Property License Agreement within sixty (60) days following the Closing Date.

(d)        Prior to the Closing, the Seller Parties will identify which Purchased Assets will not be owned by the Purchased Seller Subsidiaries and which Subsidiary of Seller owns such Purchased Assets. Seller will cause each of such Subsidiaries to execute a joinder to this Agreement in the form attached hereto as Exhibit I (the “Joinder”).

6.9	Non-Competition.

(a)        In order that Purchaser may have and enjoy the full benefit of the Business, the Other Sellers and Seller agree that for a period of three (3) years commencing on the Closing Date, Seller Parent, the Other Sellers and Seller will not, and will cause their Subsidiaries not to and any other Seller Party not to, without the express written approval of Purchaser, engage, directly or indirectly, in a Competing Business or acquire more than fifteen percent (15%) of the outstanding equity interest in any Business Competitor, in each case other than the Retained Business. Seller agrees, upon the reasonable request of Purchaser, to use its commercially reasonable efforts to cause its Affiliates to enforce their rights for the benefit of Purchaser under the non-competition provisions of the Asset Purchase Agreement between Angel and an Affiliate of Seller, dated as of August 14, 2005, as amended (the “Semiconductor Business Purchase Agreement”); provided that all costs and expenses incurred in connection with the enforcement of such rights shall be borne exclusively by Purchaser. For purposes of this Section 6.9: (i) “Competing Business” shall mean developing, manufacturing, selling or servicing any of the Printer Products for or to third parties and (ii) “Business Competitor” shall mean any Person that derived more than 40% of its consolidated gross revenues from Competing Businesses during the four fiscal quarters prior to the Seller Parent, Other Sellers, Seller or any of their Subsidiaries’ entering into an agreement providing for the investment in or acquisition of such Person, for which financial statements are available. Notwithstanding the foregoing, none of the Seller Parent, Other Sellers, Seller or any of their Subsidiaries shall be precluded from: (a) engaging in those businesses that are engaged in as of the date of the Closing through the Retained Business, and reasonably expected or foreseeable extensions of those businesses and the products manufactured or sold, and the services developed or provided in connection therewith; (b) acquiring, merging with or consolidating with an entity which, at the time of the parties’ agreement to enter into such transaction is not a Business Competitor and extensions of any business of such entity or its Subsidiaries; (c) being acquired by means of any business combination (including an asset purchase, merger or consolidation) by any Person; (d) engaging in any merger, consolidation or any other business combination with any Person not subject to clause (c) if the stockholders of the Seller Parent, Other Sellers or Seller immediately prior to consummation of such transaction will own 50% or less of the outstanding common stock of the resulting or surviving entity (or the parent thereof); (e) the development, manufacture, supply, distribution, sale, support and maintenance of Printer Products as a component of a product sold by, or incidental to, a Retained Business, a reasonably expected or foreseeable extension of a Retained Business, or any other business of the Other Sellers, Seller or their Subsidiaries that is not itself a violation of Section 6.9; or (f) engaging in any Competing Business engaged in by the Other Sellers, Seller or their Subsidiaries as a result of any transaction contemplated by clause (b) or (d) and any extensions of such Competing Business. Following any acquisition as described in the foregoing clause (c), the provisions of this Section 6.9 shall continue to apply solely to Seller Parent, Seller and their Subsidiaries, and not to any other Affiliates of Seller. Notwithstanding the foregoing, the provisions of this Section 6.9 shall not restrict the Seller Parent, Other Sellers and Seller or any of their Subsidiaries from acquiring and operating any Business Competitor so long as (i) the Seller Parent, Other Sellers, Seller or such Subsidiary divests all or a portion of the Competing Business conducted by such Business Competitor within one year of such transaction such that an acquisition by the Seller Parent, Other Sellers, Seller or such Subsidiary of the retained portion of the Competing Business would be permissible under the terms of the foregoing clause (b); and (ii) while owned, the Seller Parent, Other Sellers and Seller and their Subsidiaries do not provide such Business Competitor with any Licensed Business Technology or Licensed Business Intellectual Property Rights held by the Other Sellers, Seller or their Subsidiaries prior to the date of such acquisition.

(b)        If Seller Parent, Seller, or Other Seller or any of their Subsidiaries is acquired by a Competing Business, or transfers or sells any or all of the Retained Businesses to a third party, including an Affiliate (such acquiring or third party buyer, the “Successor”) during the three-year term commencing on the Closing Date, then Seller Parent, Seller or Other Seller or any of their Subsidiaries will not grant the Successor a Patent license to make, have made, import, offer to sell or sell Printer Products for the remainder of the three-year non-competition period and will only transfer Licensed Business Patents to a Successor subject to the license granted under the Intellectual Property License Agreement and subject to a contractual restriction preventing the Successor from exercising its rights under the transferred Licensed Business Patents for the remainder of the three-year non-competition period.

(c)        During the three-year non-competition term, Seller Parent, Seller, the Other Sellers and their Subsidiaries will not grant any license to make, have made, import, offer to sell or sell Printer Products nor will Seller Parent, Seller, the Other Sellers or their Subsidiaries provide the Licensed Business Technology to any third party during such three-year non-competition period; provided that the foregoing shall not apply to licenses or disclosures that are incidental to the development or the sale of products and services of the Retained Business or are specifically included in the definition of Retained Business.

6.10	Non-Solicitation.

(a)        Seller Parent, the Other Sellers and Seller agree that for a period of two (2) years from and after the Closing Date it shall not, and it shall cause each of their Subsidiaries not to (and shall not encourage or assist any of its Affiliates to), without the prior written consent of Purchaser, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Purchaser or any of its Subsidiaries) (i) any Transferred Employee or (ii) any other Person employed by Purchaser who became known to or was identified to the Seller Parent, Other Sellers or Seller or any of their Affiliates prior to the Closing in connection with the transactions contemplated by this Agreement, unless in each case such Person ceased to be an employee of Purchaser or its Subsidiaries prior to such action by the Seller Parent, Other Sellers or Seller or any of their Affiliates, or, in the case of such Person’s voluntary termination of employment with Purchaser or any of its Subsidiaries, at least three (3) months prior to such action by the Seller Parent, Other Sellers or Seller or any of their Affiliates. Seller Parent agrees, upon the reasonable request of Purchaser, to use its commercially reasonable efforts to cause its Affiliates to enforce their rights for the benefit of Purchaser under the non-solicitation provisions of the Semiconductor Business Purchase Agreement; provided that all costs and expenses incurred in connection with the enforcement of such rights shall be borne exclusively by Seller Parent.

(b)        Purchaser agrees that for a period of two (2) years from and after the Closing Date it shall not, and it shall cause its Subsidiaries not to (and shall not encourage or assist any of its Affiliates to), without the prior written consent of Seller, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of the Other Sellers or Seller or any of their Affiliates) any Person that it or they know to be employed by the Other Sellers or Seller or any of their Affiliates as of the Closing Date unless such Person ceased to be an employee of the Other Sellers or Seller or any of their Affiliates prior to such action by Purchaser or any of its Subsidiaries, or, in the case of such Person’s voluntary termination of employment with the Other Sellers or Seller or any of their Affiliates, at least three (3) months prior to such action by Purchaser or any of its Subsidiaries.

(c)        Notwithstanding the foregoing, the restrictions set forth in Sections 6.10(a) and 6.10(b) shall not apply to (i) bona fide public advertisements for employment placed by any Party and not specifically targeted at the employees of any other Party, or (ii) any employee who is not a manager or an individual contributor who is engaged in the design of Printer Products or processes. Section 6.10(a) shall not apply to any Person who is hired by the Other Sellers or Seller or any of their Affiliates (A) pursuant to any existing agreement with employee representatives (such as a works council agreement) by which the Other Sellers or Seller or any of their Affiliates is bound or (B) as a result of actions required to be taken by the Other Sellers or Seller or any of their Affiliates in order to comply with local employment Laws.

6.11	Intellectual Property License Agreement.

At the Closing, Seller Parent and Purchaser shall execute and deliver a license agreement (the “Intellectual Property License Agreement”) in the form of the agreement attached hereto as Exhibit E.

6.12	[Reserved].

6.13	Insurance Matters.

Purchaser acknowledges that the policies and insurance coverage that will be maintained on behalf of the Business are part of the corporate insurance program maintained by Seller (the “Seller Corporate Policies”), and such coverage will not be available or transferred to Purchaser (except with respect to Assumed Liabilities for which claims have been made by Seller Parent, Seller, the Other Sellers or any of their respective Subsidiaries against third party insurers under such policies on or prior to the Closing Date, subject to Purchaser’s paying any applicable deductible with respect to such claim). In furtherance and not in limitation of the foregoing, Purchaser agrees not to bring any claim for recovery under any of the Seller Corporate Policies, whether or not Purchaser may be so entitled in accordance with the terms of such Seller Corporate Policies.

6.14	Tax Matters.

(a)        Transfer Taxes.

(i)        For purposes of this Agreement, the term “Transfer Taxes” shall mean all transfer, filing, recordation, ad valorem, value added, bulk sales, stamp duties, excise, GST, license or similar fees or taxes. The liability for Transfer Taxes attributable to the transactions occurring pursuant to this Agreement shall be borne one-half by Purchaser and one-half by Seller; provided, however, that Purchaser shall diligently pursue the recovery of any recoverable Transfer Taxes, and if Purchaser actually receives any recoverable Transfer Taxes, Purchaser shall promptly, but in no case later than twenty (20) days after such recovery, pay to Seller an amount equal to one-half of such recovered Transfer Taxes. Seller and Purchaser shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes. For the avoidance of doubt, Purchaser shall have no Liability of any kind and shall be indemnified against Transfer Taxes arising out of or attributable to the acquisition of the Business from Angel or the transfer of any assets (including the Transferred Business Intellectual Property and the Transferred Business Intellectual Property Rights) to the Purchased Seller Subsidiaries.

(ii)        Unless the Parties mutually agree otherwise, any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared by the Party that bears the responsibility for such Transfer Taxes, as required by applicable Law. For any Tax Return required by law to be filed by a Party (the “Filing Party”) other than the Party that is responsible for preparing such Tax Return pursuant to this Section 6.14 (the “Preparing Party”), the Filing Party shall pay the Transfer Taxes shown on such Tax Return and shall collect the Preparing Party’s applicable share of the Transfer Tax from Preparing Party determined in accordance with Section 6.14(a)(i) hereof. The Preparing Party shall use its commercially reasonable efforts to provide to the Filing Party any Tax Returns which it is required to file at least ten days before such Tax Returns are due to be filed. The Preparing Party shall make such changes to the applicable Tax Return as reasonably requested by the Filing Party. Such Tax Returns shall be consistent with the allocation of the Purchase Price as determined pursuant to Section 3.4.

(b)        Other Tax Returns and Payment of Taxes.

(i)        Except as provided in Section 6.14(a), Seller and the Other Sellers, respectively, shall be liable for and shall remit when due or cause to be remitted when due any amount of Taxes owed by or attributable to the Purchased Seller Subsidiaries, the Purchased Assets, the Transferred Business Intellectual Property or the Transferred Business Intellectual Property Rights for any taxable period ending on or before the Closing Date. Seller or the Other Sellers shall duly file or cause to be duly filed any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence. Such Tax Returns shall be subject to the review and approval of Purchaser, which approval shall not be unreasonably withheld or delayed.

(ii)        Purchaser shall be liable for and shall remit when due or cause to be remitted when due any amount of Taxes due in connection with the Purchased Assets and the Purchased Seller Subsidiaries for any taxable period beginning after the Closing Date. Purchaser shall duly file or cause to be duly filed any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence.

(iii)        Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns with respect to the Purchased Assets and the Purchased Seller Subsidiaries for taxable periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period”). Seller or the applicable Other Seller, as applicable, shall pay to Purchaser within five days after the date on which Taxes are paid with respect to a Straddle Period an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date. For purposes of this Section 6.14(b)(iii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed to be equal to the amount which would be payable if the relevant taxable period ended on and included the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date.

(iv)        If, after the Closing, Purchaser or any of its Affiliates receives any refund that relates to a Pre-Closing Tax Period of the Purchased Seller Subsidiaries or that is an Excluded Asset or utilizes the benefit of any overpayment or prepayment of Taxes of a Purchased Seller Subsidiary that relates to a Pre-Closing Tax Period or that otherwise are Excluded Assets, Purchaser shall, or shall cause such Affiliate to, promptly remit or cause to be remitted to Seller or the applicable Other Seller, as the case may be, the entire amount of the refund or overpayment (including any interest paid by the Governmental Authority paying the refund or the overpayment, but net of any Taxes that may be due on such refund or interest amount after giving effect to any deductions in respect of the payment of such amounts to Seller or the applicable Other Subsidiary, as applicable) received or utilized by Purchaser or such Affiliate. If any such refund or benefit is subsequently reduced as a result of an adjustment required by any Governmental Authority, this Section 6.14(c) shall take such adjusted refund or benefit into account. If Purchaser or any of its Affiliates pays any amount to Seller or an Other Seller pursuant to this Section 6.14(c) prior to such adjustment, Seller or the applicable Other Seller shall repay the difference between the amount paid and the adjusted amount of the refund or benefit, as the case may be, to Purchaser, if the adjusted amount is less than the amount paid by Purchaser or such Affiliate to Seller or an Other Seller pursuant to this Section 6.14(c), and Purchaser shall pay the difference between the adjusted amount of the refund or benefit and the amount paid by Purchaser or such Affiliate to Seller or the applicable Other Seller if the amount paid by Purchaser or such Affiliate to Seller or the applicable Other Seller is less than the adjusted amount.

(c)        Cooperation and Assistance.

(i)        The Parties shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding. They each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 6.14.

(ii)        If (A) any party is liable under this Section 6.14, including amounts due to Section 6.14(b), for any portion of a Tax shown due on any Tax Return required to be filed by the other Party pursuant to this Section 6.14, subject to Section 6.14(a)(ii), the Party obligated to file such Tax Return pursuant to this Section 6.14 shall deliver a copy of the relevant portions of such Tax Return to the liable Party for such Party’s review and comment within 30 days prior to the due date for filing such Tax Return (taking into account any extensions, if applicable). Subject to Section 6.14(a)(ii), the Party who is required to file such Tax Return will make such changes to the Applicable Tax Return as reasonably requested by the other Party. If the Parties disagree as to the treatment of any item shown on such Tax Return or with respect to any calculation with respect to any Tax Return to be filed pursuant to this Section 6.14, an internationally recognized accounting firm mutually agreed upon by Purchaser and Seller or the applicable Other Seller, as the case may be, shall determine how the disputed item is to be treated on such Tax Return. Any payments made by a Party to another Party pursuant to this Section 6.14 shall be made no later than the later of 10 days prior to the due date of the applicable Tax Return and 5 business days after the receipt of the applicable Tax Return by the Party from whom payment is required.

(iii)        Upon request or upon payment, each Party shall deliver to the tax director of the other Party certified copies of all receipts for any foreign Tax with respect to which such other Party or any of its Affiliates could claim a foreign tax credit and any supporting documents required in connection with claiming or supporting a claim for such a foreign tax credit.

(iv)        The Parties shall retain records, documents, accounting data and other information in whatever form that are necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that relate to taxable periods that do not begin after the Closing Date. Such retention shall be in accordance with the record retention policy of the respective Party, but in no event shall any Party destroy or otherwise dispose of such records, documents, accounting data and other information prior to the expiration of the applicable statute of limitations (including extensions) and without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information as well as to its personnel and premises to the extent necessary for a reasonable review or a Tax audit of such Tax Returns and relevant to an obligation under this Section 6.14.

(v)        Seller and the Other Sellers shall use their commercially reasonable efforts to provide Purchaser with a clearance certificate or similar document(s) which may be required by any taxing authority to relieve Purchaser of any obligation to withhold any portion of the payments to Seller or the Other Sellers pursuant to this Agreement, the Ancillary Agreements, the Intellectual Property License Agreement or the Trademark License Agreement.

(vi)        Upon reasonable request by a Party, the other Party shall cooperate in good faith to effectuate modifications to this Agreement that are otherwise economically neutral to the other Party in order to better accommodate the business and financial goals of the requesting Party.

(d)        Tax Controversies. A Party shall promptly notify the other Party in writing promptly upon (but in no event later than 30 days after) (a “Notification”) receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or any of its Affiliates) is liable under Section 6.14. Failure to give such Notification shall not relieve the indemnifying party from liability under Section 6.14, except if and to the extent that the indemnifying party is actually prejudiced thereby. Each Party shall be entitled to take control of the complete defense of any tax audit or administrative or court proceeding (a “Tax Claim”) relating to Taxes for which it may be liable, and to employ counsel of its choice at its expense; provided, that Seller or the applicable Other Subsidiary and Purchaser shall jointly control the defense of any Tax Claim relating to Taxes with respect to a Straddle Period for which Taxes are allocated to both Seller or the applicable Other Subsidiary, as the case may be, and Purchaser under Section 6.14(b)(iii) of this Agreement. Notwithstanding the immediately preceding sentence, each Party shall be entitled to take control of the complete defense of any Tax Claim relating to Taxes for which it is obligated to file a Tax Return (but does not have any indemnification obligation hereunder) under this Section 6.14 (or by Law), and to employ counsel of its choice at its expense; provided, that such Party unconditionally releases in writing the other Party from its indemnification obligation hereunder with respect to such Tax Claim; provided further, that such Party shall take control of such Tax Claim within 60 days of the earlier of (x) the date on which such Notification is provided or (y) the date such Notification is due pursuant to the first sentence of this Section 6.14(d). If one Party takes control of any such audit or proceeding, the other Party shall be entitled to participate, at its expense, in the defense of such audit or proceeding, and the Party controlling such audit or proceeding shall consider in good faith any suggestions made or points raised by the other Party. The Parties may not agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other Party, which consent shall not be unreasonably withheld. This Section 6.14(d) shall govern to the extent it would otherwise be inconsistent with Section 9.3(a).

(e)        Indemnification. The Seller Parties shall indemnify, save and hold the Purchaser Indemnified Parties harmless from and against any and all Purchaser Losses incurred in connection with, arising out of, resulting from or incident to (i) any Taxes of any of the Purchased Seller Subsidiaries or with respect to the Purchased Assets, Transferred Business Intellectual Property or Transferred Business Intellectual Property Rights for any Tax year or portion thereof ending on or before the Closing Date (or for any Straddle Period, to the extent allocable to the portion of such period beginning before and ending on the Closing Date, determined accordance with 6.14(b)(iii)), (ii) any failure of any representation or warranty of Seller or the Other Sellers set forth in Section 4.10 to be true and correct; (iii) any Taxes arising out of or attributable to the acquisition of the Business from Angel; (iv) any withholding Taxes (whenever arising) attributable to the payment of the Purchase Price; and (v) the unpaid Taxes of any Person (other than either of the Purchased Seller Subsidiaries) under Treasury regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

6.15	Mail Handling.

(a)        To the extent that Purchaser and/or any of its Subsidiaries receives any mail or packages addressed to any Seller Parent, any Other Seller or Seller or its Subsidiaries and delivered to Purchaser not relating to the Business, the Purchased Subsidiary Interests, the Purchased Assets, the Transferred Business Intellectual Property, the Transferred Intellectual Property Rights or the Assumed Liabilities, Purchaser shall promptly deliver such mail or packages to Seller. After the Closing Date, Purchaser may deliver to Seller any checks or drafts made payable to Seller Parent, the Other Sellers, Seller or its Subsidiaries that constitutes a Purchased Asset, and Seller shall promptly deposit such checks or drafts, and, upon receipt of funds, reimburse Purchaser within five Business Days for the amounts of all such checks or drafts, or, if so requested by Purchaser, endorse such checks or drafts to Purchaser for collection. To the extent any Seller Parent, any Other Seller, Seller or its Subsidiaries receives any mail or packages addressed and delivered to Seller Parent, any Other Seller, Seller or its Subsidiaries but relating to the Business, the Purchased Subsidiary Interests, the Purchased Assets or the Assumed Liabilities, Seller shall promptly deliver such mail or packages to Purchaser. After the Closing Date, to the extent that Purchaser receives cash or checks or drafts made payable to Purchaser that constitutes an Excluded Asset, Purchaser shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, reimburse Seller within five Business days for such amount received, or, if so requested by Seller, endorse such checks or drafts to Seller for collection. The Parties may not assert any set-off, hold-back, escrow or other restriction against any payment described in this Section 6.15.

6.16	[Reserved].

6.17	Shared Contracts.

Seller Parent and Seller agree to use their reasonable commercial efforts to seek the consent, if requested by Purchaser, of the counterparty to any Contract which is used primarily in the Business but is not included within Transferred Contracts to partially assign or otherwise separate for the benefit of Purchaser the portion of such Contract relating to the Business. Seller Parent and Seller will use their commercially reasonable efforts to identify such Contracts to Purchaser as soon as practicable following the execution of this Agreement.

6.18	Licenses.

(a)        With respect to the CAD Licenses that prior to the Closing Date are used in the Business, but that are not used exclusively in the Business, Seller and Purchaser shall cooperate diligently prior to the Closing Date to obtain the consent of the respective licensors of such CAD Licenses (the “CAD Licensors”) to a partial assignment, or grant of a sublicense by Seller or of a new license to Purchaser by the CAD Licensor, as the case may be, of Seller’s rights thereunder applicable to the Business. Purchaser acknowledges that any rights to be sublicensed to it may be limited as set forth in such CAD Licenses; that the terms of any new license to be granted to it by the CAD Licensors may be different from the terms of Seller’s existing licenses; and that Seller cannot control and is not responsible for the actions of any of the CAD Licensors. Seller and Purchaser further agree that any division of rights, responsibilities and credits (including credits for pre-paid fees) between them under the existing CAD Licenses or any successors thereto shall be in proportion to the actual usage (by seat count) of such licenses by the Business prior to the Closing Date, compared to the usage of such licenses by the Retained Business prior to the Closing Date or as set forth on Schedule 6.18.

6.19	NDAs.

The Parties agree that with respect to the confidentiality and proprietary development agreements to which the Seller Parent, Other Sellers, Seller or their Subsidiaries is a party with the Business Employees of Seller Parent or any of its Affiliates (the “NDAs”), Seller Parent, the Other Sellers, Seller or an Affiliate, as applicable, will enter into a partial assignment with respect to such NDAs, assigning that portion of the NDAs relating to the Business to Purchaser.

6.20	Patents Licensed Non-exclusively to the Purchaser.

In the event that a Seller Party transfers any Patent that is licensed on a non-exclusive basis to Purchaser pursuant to the Intellectual Property License Agreement, such Seller Party shall upon execution of a definitive agreement for transfer of such Patent, give notice of such transfer to Purchaser and shall, upon request by Purchaser within ten (10) days after the giving of notice, use its commercially reasonable efforts to obtain access to the Seller Party patent files pertaining to the Patent to be transferred.

ARTICLE VII

CONDITIONS TO CLOSING

7.1	Conditions Precedent to Obligations of Purchaser, Seller and the Other Sellers.

The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions:

(a)        No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date which has or would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal; and

(b)        Regulatory Authorizations. (i) All material Consents of any Governmental Authorities shall have been obtained and shall be in full force and effect, and (ii) the applicable waiting period under the HSR Act shall have expired or been terminated.

7.2	Conditions Precedent to Obligation of Seller and the Other Sellers.

The obligation of Seller Parent, Seller and the Other Sellers to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller Parent, Seller or the Other Sellers) on or prior to the Closing Date of each of the following conditions:

(a)        Accuracy of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (i) that are qualified as to “Purchaser Material Adverse Effect” shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date); and (ii) that are not qualified as to “Purchaser Material Adverse Effect” shall be true and correct on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), except for such failures to be true and correct which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b)        Covenants of Purchaser. Purchaser shall have complied in all material respects with all covenants contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing; and Seller shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Purchaser to such effect.

(c)        Ancillary Agreements. Purchaser shall have executed and delivered the Ancillary Agreements and other agreements and documents contemplated by Section 2.3(a) to the extent a party thereto, and each such agreement and document shall be in full force and effect and shall not have been breached in any material respect by Purchaser.

(d)        License Agreements. Purchaser shall have executed and delivered the Intellectual Property License Agreement, and such agreement shall be in full force and effect and shall not have been breached in any material respect by Purchaser.

7.3	Conditions Precedent to Obligation of Purchaser.

The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of each of the following conditions:

(a)        Accuracy of Representations and Warranties of Seller and the Other Sellers. The representations and warranties of Seller Parent, Seller and the Other Sellers contained in this Agreement and the other Transaction Documents (i) that are qualified as to “Seller Material Adverse Effect” shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date); and (ii) that are not qualified as to “Seller Material Adverse Effect” shall be true and correct on the date of this Agreement and on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), except for such failures to be true and correct which would not, individually or in the aggregate, have a Seller Material Adverse Effect; and Purchaser shall have received a certificate signed by an authorized officer of Seller Parent, Seller and the Other Sellers to such effect.

(b)        Covenants of Seller and the Other Sellers. Seller Parent, Seller and the Other Sellers shall have complied in all material respects with all covenants contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing; and Purchaser shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Seller Parent, Seller and the Other Sellers to such effect.

(c)        Ancillary Agreements. Seller Parent, Seller and the Other Sellers shall have executed and delivered or caused each of the relevant Purchased Seller Subsidiary to execute and deliver, the Ancillary Agreements and other agreements and documents contemplated by Section 2.3(a) to the extent a party thereto, and each such agreement and document shall be in full force and effect and shall not have been breached in any material respect by the Other Sellers, Seller, Seller Parent or the relevant Purchased Seller Subsidiary, as the case may be.

(d)        License Agreements. Avago Technologies General IP (Singapore) Pte. Ltd. shall have executed and delivered the Intellectual Property License Agreement and the Trademark License Agreement and each such agreement shall be in full force and effect and shall not have been breached in any material respect by General IP.

(e)        Consents. (i) Each of the Consents set forth on Section 7.3(e) of the Disclosure Letter shall have been obtained in a form reasonably acceptable to Purchaser and shall be in full force and effect, and (ii) all other Consents required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except in the case of clause (ii) where the failure to obtain any such Consents has not had and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(f)        No Seller Material Adverse Effect. Since the date of this Agreement there shall have been no event, condition, change or development, worsening of any existing event, condition, change or development (except as relates to Excluded Assets, the failure to transfer to Purchaser the Excluded Assets or any failure to obtain a consent with respect to CAD Licenses to the extent provided in Section 6.18 hereto) that, individually or in combination with any other event, condition, change, development or worsening thereof, has had or would reasonably be expected to have a Seller Material Adverse Effect.

(g)        FIRPTA Certificate. Purchaser shall have duly received certifications, duly executed and acknowledged, in form and substance reasonably satisfactory to Purchaser, certifying that the transactions contemplated hereunder are exempt from withholding under Section 1445 of the Code.

ARTICLE VIII

CLOSING

8.1	Closing Date.

Unless this Agreement shall have been terminated pursuant to Article X hereof, the closing of the sale and transfer of the Purchased Assets and the other transactions hereunder (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, CA 94025 at 7:00 a.m., local time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the second Business Day immediately following the satisfaction or, to the extent permitted, waiver of all of the conditions in Article VII (other than those conditions which by their nature are to be satisfied or, to the extent permitted, waived at the Closing but subject to the satisfaction or, to the extent permitted, waiver of such conditions), or at such other time, date and place as shall be fixed by mutual agreement of the Parties (such date of the Closing being herein referred to as the “Closing Date”). The effective time (“Effective Time”) of the Closing for tax, operational and all other matters shall be deemed to be 12:01 a.m., local time in each jurisdiction in which the Business is conducted, on the Closing Date.

8.2	Purchaser Obligations.

At the Closing, Purchaser shall (i) deliver to Seller the payments required to be made on the Closing Date, as provided in Section 3.2(a), and (ii) execute and deliver to Seller the following in such form and substance as are reasonably acceptable to the Other Sellers and Seller:

(a)        the documents described in Section 7.2;

(b)        such instruments of conveyance with respect to the Purchased Assets, the Transferred Business Intellectual Property, the Transferred Business Intellectual Property Rights, Purchased Seller Subsidiaries and Assumed Liabilities as are referred to in Section 2.3(a) and such other assignment and conveyance documents as shall be necessary to convey the Purchased Assets, the Transferred Business Intellectual Property, the Transferred Business Intellectual Property Rights and the Purchased Seller Subsidiaries and consummate the other transactions contemplated hereby in each jurisdiction; and

(c)        such other documents and instruments as counsel for Purchaser and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

8.3	Seller Parent, the Other Sellers and Seller Obligations.

At the Closing, Seller Parent, the Other Sellers and Seller, as applicable, shall execute and deliver to Purchaser, and Seller Parent and Seller shall cause such of its Subsidiaries as are party thereto to execute and deliver to Purchaser, the following in such form and substance as are reasonably acceptable to Purchaser:

(a)        the documents described in Section 7.3;

(b)        such instruments of conveyance with respect to the Purchased Assets, the Transferred Business Intellectual Property, the Transferred Business Intellectual Property Rights, Purchased Seller Subsidiaries and Assumed Liabilities as are referred to in Section 2.3(a) and such other assignment and conveyance documents as shall be necessary to convey the Purchased Assets, the Transferred Business Intellectual Property and the Transferred Business Intellectual Property Rights, and consummate the other transactions contemplated hereby including the sublicense, transfer or acquisition of the sublicense of CAD licenses as and to the extent provided in Section 6.18; and

(c)        such other documents and instruments as counsel for Purchaser and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

ARTICLE IX

INDEMNIFICATION

9.1	Indemnification.

(a)        Following the Closing and subject to the terms and conditions of this Article IX, Seller Parent, Seller and the Other Sellers shall indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Purchaser Indemnified Party”) from and against, and shall compensate and reimburse each Purchaser Indemnified Party for, all Losses imposed upon or incurred by such Purchaser Indemnified Party (“Purchaser Losses”), with respect to (i) any failure of any representation or warranty of Seller set forth in this Agreement (other than Section 4.10, indemnification for the breach of which is covered by Section 6.14(e)) or in the certificate delivered pursuant to Section 7.2(a) to be true and correct, (ii) any breach of any covenant or agreement of Seller herein or (iii) any Excluded Liabilities, it being understood that each

Purchaser Loss shall be calculated net of any Tax Benefit realized by such Purchaser Indemnified Party, as set forth more fully in Section 9.3(c). Seller shall act as agent for Seller Parent and the Other Sellers in connection with this Article IX. Purchaser shall not be entitled to recover more than once for the same Purchaser Loss.

(b)        Following the Closing and subject to the terms and conditions provided in this Article IX, Purchaser shall indemnify, defend and hold harmless the Other Sellers, Seller and their Affiliates and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Seller Indemnified Party”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, all Losses imposed upon or incurred by such Seller Indemnified Party (“Seller Losses”), with respect to (i) the failure of any representation or warranty of Purchaser set forth in this Agreement or in the certificate delivered pursuant to Section 7.3(a) to be true and correct, (ii) any breach of any covenant or agreement of Purchaser herein, or (iii) any of the Assumed Liabilities, it being understood that each Seller Loss shall be calculated net of any Tax Benefit realized by such Seller Indemnified Party, as set forth more fully in Section 9.3(c). The Other Sellers and Seller shall not be entitled to recover more than once for the same Seller Loss.

(c)        For purposes of the foregoing Sections 9.1(a)(i) and 9.1(b)(i), in determining the amount of any Purchaser Losses or Seller Losses, as the case may be, no effect shall be given to any qualification in the relevant representations and warranties as to materiality or Seller Material Adverse Effect (other than for purposes of clause (b) of Section 4.7, Section 4.8(i), Section 4.16(b) and the last sentence of Section 4.18, none of which shall be subject to this Section 9.1(c)); provided that full effect shall be given to all such qualifications for purposes of determining the existence of a breach of any representation or warranty.

(d)        Notwithstanding the foregoing, Purchaser Losses and Seller Losses shall not include, and in no event shall any Purchaser Loss or Seller Loss be recoverable under the terms of this Agreement to the extent it consists of, punitive, special or exemplary damages, except to the extent such punitive, special or exemplary damages are awarded against any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, in a third-party claim.

9.2	Certain Limitations.

(a)        Notwithstanding anything contained herein to the contrary, Seller Parent, Seller and Other Sellers shall not be obligated to indemnify Purchaser Indemnified Parties for aggregate Purchaser Losses under this Agreement pursuant to Section 9.1(a)(i) in excess of $24,000,000; provided, however, that such limitation shall not apply with respect to a breach of a representation or warranty made by Seller (its Subsidiaries or the Other Sellers) in Section 4.1, 4.2(a), 4.3, 4.5, 4.9 or 4.10. In addition, Seller Parent, Seller and the Other Sellers shall not be obligated to indemnify Purchaser Indemnified Parties for aggregate Purchaser Losses under this Agreement (including pursuant to Section 9.1(a)(ii), 9.1(a)(iii) or 6.13(e)) in excess of an amount equal to the Purchase Price.

(b)        Notwithstanding anything contained herein to the contrary, Seller Parent, Seller and the Other Sellers shall not be obligated to indemnify Purchaser Indemnified Parties under this Agreement pursuant to Section 9.1(a)(i), (x) with respect to any individual Purchaser Loss or series of related Purchaser Losses of less than fifty thousand dollars ($50,000) (the “Minimum Amount”) and (y) unless and until the aggregate Purchaser Losses (excluding individual Purchaser Losses or related Purchaser Losses less than the Minimum Amount) subject to such indemnification collectively exceed one percent (1.0%) of the Purchase Price (the “Threshold”), whereupon such indemnification shall be made by Seller only with respect to the amount of such Purchaser Losses (excluding individual Purchaser Losses or related Purchaser Losses less than the Minimum Amount) in excess of the Threshold; provided, however, that the Threshold shall not apply to any breach of a representation or warranty made by Seller in Sections 4.1, 4.2(a), 4.3, 4.5, 4.9 or 4.10.

(c)        The representations and warranties of the Seller Parties and Purchaser contained in Article IV and Article V, respectively, of this Agreement shall survive the Closing until September 15, 2007; provided that the representations and warranties set forth in Sections 4.1, 4.2(a), 4.3, 4.5, 4.9, 5.1, 5.2(a) and 5.5 shall survive indefinitely and the representations and warranties set forth in Section 4.10 shall survive until the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement shall survive the Closing until the date or dates explicitly specified therein or, if not so specified, until the expiration of the applicable statute of limitations with respect to the matters contained therein.

(d)        The obligations to indemnify and hold harmless a Party pursuant to Sections 6.14(e), 9.1(a)(i), 9.1(a)(ii), 9.1(b)(i) or 9.1(b)(ii) shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 9.2(c); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, to be indemnified (each, an “Indemnified Party”) shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

9.3	Procedures for Third-Party Claims and Excluded Liabilities.

(a)        General Procedures. Promptly (but in no event later than ten (10) days) after the receipt by any Indemnified Party of a notice of any Proceeding by any third party that may be subject to indemnification under this Article IX, including any Proceeding relating to any Excluded Liability or Assumed Liability, such Indemnified Party shall give written notice of such Proceeding to the indemnifying Party hereunder (the “Indemnifying Party”), stating in reasonable detail the nature and basis of each claim made in the Proceeding and the amount thereof, to the extent known, along with copies of the relevant documents received by the Indemnified Party evidencing the Proceeding and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Proceeding. The Indemnifying Party shall have the right to assume the defense of the Indemnified Party against the third party claim upon written notice to the Indemnified Party delivered within thirty (30) days after receipt of the particular notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the third party claim if it (x) seeks as a remedy the imposition of an equitable remedy that is binding upon Purchaser or the Business or (y) the amounts of Losses could be reasonably expected to exceed the amounts for which the Indemnifying Party is obligated to indemnify. So long as the Indemnifying Party has assumed the defense of the third party claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, it being understood that the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party after such time as the Indemnified Party has notified the Indemnifying Party of such third party claim and prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such third party claim, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim (other than a judgment or settlement that is solely for money damages in an amount less than the remaining balance of the limitations on indemnity set forth in Section 9.2 and is accompanied by a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed). Whether or not the Indemnifying Party shall have assumed the defense, such Indemnifying Party shall not be obligated to indemnify and hold harmless the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the provisions of this Section 9.3(a) shall not apply to any claim with respect to Taxes, which shall be governed solely by Section 6.14.

(b)        Equitable Remedies. In the case of any third party claims where the Indemnifying Party reasonably believes that it would be appropriate to settle such claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Business), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

(c)        Treatment of Indemnification Payments; Insurance Recoveries. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price. Any indemnity payment under this Agreement shall be decreased by any amounts actually recovered by the Indemnified Party under third party insurance policies with respect to such Loss (net of any premiums paid by such Indemnified Party under the relevant insurance policy), each Party agreeing (i) to use all reasonable efforts to recover all available insurance proceeds and (ii) to the extent that any indemnity payment under this Agreement has been paid by the Indemnifying Party to the Indemnified Party prior to the recovery by the Indemnified Party of such insurance proceeds, such amounts actually recovered by the Indemnified Party shall be promptly paid to the Indemnifying Party. If the amount of any Loss for which indemnification is provided under this Agreement (an “Indemnity Claim”) gives rise to a current deduction to the Indemnified Party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit of such current deduction available to the Indemnified Party making the claim. “Tax Benefit” means, with respect to any indemnity payment, the excess, if any, of (i) the Indemnified Party’s pro forma tax Liability for the taxable year in which it accrues the indemnity payment, calculated on the basis of the facts and circumstances actually pertaining to the Indemnified Party, but assuming for purposes of this calculation that the Indemnified Party had not suffered the loss giving rise to the Indemnification Claim or accrued the indemnity payment, over (ii) the Indemnified Party’s Adjusted Actual Tax Liability for such taxable year in each case as calculated in good faith by the Indemnified Party. The “Adjusted Actual Tax Liability” is the actual Tax Liability of the Indemnified Party, taking into account the items excluded from the calculation in clause (i).

9.4	Certain Procedures.

(a)        The Indemnified Party shall notify the Indemnifying Party promptly of its discovery of any matter that may give rise to a claim for indemnification pursuant hereto. The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Subject to the provisions of Section 9.3, in connection with any actual or threatened claims by, or actual or threatened litigation or other disputes with, third parties relating to Assumed Liabilities or Excluded Liabilities, any such claims, litigation and disputes being referred to as “claims” for purposes of this Section 9.4, the Indemnified Party shall cooperate in the defense by the Indemnifying Party of such claim (and the Indemnified Party and the Indemnifying Party agree with respect to all such claims that a common interest privilege agreement exists between them), including, (i) permitting the Indemnifying Party to discuss the claim with such officers, employees, consultants and representatives of the Indemnified Party as the Indemnifying Party reasonably requests, (ii) permitting the Indemnifying Party to have reasonable access to the properties, books, records, papers, documents, plans, drawings, electronic mail, databases and computers of the Indemnified Party at reasonable hours to review information and documentation relative to the properties, books, records, papers, documents, plans, drawings, electronic mail, databases and computers, contracts, commitments and other records of the Indemnified Party, (iii) providing to the Indemnifying Party copies of documents and samples of Printer Products as the Indemnifying Party reasonably requests in connection with defending such claim, (iv) permitting the Indemnifying Party to conduct privileged interviews and witness preparation of officers, employees and representatives of the Indemnified Party as the Indemnifying Party reasonably requests, (v) preserving all properties, books, records, papers, documents, plans, drawings, electronic mail and databases of the Business relating to matters relating to Excluded Liabilities (in the case of the Purchaser) and Assumed Liabilities (in the case of the Other Sellers) in accordance with such Party’s corporate documents retention policies, or longer to the extent reasonably requested by the other Party in connection with any actual or threatened action that would reasonably be expected to result in a claim for indemnification hereunder, (vi) promptly collecting documents and extracting information from documents for the Indemnifying Party’s review and use, as the Indemnifying Party reasonably requests, or allowing the Indemnifying Party’s representatives to do the same, (vii) notifying the Indemnifying Party promptly of receipt by the Indemnified Party of any subpoena or other third party request for documents or interviews and testimony, (viii) providing to the Indemnifying Party copies of any documents produced by the Indemnified Party in response to or compliance with any subpoena or other third party request for documents, and (ix) permitting the Indemnifying Party to conduct such other reasonable investigations and studies, and take such other actions, as are reasonably necessary in connection with the Indemnifying Party’s defense or investigation of such claim. In connection with any claims, except to the extent inconsistent with the Indemnified Party’s obligations under applicable Law and except to the extent that to do so would subject the Indemnified Party or its employees, agents or representatives to criminal or civil sanctions, (1) unless ordered by a court to do otherwise, the Indemnified Party shall not produce documents to a third party until the Indemnifying Party has been provided a reasonable opportunity to review, copy and assert privileges covering such documents, (2) the transfer to the Indemnified Party by the Indemnifying Party of documents covered by the Indemnifying Party’s attorney/client or work product privileges shall not constitute a waiver of such privileges, (3) unless otherwise ordered by a court, the Indemnified Party shall withhold from production to any third party any documents as to which the Indemnifying Party asserts a privilege, (4) the Indemnified Party shall defend in court any such privilege asserted by the Indemnifying Party and (5) the Indemnified Party shall permit the Indemnifying Party to prepare any employees of the Indemnified Party required or requested to testify or otherwise be deposed or interviewed in connection with any claim and to be present during any such testimony or interviews.

(b)        Notwithstanding anything in this Agreement or in any Local Asset Transfer Agreement to the contrary, Purchaser shall not make any claim for indemnification or otherwise in any circumstances whatsoever against any Other Seller other than by means of a claim against Seller as agent for such Subsidiary or Other Seller pursuant to the terms of this Agreement unless Seller fails to satisfy its obligations under this Article IX, and Purchaser shall indemnify Seller on its own behalf and as agent for the Other Sellers against any claim for indemnification made against the Other Seller contrary to this Section 9.4(b).

9.5	Remedies Exclusive.

Following the Closing, with the exception of remedies based on fraud or Section 6.14(e), the remedies set forth in this Article IX shall constitute the sole and exclusive remedy for money damages and shall be in lieu of any other remedies for money damages that may be available to the Indemnified Parties under any other agreement or pursuant to any statutory or common law (including Environmental Law) with respect to any Losses of any kind or nature incurred directly or indirectly resulting from or arising out of any of this Agreement, the Business, the Purchased Assets, the Assumed Liabilities or the Excluded Liabilities (it being understood that nothing in this Section 9.5 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other similar non-monetary equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing). The Other Sellers, Seller Parent, Seller and Purchaser each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.5.

ARTICLE X

TERMINATION

10.1	Termination Events.

Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a)        by mutual consent of the Parties;

(b)        after April 18, 2006 (the “Outer Date”), by any Party by notice to the other Party if the Closing shall not have been consummated on or prior to the Outer Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform in all material respects any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)        by any Party by notice to the other Party, if (i) a final, non-appealable order, decree or ruling enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement to occur on the Closing Date has been issued by any federal or state court in the United States having jurisdiction (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) or any U.S. federal or state Law has been enacted that would make the consummation of the transactions contemplated by this Agreement to occur on the Closing Date illegal.

10.2	Effect of Termination.

In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party (or such other persons or entities), except that the provisions of Sections 6.2(b), 6.4 and Article XI of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, the provisions of this Section 10.2 shall not relieve either party of any liability for willful breach of this Agreement.

ARTICLE XI

MISCELLANEOUS AGREEMENTS OF THE PARTIES

11.1	Dispute Resolution.

Except as otherwise set forth herein, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Section 11.1.

(a)        Negotiation. The Parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within 30 days after notice of a Dispute is given by either Party to the other Party, each Party shall select a first tier negotiating team comprised of director or general manager level employees of such Party and shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable Section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within

30 days of their first meeting, then each Party shall select a second tier negotiating team comprised of vice president level employees of such Party and shall meet within 30 days after the end of the first 30 day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 11.1, all reasonable requests made by one Party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party. All negotiations between the Parties pursuant to this Section 11.1(a) shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

(b)        Failure to Resolve Disputes. In the event that any Dispute arising out of or related to this Agreement is not settled by the Parties within 15 days after the first meeting of the second tier negotiating teams under Section 11.1(a), the Parties may seek any remedies to which they may be entitled in accordance with the terms of this Agreement.

(c)        Proceedings. Nothing herein, however, shall prohibit either Party from initiating litigation or other judicial or administrative proceedings if such Party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation. In the event that litigation is commenced under this Section 11.1(c), the Parties agree to continue to attempt to resolve any Dispute according to the terms of Section 11.1(a) during the course of such litigation proceedings under this Section 11.1(c).

(d)        Pay and Dispute. Except as provided herein, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the Party named in a third party’s invoice must make timely payment to such third party, even if the Party named in the invoice desires to pursue the dispute resolution procedures outlined in this Section 11.1. If the Party that paid the invoice is found pursuant to this Section 11.1 to not be responsible for such payment, such paying Party shall be entitled to reimbursement, with interest accrued at an annual rate of the Prime Rate, from the Party found responsible for such payment.

11.2	Notices.

All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, upon receipt by the sender of answer-back confirmation when telefaxed, or on the next Business Day when sent by overnight courier, and

If to Purchaser:

Marvell International Technology Ltd.
c/o Marvell Semiconductor, Inc.
5488 Marvell Lane, MS- 5.2.589
Santa Clara, CA 95054
	Attention:	Vice President and General Counsel
Fax: (408) 222-9177

with a copy to:	Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, CA 94105
	Attention:	Nathaniel M. Cartmell III, Esq.
Stanton D. Wong, Esq.
Fax: (415) 983-1200

If to Seller Parent or the Other Sellers:

Avago Technologies Limited
c/o Avago Technologies US Inc.
350 West Trimble Road
Building 90
San Jose, CA 95131
	Attention:	Rex S. Jackson, Esq.
Fax: (408) 435-6050

with a copy to:	Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, CA 94025
	Attention:	Peter F. Kerman, Esq.
Christopher Kaufman, Esq.
Fax: (650) 463-2600

or to such other address as any such Party shall designate by written notice to the other Party.

11.3	Bulk Transfers.

Purchaser waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Purchased Assets.

11.4	Severability.

If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and the Other Sellers, Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

11.5	Purchaser Parent Guarantee.

Purchaser Parent does hereby irrevocably and unconditionally guarantee the performance by Purchaser of each and every obligation of Purchaser under this Agreement, including the obligation to make all payments which become due from Purchaser hereunder. In addition, Purchaser Parent shall be responsible for the accuracy of each and every representation and warranty made by Purchaser under this Agreement. The guaranty set forth in this Section 11.5 shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force until all guaranteed obligations are performed in full. Notwithstanding the foregoing, Purchaser Parent shall be entitled to assert any defenses to payment or performance that would be available to Purchaser in any action commenced by any Seller Party to enforce the foregoing guaranty

11.6	Further Assurances; Further Cooperation.

Subject to the terms and conditions hereof (including Section 6.3), each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Seller and Purchaser, to effectuate the provisions of this Agreement, provided that all such actions are in accordance with applicable Law. From time to time, whether at or after the Closing, the Seller Parties (as appropriate) will execute and deliver such further instruments of conveyance, transfer and assignment and take such other action, at Purchaser’s sole expense, as Purchaser may reasonably require to more effectively convey and transfer to Purchaser any of the Purchased Assets, the Transferred Business Intellectual Property, the Transferred Business Intellectual Property Rights or the Purchased Seller Subsidiaries, including documentation necessary to permit Purchaser to record the transfer of the Transferred Business Intellectual Property with the United States Patent and Trademark Office, and Purchaser will execute and deliver such further instruments and take such other action, at the Seller Parties’ sole expense, as the Seller Parties may reasonably require to more effectively assume the Assumed Liabilities.

11.7	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.7.

11.8	Expenses.

Except as otherwise expressly provided herein, whether or not the Closing occurs, the Parties shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

11.9	Assignment.

This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, however, Purchaser may assign any or all of its rights and obligations under this Agreement to any wholly-owned (other than director qualifying shares) direct or indirect Subsidiary of Purchaser (provided that no such assignment shall release Purchaser from any obligation under this Agreement) or to a lender of Purchaser as collateral for bona fide indebtedness for money borrowed or in connection with a merger, consolidation, conversion or sale of assets of Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

11.10	Amendment; Waiver.

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.11	Specific Performance.

The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and thereof and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. The rights and remedies of the Parties shall be cumulative (and not alternative).

11.12	Third Parties.

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third party beneficiary hereto (including with respect to any Business Employee) other than the provisions of Article IX hereof with respect to indemnification.

11.13	Governing Law.

This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, without regard to any conflicts of law principles that would result in the application of any law other than the law of the State of California.

11.14	Consent to Jurisdiction; Waiver of Jury Trial.

Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court located in Santa Clara County, California, or if such court does not have jurisdiction, the superior courts of the State of California located in Santa Clara County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties, further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.2 shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding set forth above arising out of this Agreement or the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and for any counterclaim with respect thereto.

11.15	Disclosure Letter.

Disclosures included in the Disclosure Letter shall be considered to be made for purposes of all other sections to the Disclosure Letter to the extent that the relevance of any disclosure to any such other section of the Disclosure Letter is reasonably apparent. Inclusion of any matter or item in the Disclosure Letter does not imply that such matter or item would, under the provisions of this Agreement, have to be included in the Disclosure Letter or that such matter or item is otherwise material.

11.16	Entire Agreement.

The Confidentiality Agreement, the Transaction Documents, Annex A, the Disclosure Letter and the Exhibits hereto and any other agreements between Purchaser and the Seller Parties entered into on the date hereof set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein or therein. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

11.17	Time is of the Essence.

Time is of the essence with respect to the performance of this Agreement.

11.18	Section Headings; Table of Contents.

The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be duly executed as of the date first above written.

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Kenneth Y. Hao
Name:	Kenneth Y. Hao
Title:	Director

AVAGO TECHNOLOGIES IMAGING HOLDING (LABUAN) CORPORATION

By:	/s/ Kenneth Y. Hao
Name:	Kenneth Y. Hao
Title:	Director

[SIGNATURE PAGE OF SELLER PARENT AND SELLER TO THE PURCHASE AND SALE

AGREEMENT – PURCHASER’S SIGNATURE PAGE FOLLOWS]

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ George Hervey
Name:	George Hervey
Title:	VP & CFO

MARVELL INTERNATIONAL TECHNOLOGY LTD.

By:	/s/ Carol Feathers
Name:	Carol Feathers
Title:

[SIGNATURE PAGE OF PURCHASER PARENT AND PURCHASER TO

PURCHASE AND SALE AGREEMENT]

ANNEX A

“Adjusted Actual Tax Liability” shall have the meaning set forth in Section 9.3(c).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Angel” shall mean Agilent Technologies, Inc., a Delaware corporation.

“Angel Plans” shall mean each employee benefit plan in which the Business Employees participated, as an employee of Angel or its Subsidiaries, immediately prior to the close of the Semiconductor Business Purchase Agreement.

“Agreement” shall have the meaning set forth in the Recitals to the Agreement.

“Allocation Schedule” shall have the meaning set forth in Section 3.3.

“Ancillary Agreements” shall have the meaning as set forth in Section 2.3.

“Antitrust Regulations” shall have the meaning set forth in Section 4.2(b).

“Applicable Revenues” shall have the meaning set forth in Section 3.3(a)(i).

“Applicable Revenues Statement” shall have the meaning set forth in Section 3.3(d)(i).

“Assigned Leases” shall have the meaning set forth in Section 4.5(b).

“Assigned Real Property” shall have the meaning set forth in Section 4.5(b).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.3(a).

“Assignment Consent” shall have the meaning set forth in Section 6.3(a).

“Assumed Liabilities” shall have the meaning set forth in Section 2.2(a).

“Audited Semiconductor Business Financial Statements” shall mean the audited combined balance sheets of the Semiconductor Products Business of Angel for the fiscal years ended October 31, 2005 and October 31, 2004 and the related audited combined statements of operations, of invested equity and of cash flows for each of the three years in the period ended October 31, 2005.

“Automatic Transferred Employees” shall mean those Business Employees where local employment Laws, including but not limited to the Transfer Regulations, provide for an automatic transfer of employees upon the transfer of a business as a going concern and such transfer occurs by operation of Law.

“Base Inventory” shall means Thirteen Million Seven Hundred Thousand U.S. Dollars ($13,700,000).

“Bill of Sale” shall have the meaning set forth in Section 2.3(a).

“Boise Lease” shall have the meaning set forth in Section 4.5(c).

“Books and Records” shall have the meaning set forth in Section 6.5(d).

“Business” means the business of the design, development, research, manufacture, supply, distribution, sale, support and maintenance of Printer Products.

“Business Competitor” shall have the meaning set forth in Section 6.9.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are permitted or required by Law to close.

“Business Employee” shall mean (i) the employees of Seller Parent, the Other Sellers, Seller, Angel and their Subsidiaries set forth in Section A of the Disclosure Letter, including (A) any such employees on temporary leave for purposes of jury or annual two-week national service/military duty, employees on vacation and employees on a regularly scheduled day off from work and (B) any such employees who on the Closing Date are on maternity or paternity leave, education leave, military leave with veteran’s re-employment rights under federal Law, leave under the Family Medical Leave Act of 1993 or equivalent provisions in other jurisdictions, approved personal leave, short-term disability leave or medical leave but, unless otherwise required under local employment Laws, excluding any such employees on long-term disability or whose employment with Seller Parent and its Subsidiaries has terminated prior to the Closing, (ii) each additional employee of the Other Sellers, Seller, Seller Parent and their Subsidiaries hired by the Business between the date hereof and the Closing Date in the ordinary course of business or hired by the Other Sellers, Seller, Seller Parent, Angel and their Subsidiaries in the ordinary course of business to replace employees identified in Section A of the Disclosure Letter who have terminated employment or taken leave between the date hereof and the Closing Date and (iii) each other employee of the Other Sellers, Seller, Seller Parent and their Subsidiaries that Seller and Purchaser have mutually agreed to prior to the Closing Date or whose transfer to Purchaser and its Subsidiaries is required under local Law.

“Business Environmental Liabilities” means any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence at any time of any Hazardous Materials as of, prior to or following the Closing Date in the soil, groundwater, surface water, air or building materials of the Assigned Real Property (“Business Contamination”); (ii) the migration at any time as of, prior to or after the Closing Date of Business Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted on the Assigned Real Property at any time as of, prior to or following the Closing Date (“Business Hazardous Materials Activities”); (iv) the exposure of any person to

Hazardous Materials in the course of or as a consequence of any Business Hazardous Materials Activities or to Business Contamination, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental Laws to the extent (but only to the extent) arising out of or relating to the Business or the Purchased Assets or in connection with any Business Hazardous Materials Activities; and (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing.

“Business Financial Statements” shall have the meaning set forth in Section 4.16(a).

“Business Intellectual Property Licenses” shall mean any agreement under which (i) a third party has licensed any Business Intellectual Property Rights to a Seller Party or General IP that is used exclusively in the Business, or (ii) a Seller Party or General IP has licensed any Business Intellectual Property Rights to any third party, other than Customer Contracts and Supplier Contracts.

“Business Intellectual Property Rights” means Intellectual Property Rights in and to Business Technology and Intellectual Property Rights owned or used in the Business.

“Business Technology” means any Technology that is used in the conduct of the Business as of the Closing.

“CAD Licenses” shall have the meaning set forth in Section 2.3(a).

“CAD Licensor” shall have the meaning set forth in Section 6.18(a).

“China Lease” shall have the meaning set forth in Section 4.5(b).

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” shall have the meaning set forth in Section 6.9.

“Confidential Information” shall have the meaning set forth in Section 6.2(b).

“Confidentiality Agreement” shall mean that certain letter agreement dated January 30, 2006 by and between Seller Parent and Purchaser Parent.

“Contract” means any written or oral commitment, contract, subcontract, license, sublicense, lease, understanding, instrument, indenture, note or legally binding commitment or undertaking of any nature.

“Corvallis Lease” shall have the meaning set forth in Section 4.5(b).

“Current Employment Terms” shall have the meaning set forth in Section 6.6(a)(ii).

“Customer Contract” means any Contract between any of the Seller Parties or any of their Subsidiaries on the one hand and a customer, distributor or dealer of Seller or any of its Subsidiaries on the other hand for the purchase, sale, distribution, marketing, servicing, support or manufacturing (or similar matters) of Printer Products.

“Designated Employees” shall have the meaning set forth in Section 6.6(k).

“Disclosure Letter” shall have the meaning set forth in the first sentence of Article IV.

“Disputes” shall have the meaning set forth in Section 11.1.

“DOJ” shall have the meaning set forth in Section 6.3(c).

“Dollars” or “$”, when used in this Agreement or any other Transaction Document, shall mean United States dollars unless otherwise stated.

“Earnout Arbitrator” shall have the meaning set forth in Section 3.3(d)(iv).

“Earnout Discussion Period” shall have the meaning set forth in Section 3.3(d)(iv).

“Earnout Proposed Adjustment Notice” shall have the meaning set forth in Section 3.3(d)(iii).

“Earnout Review Period” shall have the meaning set forth in Section 3.3(d)(ii).

“Effective Time” shall have the meaning set forth in Section 8.1.

“Environmental Claim” shall mean any written claim, proceeding, suit, complaint, or notice of violation alleging violation of, or liability under, any Environmental Laws.

“Environmental Laws” shall mean any applicable foreign, federal, state or local Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common law relating to, or imposing standards regarding the protection or clean-up of the environment, any Hazardous Material Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including without limitation protection of health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal state or local law, each as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.11(f).

“Estimated Inventory” shall have the meaning set forth in Section 3.2(b).

“Excluded Assets” shall mean the assets of Seller and its Subsidiaries other than the Purchased Assets and the Purchased Seller Subsidiaries, including those assets identified on Exhibit F.

“Excluded Liabilities” shall have the meaning set forth in Section 2.2(b).

“Filing Party” shall have the meaning set forth in Section 6.14(a)(ii).

“Final Closing Statement of Inventory” shall have the meaning set forth in Section 3.2(d).

“Final Inventory” shall have the meaning set forth in Section 3.2(c).

“FTC” shall have the meaning set forth in Section 6.3(c).

“FY2006” shall have the meaning set forth in Section 3.3(a)(ii).

“FY2007” shall have the meaning set forth in Section 3.3(a)(ii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time applied consistently with the principles used in preparing the Audited Semiconductor Business Financial Statements.

“Governmental Authority” shall have the meaning set forth in Section 4.4.

“Hazardous Materials” shall mean any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including, without limitation, petroleum, petroleum products, by-products or derivatives and asbestos and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

“HSR Act” shall have the meaning set forth in Section 6.3(b).

“Indebtedness” means (i) all outstanding obligations for senior debt and subordinated debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations under capital leases and purchase money obligations (other than as included in Accounts Payable), (iii) any amounts owed with respect to drawn letters of credit and (iv) any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above.

“Indemnified Party” shall mean a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Indemnity Claim” shall have the meaning set forth in Section 9.3(c).

“India Lease” shall have the meaning set forth in Section 4.5(b).

“Industry-Wide Plan” means any scheme, plan, fund or arrangement, which provides Retirement Benefits to or in respect of Automatic Transfer Employees in which employers may participate even if they are not within the same corporate group as the other participating employers.

“Intellectual Property License Agreement” shall have the meaning set forth in Section 6.11.

“Intellectual Property Rights” means the rights associated with the following: (a) United States and foreign patents and applications therefor (including any continuations, continuations in part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing) (“Patents”); (b) trade secret rights and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto (“Copyrights”); (d) trademarks, trade names, service marks, service names, trade dress rights and similar designation of origin and rights therein, and all goodwill symbolized thereby and associated therewith (“Trademarks”); (e) Uniform Resource Locators, Web site addresses and domain names (“Internet Properties”); (f) industrial design rights and any registrations and applications therefore (“Industrial Designs”); (g) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration thereof (“Database Rights”); (h) mask works, and mask work registrations and applications therefor (“Mask Works”); and (i) any similar, corresponding or equivalent rights to any of the foregoing any where in the world. Intellectual Property Rights specifically excludes contractual rights (including license grants) and also excludes the tangible embodiment of any of the foregoing.

“Inventory” shall have the meaning set forth in Section 3.2(c).

“Inventory Arbitrator” shall have the meaning set forth in Section 3.2(g).

“Inventory Deficiency Amount” shall have the meaning set forth in Section 3.2(c).

“Inventory Discussion Period” shall have the meaning set forth in Section 3.2(g).

“Inventory Excess Amount” shall have the meaning set forth in Section 3.2(c).

“Inventory Proposed Adjustment Notice” shall have the meaning set forth in Section 3.2(f).

“Inventory Review Period” shall have the meaning set forth in Section 3.2(e).

“IPC” shall have the meaning set forth in the Recitals to the Agreement.

“IPC Capital Stock” shall have the meaning set forth in the Recitals to the Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“IT Infrastructure” means all IT systems; network or telecommunications equipment and software; desktop computer software; accounting, finance and database software; general software development and control systems; and tools, environments and other general IT functionality used in the operation of both the Retained Business and the Business but excluding Transferred IT Infrastructure. For the avoidance of doubt, “IT Infrastructure” does not include any data or other information with respect to the Business contained in such software, systems, tools, or environments.

“Joinder” shall mean a joinder agreement substantially in form of Exhibit I.

To “the knowledge of” a Party shall mean, with respect to Seller, actual knowledge of Richard Chang, Adam Clammer, Ken Hao, Tony Ling, James Stewart, Kathy Breidenbach, Floyd Anderson and Rex Jackson, and with respect to Purchaser, the actual knowledge of George Hervey and Matthew Gloss.

“Landlord” shall mean a landlord, sublandlord, licensor or other party granting the right to use or occupy real property.

“Landlord Consent” shall have the meaning set forth in Section 2.6(a).

“Law” means any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Lease” shall mean a lease, sublease, license or other agreement permitting the use or occupancy of real property, including any amendments, modifications, supplements, renewals, extensions and guaranties related thereto.

“Liabilities” shall have the meaning set forth in Section 2.2(a).

“Licensed Business Intellectual Property Rights” means Business Intellectual Property Rights which as of the Closing Date are owned by Seller or any Subsidiary, or to which Seller or any Subsidiary has the right to grant licenses to Purchaser of the scope granted in the Intellectual Property License Agreement without the payment of royalties or other consideration to third parties, in each case other than Transferred Business Intellectual Property Rights.

“Licensed Business Technology” means Business Technology that as of the Closing Date is owned by Seller or any Affiliate, or to which Seller or any Affiliate has the right to grant licenses to Purchaser of the scope granted in the Intellectual Property License Agreement without the payment of royalties or other consideration to third parties, in each case other than Transferred Business Technology.

“Liens” shall mean any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien (including any lien for unpaid Taxes), charge, security interest, option or any restriction or other encumbrance of any kind.

“Local Asset Transfer Agreement” shall have the meaning set forth in Section 2.3.

“Losses” means any and all losses, damages, liabilities, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, losses in connection with any Environmental Law (including any clean-up or remedial action), court costs and fees (including reasonable attorneys’ fees and expenses).

“Master Separation Agreement” shall have the meaning set forth in Section 6.8(a).

“Minimum Amount” shall have the meaning set forth in Section 9.2(b).

“NDAs” shall have the meaning set forth in Section 6.19.

“Non-U.S. Angel Plans” means employee benefit plan in which the non-U.S Employees participated, as an employee of Angel or its Subsidiaries, immediately prior to the close of the Semiconductor Business Purchase Agreement.

“Non-U.S. Benefit Plans” means each plan, scheme, fund or arrangement of Seller and its Subsidiaries within the Business operated outside the United States which provides Retirement Benefits to or in respect of Non-U.S. Employees, including any such plan, scheme, fund or arrangement which has not been disclosed to Purchaser, but not including any mandatory government or social security pension arrangements, or any other plans, funds or arrangements operated entirely within the United States or primarily for the benefit of employees of Seller and its Subsidiaries who are not Non-U.S. Employees.

“Non-U.S. Employees” means each Business Employee employed other than in the United States by Seller or any of its Subsidiaries, other than any employees considered to be U.S. expatriates by Seller.

“Non-U.S. Former Employees” shall have the meaning set forth in Section 6.7.

“Notification” shall have the meaning set forth in Section 6.14(d).

“ordinary course of business” means in the ordinary course of the operation of the Business, consistent with past practices of the Business.

“Other Sellers” shall have the meaning set forth in the Preamble.

“Outer Date” shall have the meaning set forth in Section 10.1(b).

“Party” and “Parties” shall have the respective meanings set forth in the Recitals to this Agreement.

“Parent” shall have the meaning set forth in the Recitals.

“Permits” shall have the meaning set forth in Section 4.13.

“Permitted Liens” shall mean (i) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, either (A) not delinquent or (B) being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (iii) protective filings related to operating leases with third parties entered into in the ordinary course of business, (iv) Liens that do not materially affect the ownership or use of the underlying Purchased Asset or Purchased Seller Subsidiaries for the purpose it is being utilized for by Seller or its Subsidiaries on the Closing Date, and (v) for purposes of Sections 4.5 and 6.8, Liens which would not, take together with all other Liens described in clauses (i) through (iv) above, reasonably be expected to have a Seller Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Preparing Party” shall have the meaning set forth in Section 6.14(a).

“Prime Rate” shall mean the rate of interest as announced from time to time by JPMorgan Chase at its principal office in New York City as its prime lending rate, the Prime Rate to change when and if such prime lending rate changes.

“Printer Products” means digital CMOS application specific integrated circuits (“ASICs”) and systems on chips (“SOCs”) specifically designed for image processing associated with inkjet and laser jet printer systems. For each of the above, “Printer Products” includes the board level designs for, and the software and firmware incorporated with, such Printer Products. “Printer Products” do not include ASICs or SOCs for analog signal processing, optoelectronic functionality, motion control or navigation purposes or other electronic components for driving motors, or pens and toner cartridges.

“Proceeding” means any claim, action, arbitration, audit, hearing, inquiry, examination, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchased Assets” shall mean the assets set forth in Exhibit H and all of the goodwill associated therewith.

“Purchased Seller Subsidiaries” shall have the meaning set forth in the Recitals to the Agreement.

“Purchased Subsidiary Interests” shall have the meaning set forth in the Recitals to the Agreement.

“Purchaser” shall have the meaning set forth in the Recitals to the Agreement.

“Purchaser Disclosure Letter” shall have the meaning set forth in ARTICLE V.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 9.1(a).

“Purchaser Losses” shall have the meaning set forth in Section 9.1(a).

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby and any documents delivered or entered into in connection herewith.

“Purchaser Parent” shall have the meaning set forth in the Recitals.

“Purchaser Plans” shall have the meaning set forth in Section 6.6(a)(v).

“Purchaser’s 401(k) Plan” shall have the meaning set forth in Section 6.6(e).

“Release” shall be defined as that term is defined in 42 U.S.C. § 9601 (22).

“Restructuring” shall mean the formation of any Subsidiaries or Affiliates of Seller Parent and the transfer, assignment, conveyance of assets and rights from Seller Parent or Seller to such Affiliates and the assumption of Liabilities by such Affiliates from Seller Parent or Seller.

“Retained Business” means the design, manufacture and sale of semi-conductor products by Seller and its Affiliates other than the Business.

“Retirement Benefits” means any pension, lump sum, gratuity or similar benefit provided or to be provided on or after retirement (including early retirement), death or disability in respect of an Employee’s employment, but excluding benefits provided under an arrangement, the sole purpose of which is to provide benefits on the accidental injury or death of an Automatic Transfer Employee.

“SEC” shall have the meaning set forth in Section 4.2(b).

“Section 6.7(f) Obligations” shall have the meaning set forth in Section 6.7(f).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Recitals to this Agreement.

“Seller Corporate Policies” shall have the meaning set forth in Section 6.13.

“Seller Facility” shall have the meaning set forth in Section 2.3(b).

“Seller Fiscal Years” shall have the meaning set forth in Section 3.3(a)(ii).

“Seller Indemnified Party” shall have the meaning set forth in Section 9.1(a).

“Seller Losses” shall have the meaning set forth in Section 9.1(a).

“Seller Material Adverse Effect” means any change, circumstance, event or effect that is materially adverse to the Purchased Assets or to the business, operations, financial condition or results of operations of the Business, in each case taken as a whole, provided that none of the following shall be deemed, either alone, or in combination, to constitute a Seller Material Adverse Effect: any change, circumstance, event or effect resulting from or arising out of (a) the public announcement of the entering into of this Agreement or the other Transaction Documents or the pendency of the transactions contemplated hereby or thereby, (b) except for the transactions contemplated by Sections 2.1, 2.2 and 2.3, the performance by Seller or any Other Seller of its obligations under this Agreement or the other Transaction Documents, (c) general economic conditions, including prevailing interest rates, (d) general conditions in the industry in which the Business is conducted, (e) any change related to the Excluded Assets that does not materially adversely affect the Business, the Purchased Assets, the Transferred Business Intellectual Property, the Transferred Business Intellectual Property Rights or the Purchased Seller Subsidiaries, (f) any change in the relationship between any of the Seller Parties and The Hewlett-Packard Company (including (i) any decision by The Hewlett-Packard Company to refuse to give any Consent under any Transferred Contract in connection with the transactions contemplated by this Agreement or any of the Transaction Documents or to assert any infringement claims against the Seller Parties or Purchaser as a result of the transfer of the Business pursuant to this Agreement, or (ii) any indication by The Hewlett-Packard Company of its intention to terminate or otherwise materially adversely change its relationship with the Business), (g) any natural disaster or any act of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof unless, in the case of the foregoing clauses (c),(d) and (g), such changes, circumstances, events or effects referred to therein materially disproportionately impact the Business relative to the industry in which the Business competes as a whole; provided that in determining whether a Seller Material Adverse Effect has occurred with respect to changes, circumstances, events or effects resulting from or arising out of one or more Contracts, it shall be taken into consideration whether such alternatives or replacements to such Contracts are commercially available on comparable terms without disruption to the Business.

“Seller Parent” shall have the meaning set forth in the Recitals to this Agreement.

“Seller Parties” shall mean Seller Parent, Seller and all Affiliates of Seller Parent and Seller that own, lease, license or hold any Purchased Assets, Transferred Business Intellectual Property and Transferred Business Intellectual Property Rights, or operates any portion of the Business.

“Seller Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)),

and each severance, change in control, retention or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy under which any employee or former employee of the Business has any present or future right to benefits and under which Seller Parent, Seller or any of their ERISA Affiliates has had or has any present or future liability.

“Semiconductor Business Purchase Agreement” shall have the meaning set forth in Section 6.9(a).

“Statement of Operating Revenue and Expenses” shall have the meaning set forth in Section 4.16(a).

“Statement of Purchased Net Assets” shall have the meaning set forth in Section 4.16.

“Straddle Period” shall have the meaning set forth in Section 6.14(b)(iii).

“Sublease” shall have the meaning set forth in Section 4.5(b).

“Subleased Real Property” shall have the meaning set forth in Section 4.5(b).

“Subsidiary” or “Subsidiaries” of Purchaser, Seller or any other Person means any corporation, partnership or other legal entity of which Purchaser, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Supplier Contract” means any Contract between the Seller Parties or any of their Subsidiaries on the one hand and a supplier of Seller Parties or any of their Subsidiaries on the other hand for the purchase or sale of components, subsystems, complete systems or other materials used in the manufacture of the Printer Products or to the extent relating to the Business, and agreements or arrangements with regard to purchase or return of inventory of such components, subsystems, complete systems, materials or Printer Products.

“Tax” or “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, GST, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” shall have the meaning set forth in Section 9.3(c).

“Tax Claim” shall have the meaning set forth in Section 6.14(d).

“Tax Return” shall mean any return, declaration, report, election, disclosure, form, estimated return and information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, routines, formulae, software, databases, lab notebooks, specifications, development and lab equipment, processes, prototypes, know-how and devices. “Technology” does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Threshold” shall have the meaning set forth in Section 9.2(b).

“Trademark License Agreement” shall mean a license agreement substantially in the form of Exhibit G.

“Transaction Documents” shall have the meaning set forth in Section 4.2(a).

“Transfer Regulations” means the Council Directive 77/187/EEC of 14 February 1977 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”) and the legislation and regulations of any EU Member State implementing such Acquired Rights Directive.

“Transfer Taxes” shall have the meaning set forth in Section 6.14(a)(i).

“Transferred Business Intellectual Property” means (i) the Patents listed on Schedule 1 hereto with such changes as may be further agreed to in writing prior to the Closing Date, the Trademarks listed on Schedule 2 hereto, and the Internet Properties listed on Schedule 3 hereto, and (ii) those Trade Secrets, Copyrights, Industrial Designs, Database Rights and Mask Works incorporated in the Transferred Business Technology that are owned by the Seller Parties as of the Closing Date.

“Transferred Business Intellectual Property Assignment” shall have the meaning set forth on Exhibit F.

“Transferred Business Intellectual Property Rights” means all rights relating to the Transferred Business Intellectual Property and all Intellectual Property Rights (other than Patents, Trademarks and Internet Properties) incorporated in the Transferred Business Technology and in the tangible embodiments thereof.

“Transferred Business Technology” means the Business Technology pertaining exclusively to the Business.

“Transferred Contracts” shall mean the Contracts described on Exhibit H.

“Transferred Employees” shall have the meaning set forth in Section 6.6(a)(iv).

“Transferred IT Infrastructure” means:

(a)        at the Assigned Real Property and the Subleased Real Property, all desktop computers and or laptops used by Transferred Employees and all servers, printers and other such hardware for which 80% or more of their usage is for the benefit of Transferred Employees; and

(b)        to the extent not included in (a) above, all IT systems; network or telecommunications equipment and software; desktop computer software; accounting, finance and database software; general software development and control systems; and tools, environments and other general IT functionality; in each case which is used exclusively in the operation of the Business;

in each case, to the extent such Transferred IT Infrastructure is transferable (including upon receipt of a third-party consent to such transfer) and, with respect to any Transferred IT Infrastructure that is leased or licensed from a third party, subject to the terms of such lease or license and the inclusion in the Assumed Liabilities of the obligations of Seller and its Subsidiaries under such lease or license to the extent (but only to the extent) related to such Transferred IT Infrastructure.

“Transferred Material Contracts” shall have the meaning set forth in Section 4.6(a).

“U.S. R&D” shall have the meaning set forth in the Recitals to the Agreement.

“U.S. R&D Capital Stock” shall have the meaning set forth in the Recitals to the Agreement.

“Vacation Policy” shall have the meaning set forth in Section 6.6(g).

“WARN Act” shall have the meaning set forth in Section 6.6(i).

EXHIBIT A

BILL OF SALE

THIS BILL OF SALE (the “Agreement”) is made, executed and delivered as of this                      ,              , by and between Avago Technologies U.S. Inc., a Delaware corporation (“Seller Entity”), in favor of Marvell Semiconductor, Inc., a California corporation (“Purchaser Entity”).

WHEREAS, Seller Entity is party to that certain Purchase and Sale Agreement, dated as of February 17, 2006 (the “Purchase Agreement”), by and among Avago Technologies Limited, a company organized under the laws of Singapore (“Seller Parent”), Avago Technologies Imaging Holding (Labuan) Corporation, a company organized under the laws of Labuan (“Seller”), Marvell Technology Group Ltd., a Bermuda corporation (“Purchaser Parent”), and Marvell International Technology Ltd., a Bermuda corporation (“Purchaser”) wherein Purchaser and certain of its Affiliates are acquiring the Purchased Assets; and

WHEREAS, Purchaser Entity and Seller Entity now seek to consummate the assignment, conveyance and transfer of such Purchased Assets other than those assets that are conveyed pursuant to other instruments of transfer executed pursuant to the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. Seller Entity hereby sells, conveys, transfers and assigns to Purchaser Entity all of Seller Entity’s right, title and interest in and to all of the Purchased Assets, other than those Purchased Assets that are conveyed pursuant to other instruments of transfer executed pursuant to the Purchase Agreement, free and clear of all Liens, except Permitted Liens and Liens arising out of any actions of Purchaser and its Subsidiaries. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

3. Purchaser Entity and Seller Entity do hereby represent that each signatory to this Agreement has due authorization and authority to bind such party to this Agreement.

4. At any time and from time to time after the date hereof, at a party’s request and without further consideration, the other will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as a party may reasonably deem necessary or desirable to effect the transaction contemplated hereby.

5. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than Purchaser Entity and its successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or conditions hereof, and all the terms, covenants and conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of Purchaser Entity and its successors and assigns.

6. Seller Entity hereby constitutes and appoints Purchaser Entity, its successors and assigns, Seller Entity’s true and lawful attorney and attorneys, with full power of substitution, in Seller Entity’s name and stead, but on behalf and for the benefit of Purchaser Entity, its successors and assigns, to demand, receive and collect any and all of the Purchased Assets, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller Entity’s name, or otherwise for the benefit of Purchaser Entity, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Purchaser Entity, its successors or assigns, may deem proper for the collection or recovery of any of the Purchased Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred and assigned, or intended so to be, and to do all acts and things in relation to the Purchased Assets which Purchaser Entity, its successors or assigns, shall deem desirable, Seller Entity hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller Entity or by its dissolution or in any manner or for any reason whatsoever.

7. This Agreement is executed by, and shall be binding upon, the respective parties thereto and their successors and assigns, for the uses and purposes set forth above.

8. This instrument shall be governed by, and construed in accordance with, the laws of the State of California as applied to contracts entered into and performed entirely within California.

9. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SELLER ENTITY
Avago Technologies U.S. Inc.

By:
Name:
Title:

PURCHASER ENTITY
Marvell Semiconductor, Inc.

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) is made and entered into as of                              by and between Avago Technologies U.S. Inc., a Delaware corporation (“Assignor”), and Marvell Semiconductor, Inc., a California corporation (“Assignee”).

WHEREAS, Assignor is party to that certain Purchase and Sale Agreement, dated as of February 17, 2006 (the “Purchase Agreement”), by and among Avago Technologies Limited, a company organized under the laws of Singapore (“Seller Parent”), Avago Technologies Imaging Holding (Labuan) Corporation, a company organized under the laws of Labuan (“Seller”), Marvell Technology Group Ltd., a Bermuda corporation (“Purchaser Parent”), and Marvell International Technology Ltd., a Bermuda corporation (“Purchaser”) pursuant to which Purchaser has agreed to purchase the Purchased Assets, the Transferred Business Intellectual Property and the Transferred Business Intellectual Property Rights and assume the Assumed Liabilities (all as defined therein); and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth therein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for the other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. Assignment and Assumption. Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee all of Assignor’s right, title and interest in and to the Assumed Liabilities (other than those Assumed Liabilities that are conveyed pursuant to the other instruments of transfer executed pursuant to the Purchase Agreement). Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants of, and to pay and discharge, all of Assignor’s right, title and interest in and to the Assumed Liabilities (other than those Assumed Liabilities that are conveyed pursuant to the other instruments of transfer executed pursuant to the Purchase Agreement). Assignee assumes no Excluded Liabilities, and the parties hereto agree that all such Excluded Liabilities shall remain the sole responsibility of Assignor.

3. Terms of the Purchase Agreement. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

5. Consent to Assignment. This Assignment and Assumption Agreement shall not constitute an assignment of any claim, contract, permit, franchise, or license if the attempted assignment thereof, without the consent of the other party thereto, would constitute a breach of such claim, contract, permit, franchise, or license or in any way adversely affect the rights of the Assignor thereunder. If such consent is not obtained, or if any attempted assignment thereof would be ineffective or would adversely affect the rights of Assignor thereunder so that Assignee would not in fact receive all such rights, then Assignee may act as the attorney-in-fact of Assignor in order to obtain for Assignee the benefits thereunder.

6. No Additional Remedies. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than Assignee and its successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or conditions hereof, and all the terms, covenants and conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of Assignee and its successors and assigns.

7. Governing Law. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of California as applied to contracts entered into and performed entirely within California.

8. Counterparts. This Assignment and Assumption Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ASSIGNOR

Avago Technologies U.S. Inc.

By:
Name:
Title:

ASSIGNEE

Marvell Semiconductor, Inc.

By:
Name:
Title:

Signature Page to Assignment and Assumption Agreement

EXHIBIT C

FORM OF LOCAL ASSET TRANSFER AGREEMENT

[Note: Additional provisions may be added to this form of local asset transfer agreement (or a substitute form of equivalent substance may be used) depending on local requirements.]

THIS SALE AND PURCHASE AGREEMENT is made on [                    , 2006]

BETWEEN:

[•], a company incorporated under the laws of [•] whose registered office is at [•] (the “Selling Entity”); and

[•], a company incorporated under the law of [•] whose registered office is at [•] (the “Buying Entity”).

WHEREAS,

(A) This Agreement is entered into pursuant to and in connection with the Purchase and Sale Agreement (the “Principal Agreement”) entered into on February 17, 2006, by and among Avago Technologies Limited (“Seller Parent”), Avago Technologies Imaging Holding (Labuan) Corporation (“Seller”), as Seller on its own behalf and, to the extent therein provided, as agent for the Selling Entity, Marvell Technology Group Ltd. (“Buyer Parent”), and Marvell International Technology Ltd. (“Buyer”), as Buyer on its own behalf and, to the extent therein provided, as agent for the Buying Entity for the sale and purchase of the Purchased Assets, Transferred Business Intellectual Property, Transferred Business Intellectual Property Rights and the assumption by Buyer of the Assumed Liabilities (each as defined in the Principal Agreement);

(B) In the Principal Agreement, Seller Parent, Seller and the Other Sellers have agreed to cause the Selling Entity to sell, and Buyer has agreed to cause the Buying Entity to purchase, the Local Assets (as defined below);

(C) The Selling Entity has agreed to sell and the Buying Entity has agreed to purchase the Local Assets for the consideration and upon the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

APPLICATION OF TERMS OF PRINCIPAL AGREEMENT AND INTERPRETATION

1.1 This Agreement is being entered into pursuant to and in connection with the Principal Agreement and references in this Agreement to the Principal Agreement are to the Principal Agreement as amended, modified, waived or extended from time to time in accordance with the terms thereof.

1.2 Unless expressly provided otherwise in this Agreement, words and expressions defined in the Principal Agreement shall have the same meanings when used in this Agreement.

1.3 In the event of any conflict between the terms of this Agreement and the Principal Agreement, the terms of the Principal Agreement shall prevail.

COMPLIANCE

2.1 The Selling Entity agrees to comply with, perform and observe the obligations and undertakings under the Principal Agreement that Seller has agreed to procure from such Selling Entity, for as long as and to the extent that Seller has agreed under the Principal Agreement to procure such compliance, performance or observance.

2.2 The Buying Entity agrees to comply with, perform and observe the obligations and undertakings under the Principal Agreement that Buyer has agreed to procure from such Buying Entity, for as long as and to the extent that Buyer has agreed under the Principal Agreement to procure such compliance, performance or observance.

SALE AND ASSUMPTION OF ASSETS AND LIABILITIES AND CONSIDERATION

3.1 Subject to and in accordance with the terms of this Agreement, the Selling Entity shall sell, transfer, convey, assign and deliver and the Buying Entity shall purchase at the Local Closing all of the Selling Entity’s rights, title and interest in and to the Purchased Assets (the “Local Assets”), other than those Purchased Assets that are conveyed pursuant to other instruments of transfer executed pursuant to the Principal Agreement.

3.2 Subject to and in accordance with the terms of this Agreement, the Purchasing Entity shall assume as of and following Local Closing, or as of such other date as provided in the Principal Agreement, the Assumed Liabilities of the Selling Entity (the “Local Assumed Liabilities”), other than those Liabilities that are conveyed pursuant to other instruments of transfer executed pursuant to the Principal Agreement.

3.3 The consideration payable by the Buying Entity to the Selling Entity for the Local Assets (the “Local Purchase Price”) shall be that portion of (and deemed to be a part and paid by the delivery of) the Purchase Price as allocated by the parties to the Local Assets based upon the Allocation Schedule. The Local Purchase Price does not, for the avoidance of doubt, include any applicable Transfer Taxes, of which those allocable to Buyer pursuant to Section 6.14 of the Principal Agreement shall be paid by Buyer as agent of the Buying Entity to Seller as agent of the Selling Entity in accordance with the Principal Agreement. All Transfer Taxes shall be payable in accordance with Section 6.14 of the Principal Agreement.

3.4 In relation to itself, any of the Business conducted by the Selling Entity and the sale of the Local Assets pursuant to this Agreement, (a) the Selling Entity does not give any representations and warranties other than those given by Seller as agent on its behalf in Article IV of the Principal Agreement on the terms set out therein, and (b) EXCEPT AS EXPRESSLY STATED IN ARTICLE IV OF THE PRINCIPAL AGREEMENT, ALL SUCH ASSETS ARE HEREBY SOLD ON AN “AS IS,” “WHERE IS” BASIS.

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APPOINTMENT OF AGENTS

4.1 The Selling Entity hereby irrevocably appoints and instructs Seller as its sole agent (to the exclusion of itself) to do such acts and things, make such representations, warranties and indemnities, give such undertakings and covenants, undertake such obligations, make or be subject to any such claims as the Principal Agreement expressly provides are done, given, undertaken, received or made by or to be conducted through Seller as agent for the Selling Entity and, without prejudice to the generality of the foregoing, the Selling Entity hereby irrevocably appoints and instructs Seller as its sole agent to receive or pay, as the case may be, any amounts owed to or by the Selling Entity pursuant to any of the provisions of the Principal Agreement, and the Selling Entity hereby acknowledges and confirms to the Buying Entity that any payment made by Buyer on behalf of the Buying Entity to Seller as agent for the Selling Entity shall be deemed to be and considered by the Selling Entity to satisfy the Buying Entity’s obligation(s) to pay any of the same to the Selling Entity and any such obligations shall be discharged thereby.

4.2 The Buying Entity hereby irrevocably appoints and instructs Buyer as its sole agent (to the exclusion of itself) to do such acts and things, make such representations, warranties and indemnities, give such undertakings and covenants, undertake such obligations, make or be subject to any such claims as the Principal Agreement expressly provides are done, given, undertaken, received or made by or to be conducted through Buyer as agent for the Buying Entity and, without prejudice to the generality of the foregoing, the Buying Entity hereby irrevocably appoints and instructs Buyer as its sole agent to receive or pay, as the case may be, any amounts owed to or by the Buying Entity pursuant to any of the provisions of the Principal Agreement, and the Buying Entity hereby acknowledges and confirms to the Selling Entity that any payment made by Seller on behalf of the Selling Entity to Buyer as agent for the Buying Entity shall be deemed to be and considered by the Buying Entity to satisfy the Selling Entity’s obligation(s) to pay any of the same to the Buying Entity and any such obligations shall be discharged thereby.

LOCAL CLOSING

5.1 The closing of the transactions contemplated by this Agreement (the “Local Closing”) is subject to the satisfaction or waiver by the appropriate party of the conditions to closing set forth in Article VII pursuant to the Principal Agreement and is interdependent with the Closing as provided in the Principal Agreement and the steps taken at, or in contemplation of, the Local Closing shall have no effect unless the Closing as provided for in the Principal Agreement (except insofar as it includes the Local Closing) shall have taken place in accordance with the Principal Agreement.

5.2 Subject to clause 5.1, the Local Closing shall take place simultaneously with the Closing in the Principal Agreement at the offices of [•] in [•], or at such other time and such other venue as may be agreed pursuant to Section 8.1 of the Principal Agreement.

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5.3 At the Local Closing, the Selling Entity shall deliver or make available (or cause to be delivered or made available) to the Buying Entity such transfer documents as are necessary to complete the sale and purchase of the Local Assets and Local Liabilities. In addition the Selling Entity shall execute, and shall procure to be executed, all such deeds, documents and other instruments as the Buying Entity may reasonably require for vesting in the Buying Entity the Local Assets.

5.4 As of and at the Local Closing, all risk of loss as to the Local Assets shall pass to the Buying Entity. The Buying Entity shall execute, and shall procure to be executed, all such documents and other instruments as the Selling Entity may reasonably require for the assumption of the Local Assumed Liabilities.

APPROVALS AND CONSENTS

6. The provisions of Sections 2.3, 2.4, 2.5, and 2.6 of the Principal Agreement shall apply to the parties to this Agreement.

OTHER MATTERS

7. [Add such other provisions as may be necessary in light of the nature of the local assets and requirements of local law, including without limitation any applicable statutory exemptions from VAT/GST and/or any similar local legends or safe-harbor provisions.]

EMPLOYEE RELATIONS AND BENEFITS

8. [Such Provisions of Section 6.6 and 6.7 of the Principal Agreement to be repeated as shall apply to the parties to this Agreement. Insert country-specific employee transfer terms and conditions. To the extent required under local law, attach a schedule of employee to be transferred.]

FURTHER ASSURANCE

9. After the Local Closing, the Selling Entity and the Buying Entity shall do, execute and deliver, at the reasonable request of the other party, all such further acts, deeds, documents, instruments of assignment and transfer as may be necessary to complete the sale and purchase of the Local Assets in accordance with the terms of the Principal Agreement and this Agreement and otherwise to give effect to the terms of this Agreement.

VARIATION

10. No variation of this Agreement shall be valid unless it is in writing and signed by both the Buyer and the Seller as agent on behalf of the Buying Entity and the Selling Entity, as appropriate. The expression “variation” shall include any amendment, modification, variation, supplement, deletion or replacement however effected.

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ENTIRE AGREEMENT

11. This Agreement and the Schedules hereto and the Principal Agreement and the other Transaction Documents (including the exhibits, schedules and appendices thereto) set forth the entire understanding of the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

ANNOUNCEMENTS

12. News releases or other public announcements pertaining to the transaction contemplated in this Agreement or the Principal Agreement shall not be made by the Selling Entity and shall only be made by Buyer and Seller in accordance with the provisions of Section 6.4 of the Principal Agreement.

NOTICES

13. The Provisions of Section 11.2 of the Principal Agreement shall apply to the parties to this Agreement. A copy of all communications will be sent to the other party to this Agreement in accordance with the procedures set forth in Section 11.2 of the Principal Agreement to:

If to the Buying Entity: [•]

If to the Selling Entity: [•]

or to such other address as any such party shall designate by written notice to the other party hereto.

SEVERABILITY

14. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and parties shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed in such illegal, void or unenforceable provision.

COUNTERPARTS

15. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 15, provided that receipt of copies of such counterparts is confirmed.

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GOVERNING LAW, JURISDICTION AND CLAIMS

16.1 This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, [local] law.

16.2 In the event of any dispute arising out of or relating to this Agreement the provisions of Sections 11.1 of the Principal Agreement shall apply.

16.3 Any claim of whatsoever nature arising out of or in connection with this Agreement or the Principal Agreement shall only be enforceable by the parties to this Agreement through the agency of the Seller and the Buyer respectively upon the terms of the Principal Agreement. The Buying Entity shall not make any claim for indemnification arising out of or in connection with this Agreement or the Principal Agreement in any circumstances whatsoever against the Selling Entity other than through the agency of the Buyer against the Seller as agent for the Selling Entity pursuant to the terms of the Principal Agreement. The Selling Entity shall not make any claim for indemnification arising out of or in connection with this Agreement or the Principal Agreement in any circumstances whatsoever against the Buying Entity other than through the agency of the Seller against the Buyer as agent for the Buying Entity pursuant to the terms of the Principal Agreement. Liability in respect of any claim for indemnification arising out of or in connection with this Agreement or the Principal Agreement shall be determined solely in accordance with the terms of the Principal Agreement.

[SIGNATURE PAGES TO FOLLOW]

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AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

SIGNED BY

SIGNED BY

Signature Page to Local Asset Transfer Agreement

Agency Acceptance:

Agreed and Accepted

(Solely as it relates to accepting the agency appointment set forth in Section 4.1)

SELLER:

Agreed and Accepted

(Solely as it relates to accepting the agency appointment set forth in Section 4.2)

BUYER:

Signature Page to Local Asset Transfer Agreement

EXHIBIT D

MASTER SEPARATION AGREEMENT

This Master Separation Agreement (together with Annex A hereto and the Separation Agreements (as defined herein), collectively, this “Agreement”) is entered into as of the 17th day of February 2006 (the “Effective Date”), by and between Avago Technologies Limited, a company organized under the laws of Singapore (“Seller”) and Marvell International Technology Ltd., a Bermuda corporation (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Agilent Technologies, Inc., a Delaware corporation (“Agilent”), and Seller have entered into an Asset Purchase Agreement (the “Agilent Purchase Agreement”) dated as of August 14, 2005 (the “Agilent Signing Date”), pursuant to which, among other things, Seller will acquire substantially all of the assets and liabilities of the Business (as defined in the Agilent Purchase Agreement), all on the terms and conditions set forth in the Agilent Purchase Agreement;

WHEREAS, Agilent and Seller have entered into a Master Separation Agreement (the “Agilent Master Separation Agreement”) dated as of August 14, 2005, pursuant to which, among other things, Agilent has agreed to provide to Seller and its Subsidiaries certain services as described therein; and

WHEREAS, Seller and Purchaser have entered into a Purchase and Sale Agreement (the “Purchase Agreement”) dated as of February 17, 2006 (the “Signing Date”), pursuant to which, among other things, Purchaser will acquire substantially all of the assets and liabilities of the Business (as defined in the Purchase Agreement), all on the terms and conditions set forth in the Purchase Agreement;

WHEREAS, capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement;

WHEREAS, pursuant to the terms of the Purchase Agreement, Seller has agreed to provide to Purchaser and its Subsidiaries certain services as described herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

1.	Services Provided.

1.1

During the period commencing on the Closing Date and ending on the Termination Date (as defined below), subject to the terms hereof, Seller shall provide to Purchaser, or at Seller’s option shall cause one or more of its Subsidiaries or one or more third parties to provide to Purchaser and/or Purchaser’s Subsidiaries: (a) the services and functions described in Annex A to this Agreement (the “Ongoing Services”), (b) activities necessary (i) to enable Seller to provide the Services included in Annex A to Purchaser commencing on the Closing Date (or, if later, the first day such Service is provided by Seller to Purchaser), and (ii) to separate the Business from Seller and which cannot reasonably be performed by Purchaser (or Purchaser’s service providers other than Seller) or which Seller elects to perform itself (the “Day One Setup Services”), and (c) activities to provide data extraction, conversion and migration, separate the WAN/LAN, migrate specific applications to Purchaser networks and servers and access to system documentation for such applications, and any other activities mutually agreed upon by the parties, in each case to the extent requested by Purchaser and performed by Seller after the Closing Date (the “Day Two Setup Services”, and with the Day One Setup Services and Ongoing Services, the “Services”).

1.2	Seller and Purchaser shall negotiate in good faith more detailed descriptions of the Services, including those activities necessary to transition the Services to Seller and any additional Services agreed upon by the parties, in separation agreements (“Separation Agreements” or “SAs”), and any services jointly agreed to by Seller and Purchaser in such Separation Agreements will be deemed part of the Services. Notwithstanding the foregoing, the failure of the parties to reach agreement on Separation Agreements will not relieve Seller’s obligation to provide the Services as set forth in Section 1.1. The Services (i) shall be no more extensive in scope and content than the services and functions provided by Agilent and/or Seller, as applicable, to the Business immediately prior to the Signing Date, except as necessary to implement the Separation Agreements and the Day One Setup Services and Day Two Setup Services, provided that if any Services are provided by Agilent to Seller, such Services will be no more extensive in scope and content as those provided by Agilent to Seller pursuant to the Agilent Master Separation Agreement, (ii) shall not include any Services that would be unlawful for Seller to provide, (iii) shall not include any Services which Seller’s independent auditors conclude would result in material deficiencies with respect to Seller’s internal financial controls in connection with the keeping of its financial books and records or the preparation of its financial statements, unless such deficiencies can be avoided by a commercially reasonable change in the manner in which the applicable Services are provided, in which case, Seller shall perform the Services in such a manner as to avoid such deficiencies, and (iv) shall not include the exercise of business judgment or general management for Purchaser. To the extent that pursuant to either the foregoing clause (iii) or Section 2.2.1, Seller is unable to provide a Service, Seller will provide written notice to Purchaser as promptly as practicable, but in any event no less than sixty (60) days prior to discontinuation of such Service by Seller, and the parties will work together in good faith and use all reasonable efforts to arrange a substitute means of obtaining such Service as expeditiously as possible. Notwithstanding the foregoing or anything herein to the contrary, Purchaser shall not be entitled to receive from Seller, and/or benefit from, services provided by Agilent to Seller pursuant to the Agilent Master Separation Agreement to the extent such receipt or benefit by Purchaser (i) would result in a violation of law by Agilent or (ii) Agilent’s independent auditors conclude would result in material deficiencies with respect to Agilent’s internal financing controls in connection with the keeping of its financial books and records or the preparation of its financial statements; provided, however, that Seller will use commercially reasonable efforts, as defined in the Purchase Agreement, to cause Agilent to provide any such Services in a manner which does not result in the foregoing.

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1.3	Seller and Purchaser may also mutually agree on consulting and similar services to be provided by Seller as Services hereunder (“Additional Services”), which Additional Services are not included in Annex A and will be of such scope and content as are agreed upon by the Parties in the applicable SA.

1.4	SAs.

1.4.1	Purchaser shall receive the Services under this Agreement and the SAs. Seller shall perform or shall cause its Subsidiaries to perform the Services for the Purchaser or its Subsidiaries in accordance with the terms of this Agreement and the applicable SA. Each such SA will incorporate the terms and conditions of this Agreement by reference, will not deviate from such terms, except as may be expressly set forth in each such SA, and shall be considered an exhibit to this Agreement and not a standalone agreement. Unless otherwise agreed by the parties, all invoices for such Services will be paid by Purchaser in accordance with Section 3 below.

1.4.2	In the event the parties agree (which agreement shall not be unreasonably withheld by Seller) that additional Ongoing Services not included in Annex A are necessary for Seller to provide to Purchaser for the operation of the Business as conducted prior to the Effective Date, subject to the other terms and conditions hereof, the parties will enter additional SAs for the provision of such additional Ongoing Services. Any requests by Purchaser for additional Ongoing Services pursuant to this Section 1.4.2 must be made by Purchaser within thirty (30) days after the Closing Date.

1.4.3	SAs may need to be executed at a local level between Seller’s Subsidiaries and Purchaser’s Subsidiaries in order to provide Services under this Agreement. Each such SA will incorporate the terms and conditions of this Agreement by reference, and may not deviate from such terms and conditions except as required by local laws or except as may be set forth therein, and only as documented in the applicable SA. However, no such local SAs will be binding and enforceable against Seller or Purchaser or their respective Subsidiaries unless and until they are approved in writing by the Transition Managers (defined below). In connection with such local SAs, Seller shall issue or cause its Subsidiaries to issue invoices to the Purchaser’s ordering Subsidiaries, and Purchaser shall pay or shall cause its Subsidiary to pay such invoices, subject to the terms and conditions of this Agreement or the applicable SA.

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1.5	Transition Management.

1.5.1	Seller and Purchaser each agree to (i) designate an appropriate point of contact for all questions and issues relating to the Services and the related Separation Agreements during the term of this Agreement (“Transition Managers”) and (ii) make available the services of appropriate qualified employees and resources to allow for the provision of the Services and to allow each party to perform its duties, responsibilities and obligations related to the Services. The Transition Manager for Seller will be William Cornog, and the Transition Manager for Purchaser will be Mike Tate. Except in the case of death, disability, termination or resignation of an existing Transition Manager, prior to replacing a Transition Manager, Seller will secure a replacement and use reasonable efforts to ensure such replacement works with the departing Transition Manager for a reasonable period of time to ensure an adequate knowledge transfer. Seller will use reasonable efforts to ensure any replacement Seller Transition Manager shall have a comparable title, level of authority and responsibility and experience relating to the Services as the Transition Manager being replaced.

1.5.2	In addition, Seller’s Transition Manager for information technology related services (“IT Services”) will be William Cornog and Purchaser’s IT Services Transition Manager will be Walter Curd]. The IT Transition Managers may be replaced in the same manner described above in Section 1.5.1.

1.5.3	Seller’s and Purchaser’s designated transition team leads for each of the Separation Agreements will be included in the SAs.

1.6	Purchaser shall make a commercially reasonable and good faith effort to assume performance of all of the Services as soon as practicable and for each service included in the Services on or prior to the date specified for such service on Annex A or otherwise in any related Separation Agreement. In furtherance of the foregoing, Purchaser shall use commercially reasonable efforts to make or obtain any approvals, permits and licenses and implement any systems as may be necessary for it to provide the Services independently in each pertinent country as soon as practicable following the Closing. Purchaser and Seller will work together to develop a plan to prioritize Purchaser’s assumption of the Services hereunder in a manner which reduces Seller’s and Purchaser’s reliance on Agilent as soon as practical.

1.7	Purchaser shall provide Seller with such information and documentation as is reasonably necessary for Seller to perform the Services and perform such other duties and tasks as may be reasonably required to permit Seller to perform the Services.

2.	Performance Standard.

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2.1	Seller shall maintain directly or through third parties sufficient resources to perform its obligations hereunder. In performing the Services, Seller and each of its Subsidiaries shall provide, or ensure that any such third party will provide a similar level of service and use the same degree of care and skill as it exercises in providing similar services for itself from the Closing Date until the Termination Date. All Services shall be performed in substantial compliance with applicable law. The foregoing is subject to Section 2.2 below.

2.2	Limitations.

2.2.1	Seller has disclosed to Purchaser and Purchaser hereby acknowledges that Seller has many outsourcing relationships with, and uses software of, third parties (including, for example, Agilent, “Service Providers”) who may, through Seller’s obligations under this Agreement, be delivering Services to Purchaser or whose software may be used by Seller to provide Services to Purchaser. Purchaser further acknowledges that Seller’s provision of such Services or use of such software may be subject to the terms and conditions of agreements between Seller and such Service Providers. To the extent required under any such Service Provider agreements governing such Services or software, Purchaser agrees to cooperate with Seller and will assist Seller in obtaining third party consents, licenses, sublicenses, or approvals necessary to permit Seller or the applicable Service Provider to perform, or otherwise make available to Purchaser, the Services set forth in this Agreement or to permit Seller to use the applicable software to provide the Services set forth in this Agreement.

2.2.2	Except as may be set forth in an SA or elsewhere in this Agreement, Seller shall not be required to provide Purchaser with extraordinary levels of Services, special studies, training, or the like or the benefit of systems, equipment, facilities, training, or improvements procured, obtained or made after the Signing Date by Seller. Nothing in this Agreement will require Seller to favor the businesses of Purchaser over its own businesses or those of any of its Subsidiaries or divisions.

2.3	EXCEPT AS PROVIDED IN SECTION 2.1 ABOVE, SELLER MAKES NO OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER. IN THE EVENT OF A BREACH OF SELLER’S WARRANTY, PROVIDED SELLER HAS RECEIVED NOTICE WITHIN 30 DAYS OF PERFORMANCE, SELLER SHALL USE REASONABLE EFFORTS TO RE-PERFORM OR PERFORM THE SERVICES. IF SELLER DOES NOT RE-PERFORM OR PERFORM SUCH SERVICES WITHIN 30 DAYS OF SUCH NOTICE, PURCHASER’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTY PROVIDED HEREUNDER SHALL BE LIMITED TO THE FEES, AS PROVIDED IN SECTION 3 OR THE SEPARATION AGREEMENTS, DIRECTLY ATTRIBUTABLE TO SUCH SERVICES OR PORTION OF SERVICES NOT PERFORMED BY SELLER.

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3.	Fees.

3.1	Annex A attached hereto sets forth the amount to be charged on a monthly basis for the Ongoing Services (for any Ongoing Service, the “Monthly Charge”). The amount to be charged for any Ongoing Services shall be the Monthly Charge for any such Ongoing Services received during such month as set forth on Annex A at the Service line level. The Monthly Charge will begin to be payable starting on the Closing Date, provided that if the Closing Date does not occur at the beginning of a calendar month, the initial Monthly Charge will be pro-rated.

3.2	For all Day One Setup Services and Day Two Setup Services and any Additional Services, Purchaser shall reimburse Seller for such Services, including any setup costs related to provision of such Services in an manner compliant with the Sarbanes-Oxley Act, on a time and materials basis, where the time charge for any Seller personnel will be derived from Seller’s fully burdened cost for such personnel. Without limiting the generality of the foregoing, Purchaser shall reimburse Seller for: (a) any amounts paid to third parties in connection with providing such Services, including amounts paid to Service Providers; , (b) transition costs and/or fees associated with any assignment or novation of Seller’s Service Provider agreements, to the extent those options are available (including inventory transfer fees, termination fees or other similar fees) and other necessary third party consents, licenses or sublicenses, (c) shipping and transportation costs, duties, taxes, (d) costs or expenses incurred by Seller, its Subsidiaries or Service Providers for the extraction, conversion and transfer of data, and (e) other fees or expenses as set forth in the SAs. Examples of Day One Setup Services costs and expenses include (1) costs and expenses associated with providing core order management and fulfillment, manufacturing, logistics and trade compliance, sales and marketing and finance functionality, (2) costs and expenses associated with providing Purchaser specific customer-facing documents, separate financials etc., and (3) costs and expenses for additional hardware and software, supplier consents, data extraction and construction and other related costs to separate shared sites.

3.3	Notwithstanding the provisions of Section 3.2, to the extent additional Ongoing Services are agreed upon pursuant to Section 1.4.2, a new Monthly Charge will be added for such Ongoing Service, and if the scope of any Ongoing Service is changed, the applicable Monthly Charge will be adjusted to reflect any additional costs or expenses incurred by Seller in connection with such change.

3.4	To the extent any Services are provided by Agilent to Seller and Seller requires an extension of Agilent’s obligations under the Agilent Master Separation Agreement and Seller is obligated to pay a fee associated with such extension, Purchaser will reimburse Seller for ten percent (10%) of such extension fee, provided that Seller is providing such Services to Purchaser during such extension period, and further provided, however, that if the reason Seller requires such extension is to enable Seller to provide the Services hereunder, Purchaser will be responsible for one hundred percent (100%) of such extension fees.

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3.5	Seller shall invoice Purchaser for the Services (including any Additional Services) provided hereunder in arrears on a monthly basis within twenty (20) days after the end of the month in which the charges accrued. Purchaser shall pay any invoice for Services promptly but in no event later than thirty (30) days after the date of invoice. Late payments shall bear interest at the prime rate then in effect, plus 5% per annum or the maximum amount allowed by law, whichever is less. Purchaser shall notify Seller immediately, and in no event later than sixty (60) days following receipt of Seller’s invoice, of any disputed charges. After such sixty (60) day time period, Purchaser will be deemed to have accepted Seller’s invoice. Seller shall provide supporting information and documentation as reasonably requested by Purchaser to validate any amounts payable by Purchaser pursuant to this Section 3.

4.	Security

4.1	In addition to the parties’ obligations under the Confidential Disclosure Agreement dated referenced in the Purchase Agreement, each Party will and shall cause its Subsidiaries to handle and protect from disclosure all proprietary and confidential information and systems (including Purchaser Data, as defined below, in the case of Purchaser proprietary and confidential information) disclosed to it by the other party, or accessible within Seller’s information technology infrastructure, in substantial compliance with applicable legal and regulatory requirements, including any privacy regulations, and in the same general manner as it handles and protects its own information that it considers proprietary and confidential, including but not limited to any information received with respect to the products of Seller and its Subsidiaries or Purchaser and its Subsidiaries.

4.2	During the term of this Agreement or any Separation Agreements, Purchaser’s access to Seller’s information technology infrastructure for applications and other data processing activities shall be through secured controlled processes determined by Seller in its sole discretion, and shall be in accordance with Seller’s (including its Subsidiaries) business control and information protection policies, standards and guidelines as may be modified from time to time. Except as set forth above and except to the extent otherwise provided for in the Purchase Agreement or in connection with third party agreements assigned or novated to Purchaser pursuant to the Purchase Agreement, Seller shall not transfer to Purchaser, and Purchaser shall have no rights in or access to, application software/systems source code associated with shared systems through which Seller is providing Services to Purchaser hereunder. Purchaser shall not, through reverse engineering or any other technique or means, attempt to access such source code and will use the application software/systems only for their intended use. Any use of software applications as set forth herein will be subject to Seller’s standard software license terms or any additional terms that may be referenced in an SA.

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5.	Ownership.

5.1	This Agreement and the performance of the Services hereunder will not affect the ownership of any assets (including Purchased Assets or Intellectual Property Rights) allocated in the Purchase Agreement. Neither Party will gain, by virtue of this Agreement or the Services hereunder, by implication or otherwise, any rights of ownership of any property or Intellectual Property Rights owned by the other. Unless otherwise specified in an SA, Seller will own all copyrights, patents, trade secrets, trademarks and other intellectual property rights, title and interest in or pertaining to all work developed by Seller, its Subsidiaries or Service Providers to perform the Services (including computer programs, deliverables and software deliverables) under this Agreement.

5.2	Purchaser shall own all data assigned to Purchaser pursuant to the Purchase Agreement as well as any changes or additions thereto made on behalf of Purchaser in the performance of the Services. In addition, Purchaser will own any other data with respect to Purchaser, Purchaser’s Subsidiaries or the Business to the extent (and only to the extent) such data is developed, processed, stored, used or generated by Seller on behalf of Purchaser, Purchaser’s Subsidiaries or the Business, in the performance of the Services. All such data will collectively be referred to herein as “Purchaser Data.” The provisions of this Section 5.2 do not grant Purchaser any rights to any data concerning Seller, Seller’s Subsidiaries or the Retained Business.

6.	Limitation of Liabilities.

6.1	Seller, its Subsidiaries and Service Providers shall not be liable, whether in tort, breach of contract or otherwise, for any damages suffered or incurred by Purchaser or any other Person arising out of or in connection with the rendering of a Service or any failure to provide a Service, except to the extent that such damages are caused by the material breach, willful misconduct or gross negligence of Seller, its Subsidiaries or Service Providers. In no event shall Seller, its Subsidiaries’ or Service Providers’ total liability to Purchaser and its Subsidiaries or any other Person under this Agreement for any action, regardless of the form of action, whether in tort or contract, arising under this Agreement exceed One Million Five Hundred Thousand Dollars ($1,500,000). In no event shall Seller, its Subsidiaries or Service Providers, or Purchaser or its Subsidiaries, be liable for any lost profits or consequential, punitive, special or indirect damages, except to the extent awarded by a court of competent jurisdiction with respect to a third party claim.

6.2	Purchaser acknowledges that Agilent is not a party to this Agreement nor a service provider, and if there are any problems with the Services which Seller is obligated to provide to Purchaser under this Agreement, Purchaser shall look solely to Seller for such Services, not Agilent.

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6.3	To the extent Purchaser incurs damages as a result of the gross negligence or willful misconduct of Agilent or its Affiliates in connection with their performance or failure to perform any aspect of the Services, Purchaser agrees that Purchaser’s remedies will be limited to the damages which Seller is able to recover from Agilent pursuant to the Agilent Master Separation Agreement, provided that Seller will use commercially reasonable efforts (as defined in the Purchaser Agreement) to recover such damages.

7.	Dispute Resolution.

7.1	Dispute Resolution. In the event of any dispute between Seller and Purchaser with respect to the provision of any Service pursuant to this Agreement, each of Seller and Purchaser shall designate an employee or other representative as its representative to attempt to resolve the dispute and each such representative will use reasonable commercial efforts to resolve the dispute promptly. If the individuals designated by Seller and Purchaser are unable to resolve the dispute promptly, the dispute will be submitted to a member of senior management of each party. Such members of senior management will meet in person or by telephone conference at least once in the ten (10) business day period following the submission of the dispute to them and will use commercially reasonable efforts to resolve the dispute promptly. If such members of senior management are unable to resolve the dispute within fifteen (15) business days of the submission of the dispute to them, such dispute will be resolved in accordance with the procedures set forth in the Purchase Agreement with respect to disputes arising out the Purchase Agreement.

7.2	Audits. Seller shall invoice Purchaser for the Services provided hereunder in accordance with the terms of this Agreement and shall provide reasonable documentation supporting the amounts owed. Purchaser shall have the right, on reasonable notice, to audit of the books and records and systems of Seller (excluding systems of Service Providers) solely with respect to the fees and costs relating to the Day One Setup Services and Day Two Setup Services with respect to the Services and any Additional Services and to ensure compliance with this Agreement, provided, however, Purchaser may only conduct one discretionary audit, plus additional ones to the extent necessary to enable Purchaser to comply with Laws applicable to Purchaser. Such audit may be performed by the employees, independent accounting firm or other designated representative of Purchaser (including internal auditing personnel) at its sole cost and expense. Purchaser and its auditors may have access to any such books or records with respect to the Services and Additional Services, including process documentation and reports, and modifications thereto, in connection with developing, documenting and testing Purchaser processes and controls relating to the Services and Additional Services and in satisfying legal requirements relating to securities or debt issued by Purchaser and its affiliates, including those related to the Sarbanes-Oxley Act. For the avoidance of doubt, each party is solely responsible for its own compliance with the Sarbanes-Oxley Act. Seller shall, at Purchaser’s expense, fully cooperate with the auditing party’s representatives to accomplish the audit as expeditiously as possible. Seller shall maintain all relevant books and records in accordance with Seller’s document retention policies, but in any event no less than three years after the Termination Date.

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8.	Term, Extension and Termination.

8.1	Term. This Agreement shall become effective on the Signing Date and, unless sooner terminated in accordance with the terms hereof, including Sections 1.2 and 8.3, shall continue in effect until 180 days following the Closing Date (the “Initial Termination Date”) except as otherwise provided in this Section 8. All Services will be terminated on the Initial Termination Date or such earlier date as may be set forth in Annex A or the applicable Separation Agreement or as otherwise provided for herein (including in Sections 1.2 and 8.3), unless the Termination Date is extended for an additional Extension Period as provided in Section 8.2 below. Notwithstanding the foregoing, Day Two Setup Services which require assistance from, or access to information of, Agilent will terminate upon the termination of Agilent’s obligations pursuant to the Agilent Master Separation Agreement.

8.2	Extension of SAs and the Agreement.

8.2.1	Upon Purchaser’s request, Purchaser may request an extension of specific individual Ongoing Services to continue past the Initial Termination Date, provided Purchaser gives Seller at least thirty (30) days written notice prior to the expiration of the applicable term for such Ongoing Service (e.g., as set forth in Section 8.1 or set forth in the applicable SA). This extension shall be available at Purchaser’s request and shall commence on the Initial Termination Date. The extension will be for a three (3) month period (“Extension Period”) unless a shorter time is set forth in the Extension Period request. This Agreement shall not terminate as long as an Extension Period is effective. For purposes hereof, the “Termination Date” shall be the Initial Termination Date, or, if there is an Extension Period, the last day of the Extension Period.

With respect to the Extension Period, Purchaser will be charged an extension fee of Two Million Dollars ($2,000,000) in addition to fees for extended Ongoing Services.

8.3	Termination. This Agreement, any individual SA or any individual Service under any SA may be terminated earlier in accordance with any of the following provisions:

8.3.1	By mutual written consent of both Seller and Purchaser;

8.3.2	By Purchaser effective as of the last day of the month immediately following the month in which written notice is given;

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8.3.3	By either party entitled to the benefit of the performance of any of the obligations under this Agreement (the “Non Defaulting Party”), if the other party (the “Defaulting Party”) shall fail to perform or default in such performance in any material respect, subject to compliance with the remainder of this paragraph. The Non Defaulting Party shall give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non Defaulting Party intends to terminate this Agreement with respect to the Defaulting Party if such failure or default is not cured within thirty (30) days after receipt of such written notice. If any failure or default so specified is not cured within such period, the Non Defaulting Party may elect to immediately terminate the applicable SA with respect to the Defaulting Party; provided, however, that if the failure or default relates to a dispute contested in good faith by the Defaulting Party, the Non Defaulting Party may not terminate this Agreement pending the resolution of such dispute in accordance with Section 7 hereof. Such termination shall be effective upon giving a written notice of termination from the Non Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non Defaulting Party against the Defaulting Party;

8.3.4	Automatically, without notice by or to either party, if: (i) Purchaser shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its properties, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”), (4) file a petition seeking to take advantage of any law (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or (ii) a proceeding or case shall be commenced against Purchaser in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of Purchaser or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of ninety (90) days, or an order for relief against Purchaser shall be entered in an involuntary case under the Bankruptcy Code;

8.3.5	By Seller, effective immediately upon notice to Purchaser, if any of the following shall occur: (a) the sale, transfer or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis to any competitor or (b) any competitor acquires beneficial ownership of a majority of the outstanding shares of common stock of Purchaser; or

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8.3.6	By either party upon termination of the Purchase Agreement pursuant to Section 10.1 of the Purchase Agreement, provided that in the event of termination pursuant to this Section, Purchaser will not be obligated to pay Seller any amounts hereunder, including Day One Setup Costs or Day Two Setup Costs.

8.4	Effect of Termination. Purchaser specifically agrees and acknowledges that all obligations of Seller to provide each Service hereunder shall immediately cease upon the Termination Date, or the date of termination of such Service, and Seller’s obligations to provide all of the Services for which Seller is responsible hereunder shall immediately cease upon the termination of this Agreement.

8.5	Survival. Notwithstanding the expiration or early termination of this Agreement or any Services hereunder, Sections 2.3, 4 through 7 and 10 through 27 will survive.

9.	Personnel Matters.

9.1	Access to Seller’s Facility. Seller and Purchaser agree that all Transferred Employees located at Seller’s facilities may remain on site through the term of the relevant Separation Agreement, provided, however, that for so long as any such facilities remain owned, leased or controlled by Agilent, such rights will be subject to Agilent’s approval. To the extent necessary or reasonably requested by Purchaser, Seller agrees to use all reasonable efforts to obtain such approval. Purchaser will not permit any of its employees, agents or subcontractors to perform any activities at Seller’s facilities without Seller’s prior written approval, as applicable. Purchaser will ensure that all obligations imposed upon Purchaser pursuant to this Agreement, including without limitation any Seller insurance obligations are similarly imposed upon any authorized non-Purchaser employee. Purchaser’s execution of any subcontracts or other agreements with any agents, subcontractors or other third Parties will not relieve, waive or diminish any obligation that Purchaser may have to Seller under this Agreement. For purposes of this Section 9.1, Agilent facilities shall include, and Seller’s facilities shall not include, any facilities which contain any aspect of Agilent’s LAN/WAN.

9.2	Access to Computer Systems. During the term of any Separation Agreements, the Transferred Employees and any other employees, agents or subcontractors of Purchaser (other than Seller, Seller’s Subsidiaries or Service Providers) who are authorized by Seller (collectively, “On-Site Personnel”) may have access to the computer systems and related equipment of Seller as detailed in the Separation Agreements that are necessary to fulfill the activities directly related to this Agreement; provided, however, that Seller may restrict such access to protect commercially sensitive resources and maintain the confidentiality of other Seller businesses, provided further, that so long as any such systems and related equipment or owned, leased or controlled by Agilent, such rights will be subject to Agilent’s approval. To the extent necessary or reasonably requested by Purchaser, Seller agrees to use all reasonable efforts to obtain such approval.

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9.3	Wages, Payroll Taxes, Benefits and Services. From and after the Closing Date, Purchaser will be solely responsible for the payment of all wages, benefits, social security, unemployment or similar expenses and taxes, and all services not provided pursuant to the relevant Lease Agreements, for all On-Site Personnel.

9.4	Identification and Activities of On-Site Personnel. Seller will provide identification badges to On-Site Personnel that identify the On-Site Personnel as non-Seller employees. Purchaser will ensure that such On-Site Personnel conspicuously display such badges at all times when present at Seller’s facility. In addition, to the extent provided by Seller to Purchaser in writing, Purchaser will ensure that On-Site Personnel are informed of and comply with all written restrictions and prohibitions associated with Purchaser’s use of Seller’s facilities, including without limitation the restriction that such On-Site Personnel may not participate in any activity reserved for Seller’s employees (e.g., use of exercise and sport facilities; participation in Seller-sponsored network groups, athletic leagues or teams; attendance at social events reserved for Seller’s employees; participation in staff meetings led by Seller), and the restrictions provided by the relevant Lease Agreements and the Confidential Disclosure Agreement.

9.5	Conduct. Purchaser will be solely responsible for the proper conduct of all On-Site Personnel. Immediately upon the written request from an authorized representative of Seller that any On-Site Personnel be removed for misconduct, Purchaser will remove such On-Site Personnel from Seller’s facilities, and will provide written confirmation of such removal. Purchaser will also immediately take possession and return such On-Site personnel’s badge identification to Seller. Seller will not be notified of or participate in any disciplinary action regarding any On-Site Personnel.

10.	Independent Contractor. The parties hereto understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other party, or to bind any other party in any manner whatsoever. The parties expressly acknowledge (i) that Seller is an independent contractor with respect to Purchaser in all respects, including, without limitation, the provision of the Services, and (ii) that the parties are not partners, joint venturers, employees or agents of or with each other.

11.	Beneficiary of Services; No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, and nothing expressed or implied shall give or be construed to give any person any legal or equitable rights hereunder, whether as a third party beneficiary or otherwise. Seller and Purchaser agree, and Purchaser represents and warrants, that the Services will be provided solely to, and will be used solely by, Purchaser, its Subsidiaries and, to the extent reasonably necessary and appropriate with respect to particular Services, its suppliers. Except as set forth in Section 16, Purchaser shall not resell or provide the Services to any other Person, or permit the use of the Services by any Person other than Purchaser and its Subsidiaries.

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12.	Force Majeure. Neither party will be held liable to the other for any delay or failure of performance to the extent such delay or failure results from events beyond that party’s control, including without limitation acts of God, earthquakes, fires, floods, civil disturbance, strikes, labor disputes, and lawful governmental action (a “Force Majeure Event”). The party claiming suspension due to a Force Majeure Event shall give prompt notice to the other party hereto of the occurrence of the Force Majeure Event giving rise to the delay or failure to perform under this Agreement and of its nature and anticipated duration, and such party will use its reasonable efforts to cure the cause of the delay or failure to perform promptly and shall resume performance as soon as the Force Majeure Event has ended.

13.	Entire Agreement. This Agreement and the Purchase Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

14.	Amendment; Waiver. This Agreement may be amended, and any provision of this Agreement may be waived, if but only if such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the party against whom the waiver is effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid. Such communications will be given to the persons identified in Section 11.2 of the Purchase Agreement, or to such other address as any such party shall designate by written notice to the other party hereto, or to such other address as any such party shall designate by written notice to the other party hereto.

16.	Non Assignability.

16.1	Except as provided in Section 16.2 below, neither party may, directly or indirectly, in whole or in part, neither by operation of law or otherwise, assign or transfer this Agreement without the other party’s prior written consent. Any merger, reorganization, transfer of substantially all assets of a party, or other change in control or ownership will be considered an assignment for the purposes of this Agreement. Any attempted assignment, transfer or delegation without such prior written consent will be void.

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16.2	Each party (including its respective Subsidiaries or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole, without consent, in connection with a corporate reorganization that leaves such party substantially equivalent in terms of business, assets and ownership as before the reorganization.

16.3	This Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

17.	Definitions and Rules of Construction.

17.1	Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement, in Annex A hereto or in the Purchase Agreement.

17.2	This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

17.3	Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.

17.4	As used in this Agreement, the plural shall include the singular and the singular shall include the plural.

18.	Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes hereof, provided that receipt of copies of such counterparts is confirmed. This Agreement shall become effective when each party has received a counterpart hereof signed by the other party hereto.

19.	Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.	No Publication. Neither party may publicize or disclose to any third party, without the written consent of the other party, the terms of this Agreement. Without limiting the generality of the foregoing sentence, no press releases may be made without the mutual written consent of each party.

21.	Annexes and SAs. The Annexes and SAs shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. In the event of any inconsistency between the terms of any Annex or SA and the terms set forth in the main body of this Agreement, the terms of the Agreement shall govern unless expressly stated otherwise in an SA.

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22.	Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void, or unenforceable provision.

23.	Subcontractors and Outsourcing. Notwithstanding anything to the contrary herein subject to Section 2, Seller shall have the right to subcontract or outsource any of its obligations hereunder.

24.	Other Agreements. This Agreement is not intended to amend or modify, and should not be interpreted to amend or modify in any respect the rights and obligations of Seller and Purchaser under the Purchase Agreement and any other Transaction Documents.

25.	Taxes. All amounts expressed in each SA are exclusive of value added taxes, sales taxes and any other similar taxes. Purchaser will be responsible for all taxes (other than taxes based on net income or net profits of Seller or its Subsidiaries) imposed by applicable taxing authorities on the procurement of Services hereunder. If Seller or any of its Subsidiaries are required to pay such taxes, Purchaser shall promptly reimburse the Seller therefore.

26.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

27.	Time is of the Essence. Time is of the essence under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AVAGO TECHNOLOGIES LIMITED

By:
Name:
Title:

[SELLER’S SIGNATURE PAGE TO MSA – PURCHASER’S SIGNATURE PAGE FOLLOWS]

MARVELL INTERNATIONAL TECHNOLOGY LTD.

By:
Name:
Title:

[PURCHASER’S SIGNATURE PAGE TO MSA]

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EXHIBIT E

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”) is effective as of the Closing Date (as defined in the Purchase Agreement), between AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD., a Singaporean corporation (“Seller”), and MARVELL INTERNATIONAL TECHNOLOGY LTD., a Delaware corporation (“Purchaser”).

WHEREAS, Seller and certain direct and indirect affiliates of Seller are engaged in, among other things, the Business (as defined in the Purchase Agreement);

WHEREAS, Seller and certain of its Subsidiaries (the “Selling Entities”), and Purchaser have entered into a Purchase and Sale Agreement, dated as of February 17, 2006 (“Purchase Agreement”), pursuant to which Purchaser shall purchase and assume, and the Selling Entities shall sell, transfer and assign substantially all of the equity, assets and liabilities of the Business to Purchaser; and

WHEREAS, as part of the foregoing, Seller desires to license to Purchaser certain of its Intellectual Property Rights that have not been assigned to Purchaser under the Purchase Agreement and Purchaser desires to license to Seller certain Intellectual Property Rights assigned to Purchaser under the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement the following capitalized terms are defined in this Article I and shall have the meaning specified in this Article I. Other terms that are capitalized but not specifically defined in this Agreement shall have the meaning set forth in the Purchase Agreement.

1.1 CONFIDENTIAL INFORMATION. “Confidential Information” has the meaning set forth in Article V.

1.2 FIRST EFFECTIVE FILING DATE. “First Effective Filing Date” means the earliest effective filing date in the particular country for any Patent or any application for any Patent. By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (a) the actual filing date of the United States Patent application which issued into such Patent, (b) the priority date under 35 U.S.C. § 119 for such Patent, or (c) the priority date under 35 U.S.C. § 120 for such Patent.

1.3 IMPROVEMENTS. “Improvements” to Technology means (a) with respect to Copyrights, any modifications, derivative works, and translations of works of authorship; (b) with respect to Database Rights, any database that is created by extraction or re-utilization of another database; and (c) with respect to Mask Works, Trade Secrets and other Intellectual Property Rights included within the definition of Technology and not covered by Section 1.3(a) – (b) above, any improvements of Technology. For the purposes of clarification, an item of Technology will be deemed to be an Improvement of another item of Technology only if it is actually derived from such other item of Technology and not merely because it may have the same or similar functionality or use as such other item of Technology.

1.4 LICENSED BUSINESS PATENTS. “Licensed Business Patents” means:

(a) every Patent other than design patents to the extent entitled to a First Effective Filing Date prior to the Closing Date, provided that Seller (or any Subsidiary or Affiliate of Seller):

(i) has ownership or control of such Patent; or

(ii) otherwise has the right under such Patent to grant licenses of the type and on the terms herein granted by Seller without the obligation to pay royalties or other consideration to Third Parties; and

(iii) is not restricted from granting a license under such Patents by any other agreements; and

(b) applications for the foregoing Patents described in Section 1.4, including without limitation any continuations, continuations-in-part, divisions and substitutions.

1.5 PURCHASER’S FIELD OF USE. “Purchaser’s Field of Use” means the field of the Business as currently or hereafter conducted, including the design, manufacture, supply, distribution, sale, support, and maintenance of Purchaser Products.

1.6 PURCHASER PRODUCTS. “Purchaser Products” means Printer Products sold by Seller and its Subsidiaries, or after the Closing, by the Purchaser or any of its Affiliates, and all modified versions thereof, any reasonably foreseeable extensions or improvements thereto, or any new Printer Products that are developed to replace products existing as of the Closing, that are sold by Purchaser or its Subsidiaries or Affiliates after the Closing as Printer Products.

1.7 SELLER’S FIELD OF USE. “Seller’s Field of Use” means the business of Seller and its Subsidiaries and Affiliates, as currently or hereafter conducted, other than Printer Products. Notwithstanding the foregoing, Seller’s Field of Use shall include products, services and other activities related to Printer Products, but only to the extent that such products, services and activities are components of products of the Retained Business, are incidental to the development or sale of products and services of the Retained Business, or are specifically included in the definition of the Retained Business.

1.8 SELLER PRODUCTS. “Seller Products” means any and all products and services of the businesses in which Seller or any of its Subsidiaries or Affiliates is now or hereafter engaged (including the business of making (but not having made) Third Party products for Third Parties when Seller or any of its Subsidiaries or Affiliates is acting as a contract manufacturer or foundry for such Third Parties), other than Printer Products. Notwithstanding the foregoing, Seller’s Products shall include products and services related to Printer Products, but only to the extent that such products and services are components of products of the Retained Business, are incidental to the development and sale of products and services of the Retained Business, or are specifically included in the definition of the Retained Business.

1.9 THIRD PARTY. “Third Party” means a Person other than Seller and its Subsidiaries and Affiliates or Purchaser and its Subsidiaries and Affiliates.

1.10 THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. “Third Party Intellectual Property Rights” means any Intellectual Property Right owned by or licensed through a Third Party, and includes Patents, Copyrights, Trademarks, Trade Secrets, Internet Properties, Industrial Designs, Database Rights, Mask Works, and any similar, corresponding or equivalent rights to any of the foregoing any where in the world that are owned by or licensed from a Third Party. For example, a Third Party Patent is a Patent owned by or licensed from a Third Party.]

ARTICLE II

PATENT LICENSE GRANTS

2.1 LICENSE GRANTS TO PURCHASER. Seller grants (and agrees to cause its appropriate Subsidiaries and Affiliates to grant) effective as of the Closing Date to Purchaser, under the Licensed Business Patents, an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free and non-transferable (except as set forth in Section 9.12 hereof) license, with right of sublicense as set forth below, to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import Purchaser Products solely within the Purchaser’s Field of Use. With respect to those Licensed Business Patents owned by a Third Party, (a) the license shall be non-exclusive, and (b) the license grant set forth in this Section shall be subject to the limitations set forth in the relevant license agreement between Seller and such Third Party.

2.2 SUBLICENSE RIGHTS OF PURCHASER.

(a) Subject to Sections 2.2(b) and (c) below and to Section 2.3, Purchaser may grant sublicenses to its respective Subsidiaries and Affiliates within the scope of its respective license hereunder (with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary or Affiliates, to another Subsidiary or Affiliate of Purchaser).

(b) Any sublicense under Section 2.2(a) may be made effective retroactively, but not prior to the sublicensee’s becoming a Subsidiary or Affiliate of Purchaser.

(c) Any licenses granted by Purchaser or its Subsidiaries or Affiliates to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators, and other channels of distribution and to its end user customers with respect to any Purchaser Product in the form of software may include a sublicense under the Licensed Business Patents within the scope of Purchaser’s license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted by Purchaser with respect to such Purchaser Product.

2.3 HAVE MADE RIGHTS OF PURCHASER. Purchaser understands and acknowledges that the “have made” rights granted to it in Section 2.1, and the sublicenses of such “have made” rights granted pursuant to Section 2.2, are intended to cover only the products of Purchaser and its Subsidiaries and Affiliates (including private label or OEM versions of such products), and are not intended to cover foundry or contract manufacturing activities that Purchaser may undertake through Third Parties for Third Parties.

2.4 LICENSE GRANTS BACK TO SELLER. Purchaser grants back (and agrees to cause its appropriate Subsidiaries and Affiliates to grant back) to Seller, under the Patents included in the Transferred Business Intellectual Property (excluding all design patents included therein), an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free, and non-transferable (except as set forth in Section 9.12 hereof) license, with right of sublicense as set forth below, solely within the Seller’s Field of Use, to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import Seller Products.

2.5 SUBLICENSE RIGHTS OF SELLER.

(a) Subject to Sections 2.5(b) and (c) below and to Section 2.6, Seller may grant sublicenses to its respective Subsidiaries and Affiliates within the scope of its respective license hereunder (with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary or Affiliate, to another Subsidiary or Affiliate of Seller).

(b) Any sublicense under Section 2.5(a) may be made effective retroactively, but not prior to the sublicensee’s becoming a Subsidiary or Affiliate of Seller.

(c) Any licenses granted by Seller or its Subsidiaries or Affiliates to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any Seller Product in the form of software may include a sublicense under the Patents included in the Transferred Business Intellectual Property within the scope of Seller’s license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted by Purchaser with respect to such Seller Product.

2.6 HAVE MADE RIGHTS OF SELLER. Seller understands and acknowledges that the “have made” rights granted to it in Section 2.4, and the sublicenses of such “have made” rights granted pursuant to Section 2.5, are intended to cover only the products of Seller and its Subsidiaries and Affiliates (including private label or OEM versions of such products), and are not intended to cover foundry or contract manufacturing activities that Seller may undertake through Third Parties for Third Parties.

2.7 DURATION.

(a) All licenses granted herein with respect to each Patent shall expire upon the expiration of the term of such Patent; provided, however, that licenses for those Licensed Business Patents owned by a Third Party shall expire on the expiration of the term of the relevant license agreement between Seller and such Third Party.

(b) All sublicenses granted pursuant to this Agreement to a particular Subsidiary or Affiliate of a party shall terminate the date that the Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate of that party.

2.8 SALE OF PART OF A BUSINESS.

(a) If either party (the “Transferring Party”), after the Closing Date, transfers a going business (but not all or substantially all of its business or assets), and such transfer includes at least one marketable product and tangible assets having a net value of at least ten million U.S. dollars ($10,000,000.00), regardless of whether such transfer is part of (i) an asset sale to any Third Party; (ii) a sale of shares or securities in a Subsidiary to a Third Party such that (A) the Subsidiary ceases to be a Subsidiary and (B) the Third Party owns at least eighty percent (80%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority; or (iii) a sale of shares or securities in a Subsidiary such that (A) the Subsidiary ceases to be a Subsidiary and (B) no single Third Party owns at least eighty percent (80%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such ex-Subsidiary;

(b) then, upon written request to the other party (the “Non-Transferring Party”) jointly by the Transferring Party and the Transferee (as defined below) at the closing of the transfer or as soon as practicable thereafter, but not later than sixty (60) days following the transfer, the Non-Transferring Party shall grant a royalty-free license to the Transferee under the same terms as the license granted to the Transferring Party under this Agreement subject to the following:

(i) the effective date of such license shall be the effective date of such transfer,

(ii) the products, services and processes of the Transferee that are subject to such license shall be limited to the products, services and processes of the Subsidiary or the products, services and processes in the transferred business that are commercially released or for which substantial steps have been taken to commercialization as of the date of the transfer by the Transferring Party, and for new versions of such products, services and processes,

(iii) the Patents of the Non-Transferring Party that are subject to such license shall be limited to Licensed Business Patents or Patents included in the Transferred Business Intellectual Property, as the case may be,

(iv) the Transferee shall have no right to grant sublicenses except that the Transferee shall have the right to grant sublicenses to any Person at least eighty percent (80%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority are, directly or indirectly, owned by the Transferee (“Transferee Subsidiaries”), only for so long as such ownership exists, and the license to be granted by the Non-Transferring Party to the Transferee pursuant to this Section 2.8 shall not contain this provision or a provision containing terms comparable to this Section 2.8; and

(v) the Transferee shall grant to the Non-Transferring Party a royalty-free license under the same terms as the license granted to the Non-Transferring Party by the Transferring Party under this agreement, such license (A) to be effective as of the effective date of the transfer, (B) to apply to all the products, services and processes of the Non-Transferring Party that are subject to the license from the Transferring Party to the Non-Transferring Party as of the effective date of the transfer, and (C) to include all Patents of the Transferee (other than design patents) that are entitled to a First Effective

Filing Date on or before the date of such transfer and under which, at any time commencing with the date of the transfer, the Transferee or any of the Transferee Subsidiaries has ownership or control or otherwise has the right to grant such license without the obligation to pay royalties or other consideration to third parties.

(c) provided, further, that in the event that the Non-Transferring Party and the Transferee are engaged in litigation, arbitration or other formal dispute resolution proceedings covering Patent infringement (pending in any court, tribunal, or administrative agency or before any appointed or agreed upon arbitrator in any jurisdiction worldwide), then the Non-Transferring Party shall have no obligation to enter into a license with the Transferee under this Section 2.8.

(d) Each party may exercise its rights as the Transferring Party under this Section 2.8 no more than eight (8) times unless otherwise agreed to in writing by the Non-Transferring Party. Notwithstanding the foregoing limitation, however, in any license granted by a Non-Transferring Party to a Transferee under this Section 2.8, the Transferring Party may elect to relinquish its license under this Agreement in the field of use covered by the license granted to the Transferee, and such license shall not count toward the limit. In making such election, the Transferring Party shall promptly notify the Non-Transferring Party.

(e) As used above in this Section 2.8, “Transferee” in the case of Sections 2.8(a)(i) and (ii) means the Third Party acquiring the going business or eighty percent (80%) of the Subsidiary and in the case of Section 2.8(a)(iii) means the ex-Subsidiary only.

ARTICLE III

OTHER LICENSE GRANTS

3.1 LICENSE TO PURCHASER.

(a) Seller grants (and agrees to cause its appropriate Subsidiaries and Affiliates to grant) effective as of the Closing Date to Purchaser and its Subsidiaries the following irrevocable, non-exclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 9.12 below) licenses, with right of sublicense as set forth below, under its and their applicable Intellectual Property Rights as well as sublicensable Third Party Intellectual Property Rights, solely within the Purchaser’s Field of Use:

(i) under its and their Copyrights and sublicensable Third Party Copyrights in and to the Licensed Business Technology, (A) to reproduce and have reproduced the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Purchaser, in whole or in part, in order to create or as part of Purchaser Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in such Licensed Business Technology in order to create Purchaser Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Purchaser as part of Purchaser Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in such Licensed Business Technology and Improvements thereof prepared by or for Purchaser, as part of Purchaser Products;

(ii) under its and their Database Rights and sublicensable Third Party Database Rights in and to the Licensed Business Technology, to develop or have developed Improvements and to extract data from the databases included in such Licensed Business Technology and such Improvements and to re-utilize such data to design, develop, manufacture and have manufactured Purchaser Products and to sell such Purchaser Products that incorporate such data, databases and Improvements thereof prepared by or for Purchaser;

(iii) under its and their Mask Works and sublicensable Third Party Mask Works in and to the Licensed Business Technology, (A) to develop or have developed Improvements and to reproduce and have reproduced mask works and semiconductor topologies included in such Licensed Business Technology and embodied in Purchaser Products by optical, electronic or any other means, (B) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (C) to induce or knowingly to cause a Third Party to do any of the acts described in Sections 3.1(a)(iii)(A) and (B) above; and

(iv) under its and their Trade Secrets and Industrial Designs and sublicensable Third Party Trade Secrets and Industrial Designs in and to the Licensed Business Technology, to develop or have developed Improvements and to use such Licensed Business Technology and Improvements thereof prepared by or for Purchaser to design, develop, manufacture and have manufactured, offer to sell, sell, support, and maintain Purchaser Products and make Improvements to Purchaser Products

(b) With respect to Licensed Business Technology owned by a Third Party, the license grant set forth in this Section shall be subject to the limitations set forth in the relevant license agreement between Seller and such Third Party.

(c) Without limiting the generality of the foregoing licenses granted in Section 3.1(a) above, with respect to software included within the Licensed Business Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for Purchaser or its Subsidiaries or Affiliates to create Purchaser Products, in source code and object code form, and to sell and maintain such software and Improvements thereof made by or for Purchaser or its Subsidiaries, in source code and object code form, as part of Purchaser Products.

(d) The foregoing licenses in this Section 3.1 include the right to have contract manufacturers and foundries manufacture Purchaser Products for Purchaser.

(e) Purchaser may grant sublicenses within the scope of the licenses granted under Sections 3.1(a) and (b) above as follows:

(i) Purchaser may grant sublicenses to its Subsidiaries and Affiliates for so long as they remain its Subsidiaries or Affiliates, with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary or Affiliate, to another Subsidiary or Affiliates of such party; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee’s becoming a Subsidiary or Affiliate; and

(ii) Purchaser and its Subsidiaries and Affiliates may grant sublicenses with respect to Purchaser Products in the form of software, in object code and source code form, to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers.

3.2 LICENSE BACK TO SELLER.

(a) Purchaser grants back (and agrees to cause its appropriate Subsidiaries to grant back) to Seller and its Subsidiaries and Affiliates the following personal, irrevocable, non-exclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 9.12 below) licenses under its and their applicable Intellectual Property Rights, together with the right to sublicense to Third Parties subject to the terms of this agreement, solely within the Seller Field of Use:

(i) under its and their Copyrights in and to the Transferred Business Technology, (A) to reproduce and have reproduced the works of authorship included in the Transferred Business Technology and Improvements thereof prepared by or for Seller, in whole or in part, in order to create or as part of Seller Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in the Transferred Business Technology in order to create Seller Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in the Transferred Business Technology and Improvements thereof prepared by or for Seller as part of Seller Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in the Transferred Business Technology and Improvements thereof prepared by or for Seller, as part of Seller Products;

(ii) under its and their Database Rights in and to the Transferred Business Technology, to develop or have developed Improvements and to extract data from the databases included in the Transferred Business Technology and such Improvements and to re-utilize such data to design, develop, manufacture and have manufactured Seller Products and to sell such Seller Products that incorporate such data, databases and Improvements thereof prepared by or for Seller;

(iii) under its and their Mask Works in and to the Transferred Business Technology, (A) to develop or have developed Improvements and to reproduce and have reproduced mask works and semiconductor topologies included in the Transferred Business Technology and embodied in Seller Products by optical, electronic or any other means, (B) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (C) to induce or knowingly to cause a Third Party to do any of the acts described in Sections 3.2(a)(iii)(A) and (B) above; and

(iv) under its and their Trade Secrets, Industrial Designs and other Intellectual Property Rights in and to the Transferred Business Technology, to use the Transferred Business Technology and Improvements thereof prepared by or for Seller to design, develop, to manufacture and have manufactured, offer to sell, sell, support and maintain Seller Products and make Improvements to such Seller Products.

(b) Without limiting the generality of the foregoing licenses granted in Section 3.2(a) above, with respect to software included within the Transferred Business Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for Seller or its Subsidiaries and Affiliates to Seller Products, in source code and object code form, and to sell and maintain such software and Improvements thereof made by or for Seller or its Subsidiaries and Affiliates, in source code and object code form, as part of Seller Products.

(c) The foregoing licenses in this Section 3.2 include the right to have contract manufacturers and foundries manufacture Seller Products for Seller and its Subsidiaries and Affiliates.

(d) Seller may grant sublicenses within the scope of the licenses granted under Sections 3.2(a) and (b) above as follows:

(i) Seller may grant sublicenses to its Subsidiaries and Affiliates for so long as they remain its Subsidiaries and Affiliates, with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary or Affiliate, to another Subsidiary or Affiliate of such party; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee’s becoming a Subsidiary or Affiliate; and

(ii) Seller or its Subsidiaries or Affiliates may grant sublicenses with respect to Seller Products in the form of software, in object code and source code form, to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers.

3.3 IMPROVEMENTS. As between the parties, after the Closing Date:

(a) Seller hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements to Transferred Business Technology made by or for Seller in the exercise of the licenses granted to it hereunder, subject only to the ownership of Purchaser in the underlying Transferred Business Technology and the non-competition terms agreed to by Seller pursuant to the Purchase Agreement. Seller shall not have any obligation under this Agreement to notify Purchaser of any Improvements made by or for it or to disclose or license any such Improvements to Purchaser; and

(b) Purchaser hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Improvements to Licensed Business Technology made by or for Purchaser in the exercise of the licenses granted to it hereunder, subject only to the ownership of Seller in the underlying Licensed Business Technology. Purchaser shall not have any obligation under this Agreement to notify Seller of any Improvements made by or for it or to disclose or license any such Improvements to Seller.

3.4 DURATION OF SUBLICENSES TO SUBSIDIARIES AND AFFILIATES. Any sublicenses granted to a particular Subsidiary or Affiliate by a party shall terminate upon the date that such Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate of that party.

3.5 NO PATENT LICENSES. Nothing contained in this Article 3 shall be construed as conferring to either party by implication, estoppel or otherwise any license or right under any Patent or applications therefor, whether or not the exercise of any right herein granted necessarily employs an invention of any existing or later issued Patent. The applicable licenses granted by Seller to Purchaser and by Purchaser to Seller with respect to Patents are set forth in Article II above.

ARTICLE IV

ADDITIONAL OBLIGATIONS

4.1 ADDITIONAL OBLIGATIONS WITH REGARD TO PATENTS. Purchaser acknowledges that its employees and contractors who are former Seller or Seller Affiliate employees and contractors have a continuing duty to assist Seller with the prosecution of Licensed Business Patent applications and other Patent applications owned by Seller and, accordingly, Purchaser agrees to make available, to Seller or its counsel, on reasonable advance written notice, inventors and other persons employed by Purchaser for interviews and/or testimony to assist in good faith in further prosecution, maintenance or litigation of such Patent applications, including the signing of documents related thereto. Any actual and reasonable out-of-pocket expenses associated with such assistance shall be borne by Seller, expressly excluding the value of the time of such Purchaser personnel; provided, however, that in the case of assistance with litigation, the parties shall agree on a case by case basis on compensation, if any, of Purchaser for the value of the time of Purchaser’s employees as reasonably required.

4.2 ASSIGNMENT OF PATENTS. Neither party shall assign or grant any rights under any of the Licensed Business Patents unless such assignment or grant is made subject to the licenses granted in this Agreement.

4.3 RESPONSE TO REQUESTS. Seller shall, upon a request from Purchaser sufficiently identifying any Patent or Patent application, inform Purchaser as to the extent to which said Patent or Patent application is subject to the licenses and other rights granted hereunder.

ARTICLE V

CONFIDENTIALITY

5.1 CONFIDENTIAL INFORMATION. The parties hereto expressly acknowledge and agree that all information, whether written or oral, furnished by either party to the other party or any Subsidiary of such other party pursuant to this Agreement (“Confidential Information”) shall be deemed to be confidential and shall be maintained by each party and their respective

Subsidiaries in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Notwithstanding the foregoing, after the Closing Date all Transferred Business Technology shall be deemed the Confidential Information of Purchaser, not of Seller. Except as authorized in writing by the other party, neither party shall at any time use or disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity, (a) except as may reasonably be required in connection with the performance of this Agreement by Purchaser, Seller or its respective Subsidiaries, as the case may be, and (b) except as may reasonably be required after the Closing Date (i) by Purchaser or its Subsidiaries in connection with the use of the Licensed Business Technology and the operation of the Business or (ii) by Seller or its Subsidiaries in connection with the licensed use of the Transferred Business Technology and the operation of its business, and (c) except to the parties’ agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality, and (d) in the course of due diligence in connection with the sale of all or a portion of either party’s business provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to Sections 5.1 and 5.2 hereof.

5.2 EXCEPTIONS. The obligation not to disclose information under Section 5.1 hereof shall not apply to information that, as of the Closing Date or thereafter, (a) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Purchase Agreement by the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof, (b) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis, (c) is or becomes available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Subsidiaries, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Subsidiaries or by legal, fiduciary or ethical constraints on disclosure of such information, or (d) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in this Section 5.2 shall limit in any respect either party’s ability to disclose information in connection with the enforcement by such party of its rights under this Agreement; provided that the proviso of clause (d) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

5.3 DURATION. The obligations of the parties set forth in this Article V with respect to the protection of Confidential Information, shall remain in effect until five years after (a) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (b) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

ARTICLE VI

TERMINATION

6.1 VOLUNTARY TERMINATION. By written notice to the other party, either party may voluntarily terminate all or a specified portion of the license and rights granted to it hereunder by such other party. Such notice shall specify the effective date of such termination and shall clearly specify any affected Intellectual Property Rights, Technology, product or service.

6.2 SURVIVAL. Any voluntary termination by either party of the license and rights granted to it by the other party under Section 6.1 hereof shall not affect such party’s license and rights with respect to any licensed product made or service furnished prior to such termination.

6.3 NO OTHER TERMINATION. Each party acknowledges and agrees that its remedy for breach by the other party of the licenses granted to it hereunder during the applicable term of such licenses, or of any other provision hereof, shall be, subject to the requirements of Article VII, to bring a claim to recover damages subject to the limits set forth in this Agreement and to seek any other appropriate equitable relief, other than termination of the licenses granted by it in this Agreement.

ARTICLE VII

DISPUTE RESOLUTION

Except as otherwise set forth herein, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Article 7.

7.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within thirty (30) days after notice of a Dispute is given by either party to the other party, each party shall select a first tier negotiating team comprised of director or general manager level employees of such party and shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable Section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then each party shall select a second tier negotiating team comprised of vice president level employees of such party and shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 7.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 7.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

7.2 FAILURE TO RESOLVE DISPUTES. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within fifteen (15) days after the first meeting of the second tier negotiating teams under Section 7.1, the parties may seek any remedies to which they may be entitled in accordance with the terms of this Agreement.

7.3 PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 7.3, the parties agree to continue to attempt to resolve any Dispute according to the terms of Sections 7.1 and 7.2 hereof during the course of such litigation proceedings under this Section 7.3.

7.4 PAY AND DISPUTE. Except as provided herein, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party’s invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Article 7. If the party that paid the invoice is found pursuant to this Article 7 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at an annual rate of the rate of interest as announced from time to time by JPMorgan Chase at its principal office in New York City as its prime lending rate, the Prime Rate to change when and if such prime lending rate changes, from the party found responsible for such payment.

ARTICLE VIII

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES OR AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE AMOUNT OR TYPES OF DAMAGES AVAILABLE TO EITHER PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF ITS OR ITS SUBSIDIARIES’ OR AFFILIATES’ INTELLECTUAL PROPERTY RIGHTS BY THE OTHER PARTY OR SUCH OTHER PARTY’S SUBSIDIARIES OR AFFILIATES, OR FOR ANY DISCLOSURE OF CONFIDENTIAL INFORMATION.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL (A) TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, ARE LICENSED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Except as otherwise set forth herein or in the Purchase Agreement, neither party nor any of its Subsidiaries or Affiliates makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any patent or other Intellectual Property Right of any Third Party. Except as otherwise set forth herein or in the Purchase Agreement, neither party nor any of its Subsidiaries or Affiliates makes any warranty or representation as to the validity and/or scope of any Patent licensed by it to the other party hereunder or any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any Patent or other Intellectual Property Right of any Third Party.

9.2 NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Right, other than the rights expressly granted in this Agreement. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of the Licensed Business Technology or Transferred Business Technology), except as specifically provided herein or in the Purchase Agreement.

9.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute or maintain any action or suit against Third Parties for infringement or misappropriation of any Intellectual Property Right in or to any Technology licensed to the other party hereunder, or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of such rights or which claims that any Technology licensed to the other party hereunder infringes or constitutes a misappropriation of any Intellectual Property Right of any Third Party. Seller shall not have any right to institute any action or suit against Third Parties for infringement of any of the Transferred Business Intellectual Property Rights. Purchaser shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Business Intellectual Property Rights.

9.4 NO OBLIGATION TO OBTAIN OR MAINTAIN RIGHTS IN TECHNOLOGY. Except as otherwise set forth herein or in the Purchase Agreement, neither party, nor any of its Subsidiaries, shall be obligated to provide the other party with any technical assistance or to furnish the other party with, or obtain, any documents, materials or other information or Technology.

9.5 NO OBLIGATION TO OBTAIN OR MAINTAIN PATENTS OR TRADEMARKS. Neither Seller, nor any of its Subsidiaries is obligated to (a) file any Patent application, or to secure any Patent or Patent rights or (b) to maintain any Patent in force. Neither Seller, nor any of its Subsidiaries is obligated to (i) file any Trademark application, or to secure any Trademark rights or (ii) to maintain any Trademark registration in force.

9.6 RECONCILIATION. The parties acknowledge that, as part of the transfer of Transferred Business Intellectual Property, Transferred Business Technology, and Transferred Business Intellectual Property Rights, Seller may inadvertently retain Technology or Intellectual Property that should have been transferred to Purchaser as part of the contemplated transfer of assets, and Purchaser may inadvertently acquire Technology or Intellectual Property that should not have been thereby transferred. Each party agrees to transfer to the other any such later discovered Technology or Intellectual Property, subject to the licenses set forth above, at the reasonable request of the appropriate owner of such Technology or Intellectual Property.

9.7 ENTIRE AGREEMENT. This Agreement and the Purchase Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

9.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any conflicts of laws principles.

9.9 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court located in Santa Clara County, California, or if such court does not have jurisdiction, the superior courts of the State of California located in Santa Clara County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties, further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.11 shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding set forth above arising out of this Agreement or the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

9.10 SECTION HEADINGS. The section headings contained in this Agreement are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this Agreement.

9.11 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

if to Seller:

Avago Technologies General IP (Singapore) Pte. Ltd.

c/o Avago Technologies US Inc.

350 West Trimble Road

Building 90

San Jose, CA 95131

Attention: Rex S. Jackson, Esq.

Fax:

with copies to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention:	Peter F. Kerman, Esq.
Anthony Klein, Esq.

Fax: (650) 463-2600

if to Purchaser:

Marvell International Technology Ltd.

c/o Marvell Semiconductor, Inc.

5488 Marvell Lane, MS-5.2.589

Santa Clara, CA 95054

Attention: Vice President and General Counsel

Fax: (408) 222-9177

With copies to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Attention:	Nathaniel M. Cartmell III, Esq.
Stanton D. Wong, Esq.

Fax: (415) 983-1200

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 9.11, “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions located in the jurisdiction in which the person to whom notice is to be provided is located are authorized or obligated by law or executive order to close.

9.12 NON-ASSIGNABILITY.

(a) Neither party may, directly or indirectly, in whole or in part, assign or transfer this Agreement, without the other party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party; provided, however, that either party may assign this Agreement without such consent to an entity that succeeds to all or substantially all of its business or assets to which this Agreement relates, subject to the terms of Section 9.12(c) below.

(b) In addition, each party (including its respective Subsidiaries or Affiliates or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole, without consent, in connection with a corporate reorganization that places such party in a substantially equivalent position in terms of business, assets or ownership of such party as before the reorganization (e.g., a reorganization in another jurisdiction).

(c) In the event of any assignment or transfer under this Section 9.12 that is not covered by Section 9.12(b) above, Purchaser promptly shall give notice of such acquisition to Seller. The Patent license granted to Purchaser by Seller pursuant to Article II of this Agreement, and any sublicenses granted by Purchaser to its Subsidiaries, shall automatically become limited to the products, processes and services of Purchaser or its Subsidiaries that are commercially released or for which substantial steps have been taken to commercialization as of the effective date of the acquisition and for new versions that have merely minor incremental differences from such products, processes and services and shall not in any event include any products, processes or services of the acquiring party; provided, however, that in any event such license shall be terminable at will by Seller if Seller and the acquiring party are engaged in litigation, arbitration or other formal dispute resolution proceedings covering Patent infringement (pending in any court, tribunal, or administrative agency or before any appointed or agreed upon arbitrator in any jurisdiction worldwide) at the time that the acquisition agreement is entered into, or if such proceedings are initiated by the acquiring party within one hundred twenty-one days (121) days after the date that the acquisition agreement is entered into.

(d) No assignment or transfer made pursuant to Section 9.12 shall release the transferring or assigning party from any of its liabilities or obligations hereunder. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

9.13 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

9.14 AMENDMENT; WAIVER; REMEDIES CUMULATIVE. This Agreement, including this provision of this Agreement, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this Agreement, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 9.15, provided that receipt of copies of such counterparts is confirmed.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the parties have signed this Intellectual Property License Agreement effective as of the Closing Date.

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.	MARVELL INTERNATIONAL TECHNOLOGY LTD.

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO IP LICENSE AGREEMENT]

EXHIBIT F

Excluded Assets

The Excluded Assets include the following:

(a)        cash, bank accounts, certificates of deposit and other cash equivalents;

(b)        any and all accounts receivable with third parties due in connection with the Business;

(c)        except as provided for in Section 6.13, all insurance policies and any rights, claims or chooses in action under such insurance policies;

(c)        all rights to refunds of any Tax payments, or prepayments or overpayments of any Tax, with respect to periods prior to the Closing, including recoverable payments of VAT or similar Taxes;

(d)        notwithstanding anything to the contrary contained herein, (i) all Intellectual Property Rights other than the Transferred Business Intellectual Property, Transferred Business Intellectual Property Rights and Intellectual Property Rights held by the Purchased Seller Subsidiaries, (ii) any Business Technology that is owned by a third party that Seller and its Subsidiaries do not have the right to provide to Purchaser hereunder and (iii) any Intellectual Property Rights under non-transferable portfolio cross-licenses;

(e)        enterprise-deployed, centrally managed computer software and hardware used by Seller or its Subsidiaries prior to the Closing, including any such computer software or hardware that is used by or for the Business prior to or as of the Closing, and all licenses or other agreements with third parties concerning the use thereof other than the hardware and software included in the Transferred IT Infrastructure and other than CAD Licenses to the extent provided in Section 6.18;

(f)        all of Seller’s enterprise-wide procurement contracts;

(g)        fixtures and leasehold improvements at all locations; and office furniture and office equipment at all locations other than the Assigned Real Property and the Subleased Real Property;

(h)        all IT Infrastructure;

(i)        all interests in real property other than the Assigned Real Property and the Subleased Real Property;

(j)        assets and Contracts relating to any Seller Plan or Non-U.S. Benefits Plan, except as expressly provided in Sections 6.6 and 6.7 or Schedule 6.7 of the Disclosure Letter;

(k)        all equity or other ownership interests in any Person other than the Purchased Subsidiary Interests and the Subsidiaries of IPC set forth in Section 4.17 of the Disclosure Letter;

(l)        all assets and other rights sold or otherwise transferred or disposed of between the date of this Agreement and the Closing not in violation of the terms of this Agreement;

(m)        all rights of Seller and its Subsidiaries under this Agreement and the Transaction Documents;

(n)        all books, records and other information prepared by Seller and its Subsidiaries in connection with the transactions contemplated hereby; and

(o)        all rights arising from Excluded Liabilities.

EXHIBIT G

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (“License”) is effective as of the Closing Date (as defined in the Purchase Agreement), between AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD., a Singapore corporation (“Seller”), and MARVELL INTERNATIONAL TECHNOLOGY LTD., a corporation incorporated under the laws of Delaware (“Purchaser”).

WHEREAS, Seller and certain Affiliates of Seller are engaged in, among other things, the manufacturing and distribution of Licensed Products;

WHEREAS, Seller and Purchaser have entered into a Purchase and Sale Agreement, dated as of February 17, 2006 (“Purchase Agreement”), pursuant to which Purchaser shall purchase and assume, and Seller, through itself and one or more of its Affiliates, shall sell, transfer and assign substantially all of the assets and liabilities of the Business (as defined in the Purchase Agreement) to Purchaser; and

WHEREAS, in connection with the foregoing, Seller desires to grant to Purchaser a license to use certain Trademarks (as defined in the Purchase Agreement) of Seller, and subject to Agilent’s consent, certain other Trademarks pursuant to rights granted to Seller by Agilent;

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

ARTICLE I

DEFINITIONS

For the purpose of this License, unless specifically defined otherwise in this License, all capitalized terms will have the meanings set forth in the Purchase Agreement:

1.1 AGILENT. “Agilent” means Agilent Technologies, Inc. and/or any of its subsidiaries.

1.2 AUTHORIZED DEALERS. “Authorized Dealers” means any distributor, dealer, OEM customer, VAR customer, VAD customer, systems integrator or other agent that on or after the Closing Date is authorized by Purchaser or any of its Subsidiaries to market, advertise, sell, lease, rent, service or otherwise offer Licensed Products.

1.3 COLLATERAL MATERIALS. “Collateral Materials” means all packaging, tags, labels, instructions, warranties, Licensed Product data sheets, descriptions and specifications (including online versions thereof), and other materials of any similar type associated with the Licensed Products that are marked with at least one of the Licensed Marks.

1.4 AGILENT QUALITY STANDARDS. “Agilent Quality Standards” means written standards of quality applicable to the Licensed Products, as in use by Agilent immediately prior to December 1, 2005, unless otherwise modified in writing by Agilent from time to time during the Term and communicated to Purchaser.

1.5 AGILENT TRADEMARKS. “Agilent Trademarks” are the Trademarks owned by Agilent and listed in Attachment 1.

1.6 AGILENT TRADEMARK USAGE GUIDELINES. “Agilent Trademark Usage Guidelines” means the written guidelines for proper usage of the Licensed Marks, as in use by Agilent immediately prior to the Closing Date, unless otherwise modified in writing by Agilent from time to time during the Term and communicated to Purchaser, located at: http://www.agilent.com/secure/agilentbrand/

User Name: brandid

Password: spark

for literature, packaging, exhibit standards, emarketing, learning products, web, and third party trademark use standards located at: http://www.agilent.com/secure/trademark/

User Name: trademark

Password: ez4u

and product labeling standards attached hereto as Attachment 2. All such guidelines may be revised and updated in writing at the sites listed above by Agilent from time to time during the Term; or by written communication to the Purchaser with regard to the product labeling standards. For avoidance of confusion with regard to product labeling embedded into the manufacturing process, any such labeling that was created by Agilent will be deemed to be in compliance with any product labeling standards, provided the embedded product labeling has not been altered by Seller or Purchaser.

1.7 CORPORATE IDENTITY MATERIALS. “Corporate Identity Materials” means materials that are not Licensed Products or Licensed Product-related and that Purchaser may now or hereafter use to communicate its identity, including, by way of example and without limitation, business cards, letterhead, stationery, paper stock and other supplies, signage on real property, buildings, fleet and uniforms.

1.8 FAMILY. “Family” means Printer Products with similar specifications and functions to a Licensed Product, which are intentionally associated with one or more other Licensed Products and which are intended to perform similar functions. Members of the same Family of Licensed Products communicate this connection to customers by using sequential or related part numbers, similar or related product names or descriptions, and the like.

1.9 LICENSED MARKS. “Licensed Marks” means the Agilent Trademarks listed on Attachment 1 and the Seller Trademarks listed on Attachment 3 to this License.

1.10 LICENSED PRODUCTS. “Licensed Products” means any Printer Product that was commercially sold or offered for sale by Seller immediately prior to the Closing Date and rights to which have been transferred to Purchaser under the Purchase Agreement, and new versions thereof that have merely minor incremental differences from any such Printer Product. Licensed Products shall also include maintenance (whether diagnostic, preventive, remedial, warranty or non-warranty), support and similar services associated with Licensed Products, pursuant to maintenance contracts or otherwise.

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1.11 MARKETING MATERIALS. “Marketing Materials” means advertising, promotions, display fixtures or any of any similar type of literature or things, in any medium, for the marketing, promotion or advertising of the Licensed Products or parts therefore that are marked with at least one of the Licensed Marks.

1.12 PERSON. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

1.13 SELL. To “Sell” a product means to sell, transfer, lease or otherwise dispose of a product. “Sale” and “Sold” have the corollary meanings ascribed thereto.

1.14 TERM. “Term” means the term defined in Article X of this License.

1.15 THIRD PARTY. “Third Party” means a Person other than Agilent, Seller and its Subsidiaries and Affiliates or Purchaser and its Subsidiaries.

1.16 QUALITY STANDARDS. “Quality Standards” means written standards of quality applicable to the Licensed Products, as required by either the Agilent Quality Standards or the Seller Quality Standards.

1.17 SELLER QUALITY STANDARDS. “Seller Quality Standards” means written standards of quality applicable to the Licensed Products, as in use by Seller immediately prior to the Closing Date, unless otherwise modified in writing by Seller from time to time during the Term and communicated to Purchaser; such modified standards to be reasonably acceptable to Purchaser.

1.18 SELLER TRADEMARKS. “Seller Trademarks are the Trademarks owned by Seller and listed in Attachment 3.

1.19 SELLER TRADEMARK USAGE GUIDELINES. “Seller Trademark Usage Guidelines” means the written guidelines for proper usage of the Licensed Marks, as in use by Seller immediately prior to the Closing Date and attached hereto as Attachment 3. For avoidance of confusion with regard to product labeling embedded into the manufacturing process, any such labeling that was created by Seller will be deemed to be in compliance with any product labeling standards, provided the embedded product labeling has not been altered by Purchaser.

1.20 TRADEMARK USAGE GUIDELINES. “Trademark Usage Guidelines” means the written guidelines for proper usage of the Licensed Marks under either the Agilent Trademark Usage Guidelines or the Seller Trademark Usage Guidelines.

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ARTICLE II

LICENSES

2.1 LICENSE GRANT. Subject to obtaining Agilent’s consent for the license to Agilent Trademarks, Seller grants to Purchaser a personal, non-exclusive, worldwide and non-transferable (except as set forth in Section 15.8 hereof) license during the Term to use: (a) the Licensed Marks on or in connection with the Licensed Products and Collateral Materials in connection with the Sale and offer for Sale of such Licensed Products (or, in the case of Licensed Products in the form of software, in connection with licensing of such Licensed Products); (b) the Licensed Marks in Marketing Materials for the Licensed Products; (c) the Licensed Marks in connection with Corporate Identity Materials; and (d) Seller Part Numbers (as that term is defined in Section 10.5(g)) in connection with Licensed Products and any other Purchaser-manufactured Printer Product in the same Family. Seller covenants not to grant any licenses to any Third Party under the Licensed Marks in connection with the Sale or offer for Sale of Printer Products for use of the Licensed Marks within a period of twenty-four (24) months following the Closing Date.

2.2 LICENSE RESTRICTIONS.

(a) Once Purchaser abandons the use of all of the Licensed Marks on a particular Licensed Product, then Purchaser agrees that its license granted hereunder with respect to that Licensed Product shall thereupon terminate.

(b) Purchaser may not make any use whatsoever, in whole or in part, of the Licensed Marks, or any other Trademarks owned by Seller or Agilent, in connection with Purchaser’s corporate, doing business as, or fictitious name, or on Corporate Identity Materials, except as set forth in this License.

(c) Purchaser may not use any Licensed Mark in direct association with another Trademark such that the two Trademarks appear to be a single Trademark or in any other composite manner with any Trademarks of Purchaser or any Third Party.

(d) In all respects, Purchaser’s usage of the Licensed Marks during the Term pursuant to the license granted hereunder shall be in a manner consistent with the high standards, reputation and prestige of Agilent and Seller as represented by their respective use of the Licensed Marks, and any usage by Purchaser that is inconsistent with the foregoing shall be deemed to be outside the scope of the license granted hereunder. As a condition to the license granted hereunder, Purchaser shall at all times present, position and promote the Licensed Products marked with one or more of the Licensed Marks in a manner consistent with the high standards and prestige of Agilent and Seller.

2.3 LICENSEE UNDERTAKINGS. As a condition to the licenses granted hereunder, Purchaser undertakes to Seller that:

(a) Purchaser shall not use the Licensed Marks (or any other Trademark of Seller or Agilent) in any manner contrary to public morals, in any manner which is deceptive or misleading, which ridicules or is derogatory to the Licensed Marks, or which compromises or reflects unfavorably upon the goodwill, good name, reputation or image of Seller, Agilent or the Licensed Marks, or which might jeopardize or limit Seller’s or Agilent’s proprietary interest therein.

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(b) Purchaser shall not use the Licensed Marks in connection with any products other than the Licensed Products, including without limitation any other products sold and/or manufactured by Purchaser. Notwithstanding the foregoing, Purchaser may use Seller Part Numbers in connection with Printer Products in a Family associated with a Licensed Product.

(c) Purchaser shall not: (i) misrepresent to any Person the scope of its authority under this License, or (ii) incur or authorize any expenses or liabilities chargeable to Seller or Agilent.

(d) Purchaser shall have adopted a customer facing corporate identity of its own by the Closing Date.

(e) In all external communications involving any use of the Licensed Marks on Corporate Identity Materials, Purchaser shall use reasonable best efforts to avoid confusion regarding the source of the communications.

ARTICLE III

PERMITTED SUBLICENSES

3.1 SUBLICENSES TO SUBSIDIARIES. Subject to the terms and conditions of this License, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this License, Purchaser may grant sublicenses to its Subsidiaries to use the Licensed Marks in accordance with the license grant in Section 2.1 above; provided, that: (a) Purchaser enters into a written sublicense agreement with each such Subsidiary sublicensee, and (b) such agreement does not include the right to grant further sublicenses, except as set forth in Section 3.2 below. If Purchaser grants any sublicense rights pursuant to this Section 3.1 and any such sublicensed Subsidiary ceases to be a Subsidiary, then the sublicense granted to such Subsidiary pursuant to this Section 3.1 shall terminate immediately upon the date of such cessation.

3.2 AUTHORIZED DEALERS’ USE OF MARKS. Subject to the terms and conditions of this License, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this License, Purchaser (and those Subsidiaries sublicensed to use the Licensed Marks pursuant to Section 3.1) may allow Authorized Dealers, and may allow such Authorized Dealers to allow other Authorized Dealers, to Sell or otherwise distribute Collateral Materials and Licensed Products bearing the Licensed Marks, provided that such Authorized Dealers execute written agreements with Purchaser (or its Subsidiaries) that impose upon such Authorized Dealers an obligation of full compliance with all relevant provisions of this License.

3.3 ENFORCEMENT OF AGREEMENTS. Purchaser shall take all reasonably appropriate measures at Purchaser’s expense promptly and diligently to enforce the terms of any sublicense agreement or other agreement with any Subsidiary or Authorized Dealer and shall restrain any such Subsidiary or Authorized Dealer from violating such terms, including without limitation: (a) monitoring the Subsidiaries’ and Authorized Dealers’ compliance with the relevant Trademark

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Usage Guidelines and Quality Standards and causing any non-complying Subsidiary or Authorized Dealer promptly to remedy any failure, (b) if need be, terminating such agreement, and/or (c) if need be, commencing legal action. In each case, Purchaser shall use a standard of care consistent with Seller’s practices as of the Closing Date, but in no case using a standard of care less than what is reasonable in the industry.

ARTICLE IV

TRADEMARK USAGE GUIDELINES

4.1 TRADEMARK USAGE GUIDELINES. Purchaser, its Subsidiaries and Authorized Dealers shall use the Licensed Marks during the Term only in a manner that is consistent with the applicable Trademark Usage Guidelines.

4.2 TRADEMARK REVIEWS. At Seller’s reasonable request, Purchaser agrees to furnish or make available for inspection to Seller samples of all Licensed Products, Collateral Materials and Marketing Materials of Purchaser and its Subsidiaries that are marked with one or more of the Licensed Marks. Purchaser further agrees to take reasonably appropriate measures to require its Authorized Dealers to furnish or make available for inspection to Purchaser samples of all Marketing Materials and Collateral Materials of its Authorized Dealers. If Purchaser is notified or reasonably determines that it or any of its Subsidiaries or Authorized Dealers is not complying with any applicable Trademark Usage Guidelines, it shall notify Seller and the provisions of Article V and Section 3.3 hereof shall apply to such noncompliance.

ARTICLE V

TRADEMARK USAGE GUIDELINES ENFORCEMENT

5.1 INITIAL CURE PERIOD. If Seller becomes aware that Purchaser or any Subsidiary is not complying with any Trademark Usage Guidelines, Seller shall notify Purchaser in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Purchaser shall then have thirty (30) days after receipt of such notice (“Guideline Initial Cure Period”) to correct such noncompliance or submit to Seller a written plan to correct such noncompliance, which written plan is reasonably acceptable to Seller, unless Seller previously affirmatively concurs in writing, in its sole discretion, that Purchaser or its Subsidiary is not in noncompliance. If Seller or Purchaser becomes aware that an Authorized Dealer is not complying with any applicable Trademark Usage Guidelines, Purchaser (but not Seller) shall promptly notify such Authorized Dealer in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Such Authorized Dealer shall then have the Guideline Initial Cure Period to correct such noncompliance or submit to Purchaser a written plan to correct such noncompliance, which written plan is reasonably acceptable to Purchaser and Seller.

5.2 SECOND CURE PERIOD. If the noncompliance with the Trademark Usage Guidelines continues beyond the Guideline Initial Cure Period, Purchaser and Seller shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have fifteen (15) days following the expiration of the Guideline Initial Cure Period to agree on corrective actions, and Purchaser shall have fifteen (15) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance (“Second Guideline Cure Period”).

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5.3 FINAL CURE PERIOD. If the noncompliance with the Trademark Usage Guidelines by Purchaser or any Subsidiary (as the case may be) remains uncured after the expiration of the Second Guideline Cure Period, then at Seller’s election, Purchaser or the non-complying Subsidiary (as the case may be) promptly shall cease using the non-complying Collateral Materials until Seller reasonably determines that Purchaser or the non-complying Subsidiary (as the case may be) has demonstrated its ability and commitment to comply with the applicable Trademark Usage Guidelines. If the noncompliance with the applicable Trademark Usage Guidelines by an Authorized Dealer remains uncured after the expiration of the Second Guideline Cure Period, then at Purchaser’s election, such Authorized Dealer promptly shall cease using the non-complying Collateral Materials and/or Marketing Materials until Purchaser determines that such Authorized Dealer has demonstrated its ability and commitment to comply with the applicable Trademark Usage Guidelines. Nothing in this Article V shall be deemed to limit Purchaser’s obligations under Section 3.3 above or to preclude Seller from exercising any rights or remedies under Section 3.3 above.

ARTICLE VI

QUALITY STANDARDS

6.1 GENERAL. Purchaser acknowledges that the Licensed Products permitted by this License to be marked with one or more of the Licensed Marks must continue to be of sufficiently high quality as to provide protection of the Licensed Marks and the goodwill they symbolize.

6.2 QUALITY STANDARDS. Purchaser and its Subsidiaries shall use the Licensed Marks only on and in connection with Licensed Products that meet or exceed in all respects the applicable Quality Standards.

6.3 QUALITY CONTROL REVIEWS. At Seller’s reasonable request, Purchaser agrees to furnish or make available to Seller for inspection sample Licensed Products marked with one or more of the Licensed Marks. If Purchaser is notified or reasonably determines that it or any of its Subsidiaries is not complying with any applicable Quality Standards, it shall notify Seller and the provisions of Article VII and Section 2.3 shall apply to such noncompliance. Notwithstanding the foregoing, Seller agrees and acknowledges that all Branded Products (as defined below) that were acquired by Purchaser from Seller at Closing shall, without further investigation, be deemed to be of sufficient quality under this Article VI.

ARTICLE VII

QUALITY STANDARD ENFORCEMENT

7.1 INITIAL CURE PERIOD. If Seller becomes aware that Purchaser or any Subsidiary is not complying with any applicable Quality Standard, Seller shall notify Purchaser in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Following receipt of such notice, Purchaser shall

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make an inquiry promptly and in good faith concerning each instance of noncompliance described in the notice. Purchaser shall then have thirty (30) days after receipt of such notice (“Initial Cure Period”) to correct such noncompliance or submit to Seller a written plan to correct such noncompliance, which written plan is reasonably acceptable to Seller, unless Seller previously affirmatively concurs in writing, in its sole discretion, that Purchaser or its Subsidiaries is not in noncompliance.

7.2 SECOND CURE PERIOD. If the said noncompliance with the Quality Standards continues beyond the Initial Cure Period, Purchaser and Seller shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have fifteen (15) days following the expiration of the Initial Cure Period to agree on corrective actions, and Purchaser shall have fifteen (15) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance (“Second Cure Period”).

7.3 FINAL CURE PERIOD. If the said noncompliance with the Quality Standards by Purchaser or any Subsidiary (as the case may be) remains uncured after the expiration of the Second Cure Period, then at Seller’s election, Purchaser or the non-complying Subsidiary (as the case may be) promptly shall cease offering the non-complying Licensed Products under the Licensed Marks until Seller reasonably determines that Purchaser, or the non-complying Subsidiary (as the case may be) has reasonably demonstrated its ability and commitment to comply with the Quality Standards. Nothing in this Article VII shall be deemed to limit Purchaser’s obligations under Section 3.3 above.

ARTICLE VIII

PROTECTION OF LICENSED MARKS

8.1 OWNERSHIP AND RIGHTS. Purchaser agrees not to challenge the ownership or validity of the Licensed Marks. Purchaser shall not disparage, dilute or adversely affect the validity of the Licensed Marks. Purchaser’s use of the Licensed Marks shall inure exclusively to the benefit of Agilent and Seller, as applicable, and Purchaser shall not acquire or assert any rights therein. Purchaser recognizes the value of the goodwill associated with the Licensed Marks, and that the Licensed Marks may have acquired secondary meaning in the minds of the public.

8.2 PROTECTION OF MARKS. Purchaser shall assist Seller, at Seller’s request and expense, in the procurement and maintenance of Seller’s or Agilent’s respective Intellectual Property Rights in the Licensed Marks. Purchaser will not grant or attempt to grant a security interest in the Licensed Marks or record any such security interest in the United States Patent and Trademark Office or elsewhere against any Trademark application or registration belonging to Seller or Agilent. Purchaser agrees to, and to cause its Subsidiaries to, execute all documents reasonably requested by Seller to effect further registration of, maintenance and renewal of the Licensed Marks, recordation of the license relationship between Seller and Purchaser, and recordation of Purchaser as a registered user. Neither Seller nor Agilent makes any warranty or representation that Trademark registrations have been or will be applied for, secured or maintained in the Licensed Marks throughout, or anywhere within, the world. Purchaser shall cause to appear on all Licensed Products, all Marketing Materials and all Collateral Materials, such legends, markings and notices as may be required by applicable law or reasonably requested by Seller.

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8.3 SIMILAR MARKS. Purchaser agrees not to use or register in any country any Trademark that infringes on the rights of Seller or Agilent in the Licensed Marks, or any element thereof. If any application for registration is, or has been, filed in any country by Purchaser which relates to any Trademark that infringes the rights of Seller or Agilent in the Licensed Marks, Purchaser shall immediately abandon any such application or registration or assign it to Agilent. Purchaser may not adopt any trademarks incorporating the roots “Agil,” “Avag,” or any other Trademark similar to the Licensed Trademarks. Purchaser shall not challenge Seller’s or Agilent’s ownership of or the validity of the Licensed Marks or any application for registration thereof throughout the world. Purchaser shall not use or register in any country or jurisdiction, or permit others to use or register on its behalf in any country or jurisdiction, any copyright, domain name, telephone number, keyword, metatag, other electronic identifier or any other Intellectual Property Right, whether recognized currently or in the future, or any other designation which would affect the ownership or rights of Agilent and Seller in and to the Licensed Marks, or otherwise take any action which would adversely affect any of such ownership rights, or assist anyone else in doing so. Purchaser shall cause its Subsidiaries and Authorized Dealers to comply with the provisions of this Section 8.3.

8.4 INFRINGEMENT PROCEEDINGS. In the event that the Purchaser learns, during the Term of this License, of any infringement or threatened infringement of the Licensed Marks, or any unfair competition, passing-off or dilution with respect to the Licensed Marks, Purchaser shall immediately notify Seller or its authorized representative giving particulars thereof, and Purchaser shall provide necessary information and assistance to Seller or its authorized representatives at Seller’s expense in the event that Seller decides that proceedings should be commenced. Notwithstanding the foregoing, Purchaser is not obligated to monitor or police use of the Licensed Marks by Third Parties other than as specifically set forth in Section 3.3 hereof. Except for those actions initiated by Purchaser pursuant to Section 3.3 hereof to enforce any sublicense or other agreement with any Subsidiary or Authorized Dealer, Seller shall have exclusive control of any litigation, opposition, cancellation, or related legal proceedings. The decision whether to bring, maintain or settle any such proceedings shall be at the exclusive option and expense of Seller, and all recoveries shall belong exclusively to Seller. Purchaser shall not and shall have no right to initiate any litigation, opposition, cancellation, or related legal proceedings with respect to the Licensed Marks in its own name (except for those actions initiated by Purchaser pursuant to Section 3.3 hereof), but, at Seller’s request, agrees to cooperate with Seller and Agilent at Seller’s or Agilent’s expense to enforce its rights in the Licensed Marks, including to join or be joined as a party in any action taken by Seller or Agilent against a third party for infringement or threatened infringement of the Licensed Marks, to the extent such joinder is required under mandatory local law for the prosecution of such an action. Neither Agilent nor Seller shall incur any liability to Purchaser or any other Person under any legal theory by reason of Seller’s or Agilent’s failure or refusal to prosecute or by Seller’s or Agilent’s refusal to permit Purchaser to prosecute, any alleged infringement by Third Parties, nor by reason of any settlement to which Seller or Agilent may agree.

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ARTICLE IX

CONFIDENTIALITY

9.1 CONFIDENTIAL INFORMATION. The parties hereto expressly acknowledge and agree that all information, whether written or oral, furnished by either party to the other party or any Subsidiary of such other party pursuant to this License (“Confidential Information”) shall be deemed to be confidential and shall be maintained by each party and their respective Subsidiaries in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Except as authorized in writing by the other party, neither party shall at any time disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity: (a) except as may reasonably be required in connection with the performance of this License by Purchaser, Seller or its respective Subsidiaries, as the case may be, (b) except as may reasonably be required after the Closing Date by Purchaser or its Subsidiaries in connection with the use of the Licensed Marks or operation of the Business, (c) except to the parties’ agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality, and (d) in the course of due diligence in connection with the sale of all or a portion of either party’s business, provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to Sections 9.1 and 9.2 hereof.

9.2 EXCEPTIONS. The obligation not to disclose information under Section 9.1 hereof shall not apply to information that, as of the Closing Date or thereafter: (a) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Purchase Agreement by the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof, (b) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis, (c) is or becomes available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Subsidiaries, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Subsidiaries or by legal, fiduciary or ethical constraints on disclosure of such information, or (d) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in Section 9.1 shall limit in any respect either party’s ability to disclose information in connection with the enforcement by such party of its rights under this License; provided that the proviso of clause (d) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

9.3 DURATION. The obligations of the parties set forth in this Article IX, with respect to the protection of Confidential Information, shall remain in effect until five (5) years after: (a) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (b) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

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ARTICLE X

TERM OF LICENSE

10.1 The term of the license granted pursuant to Section 2.1 hereof shall begin on the Closing Date and, unless terminated sooner pursuant to the provisions of Article XII hereof, shall last for the periods set forth in Section 10.5 below.

10.2 “Term” as used herein means the foregoing periods of permissible use for the Licensed Marks.

10.3 “Non-Customer-Facing Parts” means tangible parts whose branding is not visible to end consumers in the ordinary course of use. For the avoidance of doubt, “ordinary course of business” includes normal inspection, use, calibration, maintenance, service, repair and/or failure analysis.

10.4 “Branded Products” means Licensed Products on or in connection with which the Licensed Marks are used, unless such use is solely on Non-Customer-Facing Parts. Trademarks are in use “on or in connection with” a given Licensed Product if they are used on the Licensed Product itself or on Collateral Materials associated with such Licensed Product.

10.5 Purchaser agrees to discontinue all use of the Licensed Marks as quickly as is commercially reasonable. Without limiting the foregoing, Purchaser shall have the right to use said Trademarks according to the following conditions and schedule, with which Purchaser shall comply strictly:

(a) Until May 31, 2006, Purchaser may use the Licensed Marks in any external signage on a royalty free basis; provided such signage was in use as of the Closing Date;

(b) As of the date set forth in Section 10.5(a), Purchaser must cease all use of the Licensed Marks in connection with Corporate Identity Materials;

(c) Until May 31, 2006, Purchaser may use the Licensed Marks in Marketing Materials on a royalty free basis;

(d) As of May 31, 2006, Purchaser must cease all use of Licensed Marks in Marketing Materials;

(e) Until November 30, 2007, Purchaser may use the Licensed Marks on a royalty free basis on or in connection with the Branded Products manufactured by Seller or Agilent prior to the Closing Date or manufactured by Purchaser after the Closing Date and on or before May 31, 2007;

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(f) As of November 30, 2008, Purchaser must cease all use of Licensed Marks on or in connection with all Branded Products. Except as would be a violation of law, any Non-Customer-Facing Parts bearing the Licensed Marks manufactured after November 30, 2008, shall bear a prominent label indicating that they are manufactured by Purchaser and, unless commercially unreasonable, such label shall cover the Licensed Marks on such part.

(g) Notwithstanding Section 10.5(e)-(f), Purchaser may continue to use the Seller part number alphanumerics beginning with the letter “A” (“Seller Part Numbers”) on or in connection with any Licensed Product or Printer Products within the same Family as a Licensed Product until that Family is discontinued or obsoleted. For the avoidance of doubt, it is understood and agreed that this License does not purport to restrict Purchaser’s use of any part number that does not begin with the letter “A”.

10.6 Purchaser agrees to provide written confirmation of compliance with the License Term on the dates specified above. Purchaser shall also advise Seller when it has discontinued use of all remaining Non-Customer-Facing Parts bearing the Licensed Marks and discontinued or obsoleted all Families of Licensed Products.

10.7 Except as would be a violation of Law, Purchaser agrees to notify all consumers receiving parts and materials bearing the Licensed Marks that Purchaser is the source of and is the proper contact for such Licensed Products, Collateral Materials, parts, and materials.

10.8 It is understood and agreed that it shall not be a violation of this License for Purchaser, its Subsidiaries or Authorized Dealers, at any time after the Term, to make accurate references to the fact that Purchaser has succeeded to the business of Seller and Agilent with respect to the Licensed Products, or to advertise or promote its or their provision of maintenance services or supply of spare parts for Licensed Products previously sold under any of the Licensed Marks, provided that Purchaser, its Subsidiaries and Authorized Dealers do not in connection therewith suggest any affiliation with Seller or Agilent, do not claim to be authorized by Seller or Agilent in any manner with respect to such activities, and do not brand any Printer Products, Marketing Materials, Collateral Materials, or parts Sold after the Term with any of the Licensed Marks in a manner that is inconsistent with this Article X.

ARTICLE XI

ROYALTIES

11.1 ROYALTIES.

(a) Upon any Sale occurring: (i) prior to the expiration of the license grant, by Purchaser or its Subsidiaries, of Branded Products manufactured by Purchaser after May 31, 2007; or (ii) after November 30, 2007, and prior to the expiration of the license grant, by Purchaser or its Subsidiaries of Branded Products (other than repaired, refurbished or reconstructed Branded Products or repair parts) manufactured by Agilent or Seller prior to the Closing Date or by Purchaser on or before May 31, 2007, the Purchaser shall pay to Seller a five percent (5%) royalty on the Net Sales earned by Purchaser in each Seller fiscal quarter as a result of such Sale.

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(b) As used in this Article XI, “Net Sales” means the gross invoice price from royalty-bearing Sales under Section 11.1(a) above, in any case less: (i) charges for handling, freight, sales taxes, insurance costs, and import duties where such items are included in the invoiced price; (ii) point-of-sale credits (or other similar adjustments to price) granted to independent distributors; and (iii) credits actually granted or refunds actually given for returns during such Seller fiscal quarter. In the event that the foregoing Branded Products are Sold for no or nominal consideration or to a Subsidiary, Authorized Dealer, affiliated company or in any other circumstances in which the selling price is established on other than an arms-length basis, the Net Sales on such Sales shall be determined on the average selling price earned by Seller during the preceding Seller fiscal quarter on Sales of like volumes of the applicable Branded Products to unaffiliated customers in arms-length sales. However, in the event that the foregoing Branded Products are Sold to Seller’s Subsidiaries, Authorized Dealers or affiliated companies for resale to Third Parties, then the royalties will be based on Net Sales from the Subsidiaries, Authorized Dealers or affiliated companies to the Third Parties and no royalties will be due on the Sales to the Subsidiaries, Authorized Dealers or affiliated companies.

(c) For the purposes of clarification, no royalty is due under this Article XI for uses of the Licensed Marks that are covered by Section 10.8. Also, no royalties will accrue at any time for the use of Seller Part Numbers.

11.2 PAYMENTS AND ACCOUNTING

(a) With respect to the royalties set forth herein, Purchaser shall keep full, clear and accurate records until otherwise provided in Section 11.2(b). These records shall be retained for a period of three (3) years from the date of payment notwithstanding the expiration or other termination of this License. Seller shall have the right, through a mutually agreed upon independent certified public accountant (consent to which shall not be unreasonably withheld or delayed by Purchaser), and at Seller’s expense, to examine and audit, not more than once a year, and during normal business hours, all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to Seller under this License. Prompt adjustment shall be made by either party to compensate for any errors and/or omissions disclosed by such examination or audit. Should any such error and/or omission result in an underpayment of more than five percent (5%) of the total royalties due for the period under audit, Purchaser shall, upon Seller’s request, pay for the cost of the audit and pay Seller an additional fee equal to a compound annual interest rate of ten percent (10%) of such error and/or omission.

(b) Within forty-five (45) days after the end of each Purchaser fiscal quarter, Purchaser shall furnish to Seller a statement in suitable form showing all Branded Products subject to royalties that were sold, during such quarter, and the amount of royalty payable thereon. If no Licensed Products or services subject to royalty have been sold, that fact shall be shown on such statement. Also, within such forty-five (45) days, Purchaser shall pay to Seller the royalties payable hereunder for such quarter. Purchaser and Seller will determine the form of the statement prior to submission of the first such statement. All royalty and other payments to Seller hereunder shall be in United States dollars. Royalties based on sales in other currencies shall be converted to United States dollars according to the official rate of exchange for that currency, as published in the Wall Street Journal on the last day of the calendar month in which the royalty accrued (or, if not published on that day, the last publication day for the Wall Street Journal during that month). If two

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consecutive Purchaser fiscal quarters pass in which no royalties are due under this License and Purchaser reasonably believes no royalties will be due, the obligations pursuant to this Article XI shall terminate. If Purchaser resumes sale of Branded Products that are subject to royalties, the obligations of this Article XI shall automatically resume.

ARTICLE XII

TERMINATION

12.1 VOLUNTARY TERMINATION. By written notice to Seller, Purchaser may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by Seller. Such notice shall specify the effective date of such termination and shall clearly specify any affected Licensed Marks and Licensed Products.

12.2 SURVIVAL. Any voluntary termination of licenses and rights of Purchaser under Section 12.1 hereof shall not affect Purchaser’s licenses and rights with respect to any Licensed Products made or furnished prior to such termination.

ARTICLE XIII

DISPUTE RESOLUTION

13.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this License through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties’ first tier negotiating teams (as determined by each party’s Director of Intellectual Property (or person holding a similar position or title) or his or her delegate) shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties’ second tier negotiating teams (as determined by each party’s Director of Intellectual Property or his or her delegate) shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 13.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 13.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

13.2 NONBINDING MEDIATION. In the event that any dispute or claim arising out of or related to this License is not settled by the parties within fifteen (15) days after the first meeting of the second tier negotiating teams under Section 13.1 hereof, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within

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thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 13.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules, and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

13.3 PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 13.3, the parties agree to continue to attempt to resolve any dispute or claim according to the terms of Sections 13.1 and 13.2 hereof during the course of such litigation proceedings under this Section 13.3.

ARTICLE XIV

LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ANY OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1 DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL LICENSED MARKS AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR FURNISHED HEREUNDER ARE LICENSED OR FURNISHED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Except as otherwise set forth herein or in the Purchase Agreement, neither Seller, Agilent, nor any of their Affiliates or Subsidiaries, makes any warranty or representation as to the validity of any Trademark licensed by it to Purchaser or any warranty or representation that any use of any Trademark with respect to any Licensed Product or service will be free from infringement of any rights of any Third Party. Notwithstanding the foregoing, Seller represents that it has the right to grant the licenses to Purchaser herein pursuant to rights granted to Seller by Agilent.

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15.2 NO IMPLIED LICENSES. Nothing contained in this License shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Right, other than the rights expressly granted in this License with respect to the Licensed Marks. Neither party is required hereunder to furnish or disclose to the other any information (including copies of registrations of the Trademarks), except as specifically provided herein or in the Purchase Agreement.

15.3 INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any of the Licensed Marks or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of the Licensed Marks. Purchaser shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Marks.

15.4 NO OBLIGATION TO OBTAIN OR MAINTAIN MARKS. Neither party, nor any of its Subsidiaries or Affiliates, or Agilent, is obligated to: (a) file any application for registration of any Trademark, or to secure any rights in any Trademarks, (b) maintain any Trademark registration, or (c) provide any assistance, except for the obligations expressly assumed in this License.

15.5 ENTIRE AGREEMENT. This License and the Purchase Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent there is a conflict between this License and the Purchase Agreement between the parties, the terms of the Purchase Agreement shall govern, provided, however, that the terms of this License shall govern with respect to: (a) Article IX with respect to Confidential Information transferred or disclosed pursuant to this License, (b) Article XI concerning royalties and audits due under this license, (c) Article XII with respect to termination of the licenses granted hereunder, (d) Article XIII concerning dispute resolution, (e) Article XIV solely with respect to Intellectual Property Rights that are licensed by one party to another party pursuant to this License, (f) Section 15.7 concerning notice, and (g) Section 15.8 concerning assignment or transfer of rights or obligations arising under this License. In addition, in the event of a conflict between this License and the Trademark Usage Guidelines or the Quality Standards, this License shall prevail.

15.6 SECTION HEADINGS; TABLE OF CONTENTS. The section headings contained in this License are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this License.

15.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

if to Seller:

Avago Technologies General IP (Singapore) Pte. Ltd.

c/o Avago Technologies US, Inc.

350 West Trimble Road

Building 90

San Jose, CA 95131

Attention: Rex S. Jackson, Esq.

Fax:

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with copies to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Peter F. Kerman, Esq.

      Anthony Klein, Esq.

Fax: (650) 463-2600

if to Purchaser:

Marvell International Technology Ltd.

c/o Marvell Semiconductor, Inc.

5488 Marvell Lane, MS-5.2.589

Santa Clara, CA 95054

Attention: Vice President and General Counsel

Fax: (408) 222-9177

With copies to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Attention: Nathaniel M. Cartmell III, Esq.

      Stanton D. Wong, Esq.

Fax: (415) 983-1200

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day (as defined in the Purchase Agreement) following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed.

15.8 NON-ASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this License, without the other party’s prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or

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transfer any or all of its rights or obligations under this License to one or more Subsidiaries of such party; provided, however, that no such assignment or transfer shall release the assigning party from any of its liabilities or obligations hereunder. Without limiting the foregoing, this License will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

15.9 SEVERABILITY. If any provision of this License shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this License shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

15.10 AMENDMENT; WAIVER; REMEDIES CUMULATIVE. This License, including this provision of this License, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this License, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this License, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this License and the Purchase Agreement. The waiver by any party hereto of a breach of any provision of this License shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this License are cumulative to, and not exclusive of, any rights or remedies otherwise available.

15.11 COUNTERPARTS. This License may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 15.11, provided that receipt of copies of such counterparts is confirmed.

15.12 THIRD PARTY BENEFICIARY. Agilent is an intended third party beneficiary of the terms that reference Agilent hereunder for the protection of Agilent’s interests in the Licensed Marks.

[SIGNATURE PAGE FOLLOWS]

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WHEREFORE, the parties have signed this Trademark License Agreement effective as of the Closing Date first set forth above.

AVAGO TECHNOLOGIES GENERAL IP (SINGAPORE) PTE. LTD.	MARVELL INTERNATIONAL TECHNOLOGY LTD.

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO TRADEMARK LICENSE AGREEMENT]

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EXHIBIT H

Purchased Assets

Purchased Assets consist of the following assets related to the Business:

(a)	Any fixtures, leasehold improvements, machinery, equipment and tangible personal property attached to or located on the Assigned Real Property or the Subleased Real Property that (i) relate primarily to or are used or held for use primarily in connection with the Business, or (ii) that relate exclusively to or are held for use exclusively by the Business and are located in those portions of the Assigned Real Property or the Subleased Real Property that are occupied by or shared with the Retained Business and excluding any facility equipment shared by the Business and the Retained Business such as air handling units, chillers and similar items;

(b)	all inventories to the extent used or held primarily for use in the Business (including raw materials, purchased goods, parts, containers, recycled materials, work in process, supplies, finished goods and demo and consignment inventory) on the books of the Seller Parties or their Subsidiaries, held by vendors or which otherwise are used or primarily held for use in the Business;

(c)	to the extent not of a category or type described in clause (a) above, all machinery, equipment, vehicles, furniture, fixtures, tools, instruments, spare parts, supplies (including storeroom supplies), pallets, office and laboratory equipment, testing facilities, materials, fuel and other personal property, owned or leased, not normally included in inventory, that are used or held primarily for use in connection with the Business (collectively, the “Personal Property”) other than Personal Property that is part of the Seller Parties’ centralized services for information technology or other matters, which shall be Excluded Assets;

(d)	except as otherwise specifically provided in the Agreement, all transferable warranties, guarantees, claims, rights, credits, causes of action, or rights of setoff, against third parties to the extent relating to or arising from any of the Business, the Purchased Assets, the Transferred Business Intellectual Property or the Transferred Business Intellectual Property Rights;

(e)	all transferable permits, certificates, licenses (excluding licenses relating to Intellectual Property Rights), orders, franchises, registrations, variances, Tax abatements, approvals and other similar rights or authorizations of any Governmental Authority exclusively related to the ownership, maintenance and operation of the Business;

(f)

all customers’ files, credit information, supplier lists, parts lists, vendor lists, business correspondence, business lists, sales literature, promotional literature and other selling and advertising materials and all other assets and rights primarily related to the distribution, sale or marketing of the Printer Products; provided, however, that to the extent any such materials also relate to or arise from or are used in connection with the Retained Business, or any such information is commingled with information used in the

Retained Business, Seller shall have the right to use and license others to use such materials and information (provided such use and licenses to use are not in violation of or otherwise inconsistent with the terms of Section 6.9 of this Agreement, the Intellectual Property License Agreement or the Master Separation Agreement), and the original version of all such materials and of all tangible embodiments of such information shall not be a Purchased Asset and shall be retained by the Seller Parties with accurate and complete copies thereof to be provided to Purchaser at Closing;

(g)	to the extent transferable (assuming receipt of a third-party consent to such transfer), all right, title or interest of the Seller Parties and their Subsidiaries in or to: (A) the Business Intellectual Property Licenses and (B) the Customer Contracts, Supplier Contracts, the maintenance or service agreements, purchase orders for materials and other services, dealer and distributorship agreements, advertising and promotional agreements, equipment leases, licenses (but excluding licenses relating to Intellectual Property Rights other than Business Intellectual Property Licenses), joint ventures, partnership agreements or other Contracts (including any agreements of the Seller Parties or its Subsidiaries with suppliers, sales representatives, distributors, agents, lessees of Personal Property, licensors, licensees, consignors and consignees specified therein (but excluding licenses related to Intellectual Property Rights other than Business Intellectual Property Licenses)) in each case in this clause (B) that are exclusively related to the Business and any utility, electricity, gas, water, sanitary, sewer and similar property-specific Contracts exclusively related to the Assigned Real Property and the Subleased Real Property (collectively, the “Transferred Contracts”), and with respect to (x) any of the foregoing types or categories of Contracts in clause (B) that are primarily but not exclusively related to the Business, the portion thereof relating to the Business to the extent the Seller Parties obtain the consent of the counterparty thereto to assign in part or otherwise divide such Contracts between Purchaser and Seller or its Subsidiaries in accordance with Section 6.17 hereof and upon receipt of such consent such portion thereof shall become a Transferred Contract;

(h)	all Transferred Business Technology and all Transferred IT Infrastructure;

(i)	all marketing, personnel, financial and other books and all other documents, microfilm and business records and correspondence wherever located, primarily related to the Business; provided, however, that to the extent any such documents also relate to or arise from or are used in connection with the Retained Business, or any such information is commingled with information used in the Retained Business, the original version of such information shall not be a Purchased Asset (and Seller shall have the right to use such information, provided such use and licenses to use are not in violation of or otherwise inconsistent with the terms of Sections 6.9 or 6.10 of this Agreement, the Intellectual Property License Agreement or the Master Separation Agreement) and shall be retained by Seller with accurate and complete copies thereof to be provided to Purchaser at Closing; provided, however, upon reasonable request, the Seller Parties will provide the Purchaser with reasonable access to the foregoing information that relates to the Business but does not primarily relate to the Business;

(j)	all automobiles and other vehicles owned by the Seller Parties and their Subsidiaries and used exclusively by Transferred Employees, and, to the extent transferable, leasehold interests in all leases of automobiles and other vehicles leased by the Seller Parties or their Subsidiaries and used exclusively by Transferred Employees;

(k)	any and all assets associated with or allocated to Transferred Employees in accordance with Section 6.6 or 6.7;

(l)	Section 6.7(g) Obligations;

(m)	the China Lease and the Sublease; and

(n)	all other assets and rights of Seller and its Subsidiaries to the extent such assets are used primarily in the Business, are not Excluded Assets identified on Exhibit F and are not of a category or type described in the foregoing clauses (a) through (m).

With respect to the Purchased Assets identified in foregoing clauses (a), (b) and (c), to the extent such Purchased Assets are leased or licensed from a third party, the transfer to Purchaser will be subject to the terms of such lease or license and the inclusion in the Assumed Liabilities of the obligations of Seller and its Subsidiaries under such lease or license to the extent (but only to the extent) related to such Purchased Assets.

For an asset to be deemed to be “primarily” used or held for use by the Business, 80% or more of its usage must be for the benefit of the Business.

Notwithstanding the foregoing, (i) the Purchased Assets will not include any Excluded Assets and (ii) all transfers, deliveries or transmissions of information included in the Purchased Assets pursuant to the foregoing paragraphs (g) and (j) shall be made pursuant to the terms of the Master Separation Agreement.

EXHIBIT I

JOINDER TO PURCHASE AND SALE AGREEMENT

THIS JOINDER TO THE PURCHASE AND SALE AGREEMENT (this “Joinder”) effecting a joinder to the Purchase and Sale Agreement, dated as of February 17, 2006 (the “Purchase Agreement”), among Avago Technologies Limited, a company organized under the laws of Singapore (“Seller Parent”) and Avago Technologies Imaging Holding (Labuan) Corporation, a company organized under the laws of Labuan (“Seller”), Marvell Technology Group Ltd., a Bermuda corporation (“Purchaser Parent”), and Marvell International Technology Ltd., a Bermuda corporation (“Purchaser”), is entered into as of                         , 2006, by and among Seller Parent, Seller, Purchaser Parent, Purchaser and                                         , an Affiliate of Seller (the “Other Seller”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1. The Other Seller agrees to be bound by, the terms and conditions of the Purchase Agreement, a copy of which is attached hereto as Exhibit A.

2. The Other Seller represents to the Purchaser that the representations and warranties set forth in Article IV of the Purchase Agreement are true and correct as to the Other Seller as of the date hereof.

3. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. This Joinder shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to principles of conflicts of laws or choice of law of the State of California or any other jurisdiction which would result in the application of the law of any jurisdiction other than the State of California.

5. If any provision of this Joinder is in conflict with or inconsistent with any provision of the Purchase Agreement, the provisions of the Purchase Agreement shall control.

[Signature Page Follows]

Signature page to Joinder

IN WITNESS WHEREOF, this Joinder to Purchase Agreement has been duly executed and delivered by the parties as of the date first above written.

SELLER

By:
Name:
Title:

SELLER PARENT

By:
Name:
Title:

OTHER SELLER

By:
Name:
Title:

PURCHASER

By:
Name:
Title:

PURCHASER PARENT

By:
Name:
Title:

Signature page to Joinder

EXHIBIT A

PURCHASE AND SALE AGREEMENT

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